As filed with the Securities and Exchange Commission on May 27, 2008

Registration No. 333-147998

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2 TO
FORM S-1 (PRIOR FORM SB-2)
REGISTRATION STATEMENT
Under
The Securities Act of 1933

SINO GAS INTERNATIONAL HOLDINGS, INC.
(Name of small business issuer in its charter)

Utah (State or jurisdiction of incorporation or organization)	4923 (Primary Standard Industrial Classification Code Number)	32-0028823 (I.R.S. Employer Identification No.)

No.18 Zhong Guan Cun Dong St.
Haidian District
Beijing, P. R. China 100083
(86-10)8260-0527

(Address and telephone number of principal executive offices and principal place of business)

Yuchuan Liu
No.18 Zhong Guan Cun Dong St.
Haidian District
Beijing, P. R. China 100083
(86-10)8260-0527
(Name, address and telephone number of agent for service)

Copies to:
Jiannan Zhang
Cadwalader, Wickersham & Taft LLP
2301 China Central Place Tower 2
No. 79 Jianguo Road, Beijing 100025, China
Tel: (86-10) 6599-7270

Approximate date of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, as amended check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

 CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $0.001 per share	8,340,762 shares	$3.20	$26,690,438.4	$819.40
Common Stock issuable upon exercise of Placement Agent Warrants(3)	271,074 shares	$3.20	$867,436.8	$26.63
Total	8,611,836 shares		$27,557,875.2	$846.03

(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable upon any stock split, dividend or other distribution, recapitalization or similar event.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933 based upon the average of the high and low prices of the registrant’s common stock on December 07, 2007 on the over the counter stock market.

(3)	Placement Agent Warrants are exercisable for three years at the exercise price of $4.84 per share.

SUBJECT TO COMPLETION, DATED May 27, 2008

PROSPECTUS

8,611,836 Shares

SINO GAS INTERNATIONAL HOLDINGS, INC.

Common Stock

This prospectus relates to shares of common stock of Sino Gas International Holdings, Inc. that may be offered for sale for the account of the selling stockholders identified in this prospectus. The selling stockholders may offer and sell from time to time up to 8,611,836 shares of our common stock, which amount includes 271,074 shares to be issued to Roth Capital Partners, Inc., the Placement Agent, only if and when the Placement Agent exercises warrants held by it.

The selling stockholders may sell all or any portion of their shares of common stock in one or more transactions on the over the counter stock market or in private, negotiated transactions. Each selling stockholder will determine the prices at which it sells its shares. Although we will incur expenses in connection with the registration of the common stock, we will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders. We will receive gross proceeds of up to $1,311,998.16 from the exercise of the warrants, if and when they are exercised.

Our common stock is quoted on the Over the Counter Bulletin Board (“OTCBB”) under the symbol “SGAS.OB.” On December 7, 2007, the closing price of our common stock quoted on the OTCBB was $3.20 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

The shares of common stock offered under this prospectus involve a high degree of risk. See “Risk Factors” beginning at page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is_________, 2008

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about our company that is not contained in this prospectus or in one of our public reports filed with the Securities and Exchange Commission (“SEC”) and incorporated into this prospectus. Information contained in this prospectus or in our public reports may become stale. You should not assume that the information contained in this prospectus, any prospectus supplement or the documents incorporated by reference are accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

Unless otherwise indicated, or unless the context otherwise requires, all references in this prospectus to the terms “Company,” “Sino Gas,” “we,” “our,” or “us” shall mean Sino Gas International Holdings, Inc., a Utah corporation.

ii

Prospectus Summary

You should read this summary in conjunction with the more detailed information and financial statements appearing elsewhere in this prospectus.

Our Company

We are engaged in the development of natural gas distribution systems and the distribution of natural gas to residential, commercial and industrial customers in small- and medium-sized cities in China, through our indirectly-owned subsidiaries in the PRC, Beijing Zhong Ran Wei Ye Gas Co., Ltd. (“Beijing Gas”) and its subsidiaries.

Through its subsidiaries, Beijing Gas is a natural gas services operator, principally engaging in the investment, operation and management of city gas pipeline infrastructure, and in the distribution of natural gas to residential an industrial users. Beijing Gas and it subsidiaries own and operate 24 natural gas distribution systems serving approximately 69,860 residential and four industrial customers. Our facilities include approximately 700 km of pipeline and delivery networks with a designed daily capacity of approximately 70,000 cubic meters of gas. Currently, we are constructing an additional four natural gas distribution systems. We own and operate natural gas distribution systems primarily in small and medium sized cities in Hebei, Jiangsu, Jilin, Anhui, and Beijing.

Our offices are located at No.18 Zhong Guan Cun Dong St., Haidian District, Beijing, P. R. China 100083. Our telephone number at this address is 86-10-8260-0527.

The Offering

This offering relates to the offer and sale of our common stock by the selling stockholders identified in this prospectus, including 271,074 shares to be issued to the Placement Agent if it exercises its warrants. The selling stockholders will determine when they will sell their shares, and in all cases will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders.

If the Placement Agent Warrants are exercised, we will receive gross proceeds of $1,311,998.16. We plan to use proceeds, if any, for general corporate purposes.

Summary Consolidated Financial Information

The following summary financial data are derived from our consolidated financial statements. This information is only a summary and does not provide all of the information contained our financial statements and related notes. You should read the “Management’s Discussion and Analysis or Plan of Operation” beginning on page 16 of this prospectus and our financial statements and related notes included elsewhere in this prospectus.

Statement of Operations Data:

	Year ended December 31, 2005	Year ended December 31, 2006	Year ended December 31, 2007	3 Months ended Mar. 31, 2008
Net revenue	$10,907,289	10,870,718	20,267,756	4,342,117
Net Income (Loss)	5,702,433	5,165,757	7,707,370	149,327

Balance Sheet Data:

	March 31, 2008	December 31, 2006	December. 31, 2007
Total assets	71,537,505	33,882,796	65,356,250
Total liabilities	18,935,785	8,476,015	14,417,176
Shareholders’ equity	52,601,720	25,406,781	50,939,074

Our historical results do not necessarily indicate results expected for any future periods.

Cautionary Statement Concerning Forward-Looking Information

This prospectus and the documents to which we refer you and incorporate into this prospectus by reference contain forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential” or “continue” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including those described in this prospectus under the heading “Risk Factors” beginning on page 4. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this prospectus, the documents to which we refer you and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us.

Risk Factors

An investment in our common stock is speculative and involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before purchasing any shares of our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties may also adversely impair our business operations. If any of the events described in the risk factors below actually occur, our business, financial condition or results of operations could suffer significantly. In such case, the value of your investment could decline and you may lose all or part of the money you paid to buy the shares of common stock.

Risks Related to Our Business

We are dependent on supplies of natural gas to deliver to our customers.

The basic business model of our business is to purchase natural gas from our suppliers, and sell such natural gas to our industrial and residential customers for a profit.

As we do not own natural gas reserves, we depend on natural gas supply from a small number of suppliers. While we typically enter into multiple-year gas supply contracts with our suppliers, the supply contracts are subject to reviewal every twelve months. If key terms of these supply contracts are changed after the annual review, or if our suppliers breach any of the key terms of the supply contracts, we will not be able to deliver the natural gas to our customers. While we have not experienced any shortage of supply in the past, we cannot assure you that natural gas will continue to be available to us. In the event that our current suppliers are unable to provide us with the natural gas we require, we may be unable to find alternative sources, or find alternative sources at reasonable prices. In such an event, our business and financial results would be materially and adversely affected.

The price of natural gas is subject to uncertain government regulations and market conditions.

The price of natural gas is subject to uncertain government regulations and market conditions in the PRC which are subject to change or fluctuations. While our costs for natural gas are subject to control by the PRC government and we have not experienced any significant price fluctuations over the past few years, we can not assure you that the price of natural gas will not vary significantly in the future. Numerous factors, most of which are beyond our control, drive the price and supply of natural gas. Some of these factors are: general international and domestic political and economic conditions, wars, OPEC actions, industry capacity utilization and government regulations. The war in Iraq and uncertain international political conditions could drive the price of natural gas upwards, thus reducing our profit margins in selling the natural gas to our customers. Any production restrictions imposed by OPEC on crude oil and natural gas could also reduce the inventory of the natural gas and drive the price upwards, reducing our profits. The price at which we sell to customers will be subject to approval by the Chinese government and is thus heavily regulated. Although in the past three years there were no significant changes in regulations, we cannot assure you this will be the case in the future. Any change in PRC governmental regulations such as labor law regarding the minimum wage could materially and adversely affect our profits.

Our success depends on our ability to identify and develop operational locations and negotiate and enter into favorable franchise agreements with local governments at the operation locations.

Our success depends on our ability to identify new operational locations in small-and -medium-sized cities in China and negotiate and enter into favorable franchise agreements with local governments that grant us long-term exclusive right to develop the natural gas distribution network and supply natural gas in the operational location. Our failure to identify and develop new operational locations and obtain the exclusive rights to be the developer of natural gas distribution networks and distribute natural gas in such operational locations would curb our revenue growth and may adversely impact our financial condition and operating results.

Our success depends on our ability to obtain large industrial supply contracts and master residential supply contracts with large quantity of end users.

Our success depends on our ability to obtain large industrial supply contracts and master residential supply contracts with a large quantity of end users. Our failure to obtain large industrial supply contracts and master residential supply contracts with a large quantity of end users will adversely affect our ability to generate revenue and our growth potential and may adversely impact our financial condition and operating results.

Our inability to fund our capital expenditure requirements may adversely affect our growth and profitability.

Our business is capital intensive. Our continued growth is dependent upon our ability to generate more revenue from our existing distribution systems and raise capital from outside sources. We believe that in order to continue to capture additional market share, we will have to raise more capital to fund the construction and installation of the natural gas distribution network for our customers under existing contracts and for additional customers. Over the next six months, we expect that will need approximately US$ 40~50 million for acquisition and expansion of our business, of which approximately US$ 30~40 million will be raised by debt financing or equity financing. Our ability to obtain needed financing at any time may depend on a number of factors, including our financial condition and results of operations, the condition of the PRC economy and the natural gas industry in the PRC, and conditions in relevant financial markets in the United States, the PRC and elsewhere in the world. In the future we may be unable to obtain the necessary financing on a timely basis and on acceptable terms, and our failure to do so may adversely affect our financial position, competitive position, growth and profitability.

We may not be able to effectively control and manage our growth.

From August 2003 to September 2007, we have entered into 24 franchise agreements with 24 local government to provide natural gas to certain newly developed residential communities, and we expect that we will secure more of such franchise agreements in the years to come.

If our business and markets grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. In addition, we may face challenges in managing expanding natural gas distribution network and service offerings and in integrating acquired businesses with our own. Our business expansion has resulted, and will continue to result, in substantial demands on our management, operational, technological and other resources. To manage and support our growth, we must improve our existing operational, administrative and technological systems and our financial and management controls, and recruit, train and retain additional qualified technical and management personnel as well as other administrative and sales and marketing personnel, particularly as we expand into new markets. We cannot assure you that we will be able to effectively and efficiently manage the growth of our operations, recruit and retain qualified technical and management personnel and integrate new communities into our operations. Any failure to effectively and efficiently manage our expansion may materially and adversely affect our ability to capitalize on new business opportunities, which in turn may have a material adverse impact on our financial condition and results of operations.

The nature of our natural gas operations is highly risky and we may be subject to civil liabilities as a result of our business of gas operations.

Our natural gas operations are subject to potential hazardous accidents to the gathering, processing, separation, storage and delivery of natural gas, such as pipeline ruptures, explosions, product spills, leaks, emissions and fires. These potential hazardous accidents can cause personal injury and loss of life, severe damage to and destruction of property and equipment, and pollution or other environmental damage, and may result in suspension or shutting down of operations at the affected facilities of residential areas. Consequently, we may face civil liabilities in the ordinary course of our business. These liabilities may result in us being required to make indemnification payments in accordance with the applicable contracts and regulations. At present, we do not carry any insurance to cover such liabilities in the ordinary course of our business. Although we have not faced any civil liabilities in the past since we started the current line of business in the ordinary course of our natural gas operations, there is no assurance that we will not face such liabilities in the future. If such liabilities occur in the future, they may adversely and materially affect our operations and financial condition.

Changes in the regulatory environment could adversely affect our business.

The distribution of natural gas to industrial and residential customers and operation of filling stations are highly regulated in the PRC requiring registrations with the government for the issuance of licenses required by various governing authorities in the PRC. For example, to operate in our line of business, we are required to obtain and maintain licenses such as the Natural Gas Business License and the franchise Business License. In addition, there are various standards that must be met for filling stations including handling and storage of natural gas, tanker handling, and compressor operation which are regulated by the government. The costs of complying with regulations may increase which may in turn harm our business. Furthermore, future changes in environmental laws and regulations in the PRC could occur that could result in stricter standards and enforcement, larger fines and liability, and increased capital expenditure requirement and operating costs, any of which could have a material adverse effect on our financial condition or results of operations.

We may not be able to effectively protect our proprietary technology, which could harm our business and competitive position.

Our success depends, in part, on our ability to protect our proprietary technologies. At present, we use an unpatented proprietary natural gas compression process that allows us to effectively and economically compress natural gas and distribute it. This process was developed by us based on a patented technology co-owned by our Chairman and Chief Executive Officer, Mr. Yu-Chuan Liu, and another individual who is not associated with our company. We cannot assure you that we are, and will be able to effectively protect our technology, and our current or potential competitors do not have, and will not obtain or develop similar compression process, the occurrence of either of which could harm our business and competitive position.

Implementation of PRC intellectual property-related laws has historically been lacking, primarily because of ambiguities in the PRC laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in the PRC may not be as effective as in the United States or other developed countries. Policing unauthorized use of proprietary technology is difficult and expensive, and we might need to resort to litigation to enforce our rights or defend us, or to determine the enforceability, scope and validity of our proprietary rights or those of others. Such litigation may require significant expenditure of cash and management efforts and could harm our business, financial condition and results of operations. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, competitive position, and business prospects.

We may be exposed to intellectual property infringement and other claims by third parties, which, if successful, could cause us to pay significant damage awards and incur other costs.

At present, we use an unpatented, proprietary natural gas compression process that allows us to effectively and economically compress natural gas and distribute it. This process was developed by us based on a patented technology co-owned by our Chairman and Chief Executive Officer, Mr. Yu-Chuan Liu, and another individual who is not associated with our company. In developing the process, we did not obtain and have not obtained authorization from such individual to use the patented technology. We believe that the technology we use is significantly improved and distinguished from the original patented technology, and any infringement claim related to the original patented technology would be unlikely to succeed. However, we cannot assure you that our assessment is and will be correct. In addition, as litigation becomes more common in the PRC in resolving commercial disputes, we face a higher risk of being the subject of intellectual property infringement claims. The validity and scope of claims relating to natural gas compression technology and related devices and machines patents involve complex technical, legal and factual questions and analysis and, therefore, may be highly uncertain. The defense and prosecution of intellectual property suits, patent opposition proceedings and related legal and administrative proceedings can be both costly and time consuming and may significantly divert the efforts and resources of our technical and management personnel. An adverse determination in any such litigation or proceedings to which we may become a party could subject us to significant liability, including damage awards to third parties, court orders requiring us to seek licenses from third parties, to pay ongoing royalties, or to redesign our products or subject us to injunctions preventing us from providing gas services to our customers as required by various contracts we entered. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase or use of our products until resolution of such litigation.

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

We have a limited operating history. We commenced our current line of business of offering natural gas to customers in certain cities in China in 2003. Our limited operating history may not provide a meaningful basis on which to evaluate our business. Although our revenues and profits have grown since we started our current business, we cannot assure you that we will maintain our profitability or that we will not incur net losses in the future. We will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential failure to:

•	raise adequate capital for expansion and operations;

•	implement our business model and strategy and adapt and modify them as needed;

•	increase awareness of our brands, protect our reputation and develop customer loyalty;

•	manage our expanding operations and service offerings, including the integration of any future acquisitions;

•	maintain adequate control of our expenses;

•
anticipate and adapt to changing conditions in the natural gas utility market in which we operate as well as the impact of any changes in government regulations, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

We do not have key man insurance on our Chairman and CEO, Mr. Liu, on whom we rely for the management of our business.

We depend, to a large extent, on the abilities and participation of our current management team, but have a particular reliance upon Mr. Yu Chuan Liu. The loss of the services of Mr. Liu, for any reason, may have a material adverse effect on our business and prospects. We cannot assure you that the services of Mr. Liu will continue to be available to us, or that we will be able to find a suitable replacement for Mr. Liu. We do not carry key man life insurance for any key personnel.

In addition, our future success also depends upon the continuing services of the other members of our senior management team, including our Marketing Director, Zhi Min Zhong; our Vice President and Chief Engineer, Shu Kui Bian; and our Chief Financial Officer, Yong Zhang. If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for senior management and senior technology personnel in our line of business is intense in China, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or senior technology personnel, or attract and retain high-quality senior executives or senior technology personnel in the future. Such failure could materially and adversely affect our future growth and financial condition.

We do not presently maintain product liability insurance, and our property equipment insurance does not cover their full value, which leaves us with exposure in the event of loss or damage to our properties or claims filed against us.

We currently do not carry any product liability or other similar insurance. While product liability lawsuits in the PRC are not common and we have never experienced significant failures of our products, we cannot assure you that we would not face such liability in the event of the failure of any of our products. We do not carry any property insurance to cover our real property, natural gas pipelines, storage facilities and equipment, nor do we have other insurance such as business liability or disruption insurance coverage for our operations in the PRC.

We do not maintain a reserve fund for warranty or defective equipment claims. Our costs could substantially increase if we experience a significant number of warranty claims.

Currently, we provide one year service warranty for the end user equipment, such as gas indoor pipes and gas meters to our customers after we have installed the gas distribution systems and commenced gas supply for them. The warranties require us to repair and replace defective components. Since we started our current line of business, we have received a very limited number of warranty claims for our products that only involved minor repairs and whose costs were negligible (around $250 in total) . Consequently, the costs associated with our warranty claims have historically been very low. Therefore, we have not established any reserve funds for potential warranty claims. However, if we experience any increase in warranty claims or if our repair and replacement costs associated with warranty claims increase significantly, it would have a material adverse effect on our financial condition and results of operations.

Risks Related to Doing Business in the PRC.

We face the risk that changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the profitability of such business.

All of our business operations are conducted in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The Chinese economy differs from the economies of most developed countries in many respects, including level of government involvement in economic activities, stage of national development, and control of foreign exchange.

While the Chinese economy has grown significantly in the past 20 years, the growth has been uneven, both geographically and among various sectors of the economy.

The PRC’s economy is in a transition from a planned economy to a market oriented economy subject to five-year and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on the economic conditions of the PRC. The PRC government has confirmed that economic development will follow the model of a market economy. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While we believe that this trend will continue, we cannot assure you that this will be the case. A change in policies by the PRC government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation of laws and regulations, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Although the PRC government has been pursuing economic reform policies for more than two decades, we cannot assure you that the government will continue to pursue such policies or that such policies may not be significantly changed, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC's political, economic and social life.

The PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Any changes in such PRC laws and regulations may have a material and adverse effect on our business.

We conduct substantially all of our business through our subsidiary, Beijing Gas, established in China. Beijing Gas is generally subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to wholly foreign-owned enterprises. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of new laws or regulations, or new interpretation of existing laws and regulations. Beijing Gas and any future PRC subsidiaries are considered foreign invested enterprises under PRC laws, and as a result, we are required to comply with PRC laws and regulations governing foreign invested enterprises. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses.

A slowdown or other adverse developments in the PRC economy may materially and adversely affect our customers, demand for our services and our business.

We are a holding company. All of our operations are conducted in the PRC and all of our revenues are generated from sales in the PRC. Although the PRC economy has grown significantly in recent years, we cannot assure you that such growth will continue. The use of natural gas for commercial and residential consumption in the PRC is relatively new and growing, but we do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the PRC economy which may affect demand for natural gas. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for natural gas and materially and adversely affect our business.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth in recent years, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products and services rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. Such an austerity policy can lead to a slowing of economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. In 2007, the People’s Bank of China raised the interest rates again. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products and services.

Beijing Gas is subject to restrictions on paying dividends and making other payments to us.

We are a holding company incorporated in the State of Utah and do not have any assets or conduct any business operations other than our investments in our subsidiaries. As a result of our holding company structure, we rely primarily on dividends payments from our subsidiary in China. However, PRC regulations currently permit payment of dividends only out of retained earnings, as determined in accordance with PRC accounting standards and regulations. The “retained earning” has the same meaning under both US GAAP and PRC accounting standards in general, except that under PRC regulations, minimum 10% of net profit after tax has to be set aside as the reserve fund. The upper limit of the reserve fund is 50% of the total registered capital of the Company. Only after such set-aside reserve fund is satisfied, can dividends be paid out of retained earnings. Thus, the impact of such set-aside reserve fund on the Company is the restriction upon the Company’s ability to pay dividends to shareholders. Our subsidiary and affiliated entity in China are also required to set aside a 10% of their after-tax profits according to PRC accounting standards and regulations to fund certain reserve funds. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. See “Government control of currency conversion may affect the value of your investment.” Furthermore, if our subsidiary or affiliated entity in China incurs debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiary is unable to receive the revenues due from our operations, we may be unable to pay dividends on our common stock. As of now, we have not attempted to distribute and remit any dividends from our subsidiaries in China and therefore, we have not experienced restrictions.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of Renminbi, the Chinese currency, into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenues in Renminbi, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency dominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, and interest payments, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The fluctuation of the Renminbi may materially and adversely affect your investment.

The value of the Renminbi (“RMB”) against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC's political and economic conditions. As we rely entirely on revenues earned in the PRC, any significant revaluation of the RMB may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into RMB for our operations, appreciation of the RMB against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of the RMB we convert would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 7.4% appreciation of the RMB against the U.S. dollar between July 21, 2005 and September 28, 2007. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar.

The discontinuation of any preferential tax treatment currently available to us and the increase in the enterprise income tax in the PRC could in each case result in a decrease of our net income and materially and adversely affect our results of operations.

The basic enterprise income tax rate for foreign-invested enterprises in the PRC is currently 33.0% (30.0% state tax and 3.0% local tax). The PRC government has provided various incentives to foreign-invested enterprises and domestic companies operating in a national level economic and technological development zone, including reduced tax rates and other measures. For example, Beijing Gas, which is registered and operating in a high-tech zone in Beijing, has been qualified as a “high or new technology enterprise.” As a result, it is entitled to a preferential enterprise income tax rate of 15.0% so long as it continues to operate in the high-tech zone and maintains its “high or new technology enterprise” status. Beijing Gas is entitled to a two-year exemption from the enterprise income tax for its first two profitable years of operation, which were 2003 and 2004. Beijing Gas is thereafter entitled to a preferential enterprise income tax rate of 7.5% for the succeeding three years (with an exceptional tax rate of 9.0% for 2005), which will expire on December 31, 2007. However, we cannot assure you that the current preferential tax treatments and the current level of the enterprise income tax enjoyed by our PRC operating subsidiary will continue, and any legislative changes to the tax regime could discontinue any preferential tax treatment and increase the enterprise income tax rate applicable to our principal subsidiaries in the PRC.

Specifically, the PRC Enterprise Income Tax Law, or the EIT Law, was enacted on March 16, 2007. Under the EIT Law, effective on January 1, 2008, China will adopt a uniform tax rate of 25.0% for all enterprises (including foreign-invested enterprises) and revoke the current tax exemption, reduction and preferential treatments applicable to foreign-invested enterprises. However, the current preferential tax rate of 15.0% applicable to high and new technology enterprises and the current preferential tax treatments for all enterprises (including foreign-invested enterprises) will be grandfathered for a period of five years following the effective date of the EIT Law. The EIT Law applies to all of our PRC operating subsidiaries, including Beijing Gas, which is currently both a high and new technology enterprise and a foreign-invested enterprise. Any future increase in the enterprise income tax rate applicable to our PRC operating subsidiaries or other adverse tax treatments, such as the discontinuation of preferential tax treatments, would have a material adverse effect on our results of operations and financial condition.

Dividends payable by us to our foreign investors may become subject to withholding taxes under PRC tax laws.

Under the EIT Law, dividends payable to foreign investors which are “derived from sources within the PRC” may be subject to income tax at the rate of 20% by way of withholding. Since we are a holding company and substantially all of our income will come from dividends that we receive from our PRC subsidiaries, dividends that we declare from such income may be deemed “derived from sources within the PRC” for purposes of the EIT Law and therefore subject to a 20% withholding tax. While the EIT Law stipulates that such taxes may be exempted or reduced, since no rules or guidance concerning the new tax law have been issued yet, it is unclear under what circumstances, and to what extent, such tax would be exempted or reduced. One example of a limitation on the 20% withholding tax is the way in which, pursuant to a treaty for the avoidance of double taxation, income tax levied by the PRC authorities on U.S. investors may not exceed 10% of the gross amount of the dividends, provided that we are deemed to be a PRC resident enterprise under the new tax law. If we are required under the EIT Law to withhold PRC income tax on our dividends payable to our foreign shareholders, the value of your investment in our common stock may be materially and adversely affected.

Gains on the sales of our shares may become subject to PRC income taxes.

Under the EIT Law, our foreign corporate shareholders may be subject to a 20% income tax upon any gains they realize from the transfer of their shares, if such income is regarded as income from “sources within the PRC.” What will constitute “sources within the PRC” and whether or not there will be any exemption or reduction in taxation for our foreign corporate investors, however, are unclear since no rules or guidance concerning the new tax law has been issued yet. If our foreign shareholders are required to pay PRC income tax on the transfers of their shares, the value of your investment in our common stock may be materially and adversely affected.

Recent PRC State Administration of Foreign Exchange (“SAFE”) Regulations regarding offshore financing activities by PRC residents, have undertaken continuous changes which may increase the administrative burden we face and create regulatory uncertainties that could adversely affect the implementation of our acquisition strategy, and a failure by our shareholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident shareholders to liability under PRC law.

Recent regulations promulgated by the PRC State Administration of Foreign Exchange, or SAFE, regarding offshore financing activities by PRC residents have undergone a number of changes which may increase the administrative burden we face.

In October 2005, SAFE promulgated regulations in the form of public notices, which require registrations with, and approval from, SAFE on direct or indirect offshore investment activities by PRC resident individuals. The SAFE regulations require that if an offshore company directly or indirectly formed by or controlled by PRC resident individuals, known as “SPC”, intends to acquire a PRC company, such acquisition will be subject to strict examination by the SAFE. Without registration, the PRC entity cannot remit any of its profits out of the PRC as dividends or otherwise. Gas (BVI) is deemed a SPC under these SAFE regulations. As such, our shareholders who are PRC residents, must comply with the registration and disclosure requirements provided under the SAFE regulations. Mr. Yu Chuan Liu, our Chairman and Chief Executive Officer, has completed the registration with the SAFE and has been issued a SAFE certificate was issued by SAFE to Beijing Gas in August 2006. We have determined that there are about a dozen of additional shareholders who are subject to the SAFE regulations and whose compliance status will have a material effect on our ability to remit any of our profits out of the PRC as dividends or otherwise. In addition, we have agreed with the Investors of this round of financing that within ninety (90) days of the closing such additional shareholders will file registration with SAFE, and obtain SAFE certificates. The failure by our shareholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident shareholders to liability under PRC law.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could adversely affect our operations.

In 2002, a breakout of SARS in China and other parts of Asia resulted in major disruptions to the economy of China and Asia. A renewed outbreak of SARS or another widespread public health problem in the PRC, where all of the Company’s revenue is derived, could have an adverse effect on our operations. Our operations may be impacted by a number of health-related factors, including quarantines or closures of some of our offices that would adversely disrupt our operations.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

Because our principal assets are located outside of the United States and nearly all of our directors and all our officers reside outside of the United States, it may be difficult for you to enforce your rights based on U.S. Federal Securities Laws against us and our officers and some directors in the U.S. or to enforce U.S. Court Judgment against us or the directors or officers in the PRC.

Four of our five directors and all of our officers reside outside of the United States. In addition, our operating subsidiaries are located in the PRC and substantially all of our assets are located outside of the United States. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the U.S. Federal securities laws against us in the courts of either the U.S. or the PRC and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties, under the U.S. Federal securities laws or otherwise.

We may face obstacles from the communist system in the PRC.

Foreign companies conducting operations in PRC face significant political, economic and legal risks. The Communist regime in the PRC, including a cumbersome bureaucracy, may hinder Western investment.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has not adopted a western style of management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Risks Related to Our Common Stock.

Our officers, directors and affiliates control us through their positions and stock ownership and their interests may differ from other stockholders.

Our officers, directors and affiliates beneficially own approximately 63.7% of our Common Stock. Yu chuan Liu, our Chairman, and Chief Executive Officer, beneficially owns approximately 25.9% and Mr. Quandong Sun, a director, beneficially owns 21.4% of our Common Stock. As a result, Mr. Liu and Mr. Sun are able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporation transactions including business combinations. Yet Mr. Liu and Mr. Sun’s interests may differ from other stockholders. Furthermore, the current ratios of ownership of our common stock reduce the public float and liquidity of our common stock which can in turn affect the market price of our common stock. Please refer to “Security Ownership of Certain Beneficial Owners and Management” of this Registration Statement for more information regarding beneficial ownership of securities of our management.

We are not likely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate. Should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary in the PRC. In addition, our operating subsidiary, from time to time, may be subject to restrictions on its ability to make distributions to us, including as a result of restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

There is currently a limited trading market for our common stock.

Our common stock is quoted on the over-the-counter Bulletin Board. However, our bid and asked quotations have not regularly appeared on the OTC Bulletin Board for any consistent period of time. There is no established trading market for our common stock and our common stock may never be included for trading on any stock exchange or through any other quotation system (including, without limitation, the NASDAQ Stock Market). You may not be able to sell your shares due to the absence of a trading market.

Our Common Stock may be considered to be a “penny stock” and, as such, the market for our Common Stock may be further limited by certain SEC rules applicable to penny stocks.

To the extent the price of our common stock remains below $5.00 per share, we have net tangible assets of $2,000,000 or less, or if we fall below certain other thresholds, our common shares will be subject to certain “penny stock” rules promulgated by the SEC. Those rules impose certain sales practice requirements on brokers who sell penny stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000). For transactions covered by the penny stock rules, the broker must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to the sale. Furthermore, the penny stock rules generally require, among other things, that brokers engaged in secondary trading of penny stocks provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices and disclosure of the compensation to the brokerage firm and disclosure of the sales person working for the brokerage firm. These rules and regulations adversely affect the ability of brokers to sell our common shares and limit the liquidity of our securities.

Our common stock is illiquid and subject to price volatility unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited, we are incorporated in non-U.S. jurisdictions, we conduct substantially all of our operations in China, and all of our officers reside outside the United States.

We conduct substantially all of our operations in China through our wholly owned subsidiaries in China. All of our officers reside outside the United States and some or all of the assets of those persons are located outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in China in the event that you believe that your rights have been infringed under the securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers. As a result of all of the above, our public stockholders may have more difficulty in protecting their interests through actions against our management, directors or major stockholders than would stockholders of a corporation doing business entirely within the United States.

A large number of shares will be eligible for future sale and may depress our stock price.

We are required under the Registration Rights Agreement to register for sale by the investors and certain other parties a total number of 10,111,836 shares of Common Stock, including 1,771,074 shares of common stock which are issuable upon (i) exercise of warrants issued to the Placement Agent in the Private Financing, and (ii) shares of Common Stock issuable based on the “Make Good” provisions of the Stock Purchase Agreement. As these shares are placed on the market for sale, it will increase the supply of stocks for sale, and therefore depress the selling price of our stock.

Sales of substantial amounts of common stock, or a perception that such sales could occur, and the existence of options or warrants to purchase shares of common stock at prices that may be below the then current market price of the common stock, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.

The exercise of certain warrants will dilute the investment by current investors.

Currently our outstanding warrants include: (i) series A warrants to purchase an aggregate of 241,708 shares of common stock at $3.84 per share, (ii) series C warrants to purchase an aggregate of 3,083,588 shares of common stock at $3.375 per share, (iii) series G warrants to purchase an aggregate of 109,489 shares of common stock at $3.84 per share, (iv) series F warrants to purchase an aggregate of 271,074 shares of common stock at $4.84 per share and (v) placement agent series R warrant to purchase an aggregate of 271,074 shares of common stock at $4.84 per share. Under the existing warrants, a total of 3,976,933 common shares will need to be issued by us if the warrant holders decide to exercise the warrants. If this happens, the investment of our current shareholders would be significantly diluted.

Use of Proceeds

We will not receive any proceeds from the sale by the selling stockholders of the shares of common stock covered by this prospectus. We will receive gross proceeds of up to $1,311,998.16 from the exercise of the warrants, if and when they are exercised.

Market for Common Equity and Related Stockholder Matters

Our common stock is quoted on the OTC Bulletin Board under the symbol SGAS.OB. There was no public trading activity in our shares during the past two fiscal years through September 7, 2006. Since our September 7, 2006 reverse merger with GAS Investment China Co., Ltd. (“Gas (BVI)”), there has been some minimal trading activity in our shares. The following table provides the high and low sales prices for our common stock as reported for the periods indicated.

Such prices are based on inter-dealer bid and asked prices, without markup, markdown, commissions, or adjustments and may not represent actual transactions.

CALENDAR QUARTER ENDED	HIGH BID(S)	LOW BID(S)
September 30, 2006(1)	$0.04	$0.014
December 31, 2006	$5.00	$3.60
March 31, 2007	$11.12	$6.1
June 30, 2007	$8.0	$4.0
September 30, 2007	$6.0	$3.7
December 31, 2007	$4.5	2.75
March 31, 2008	$4.0	$2.10
Second Quarter of 2008 (as of May 21, 2008)	$2.35	$1.62

 (1) We completed our reverse merger with GAS Investment China Co., Ltd. (“Gas (BVI)”) on September 7, 2006.

As of May 12, 2008, there were 681 holders of record of our common stock.

Dividends

Our board of directors has not declared a dividend on our common stock during the last two fiscal years or the subsequent interim period and we do not anticipate the payment of dividends in the near future, as we intend to reinvest our profits to grow operations.

Warrants

There are series A warrants to purchase an aggregate of 241,708 shares of common stock at $3.84 per share, series C warrants to purchase an aggregate of 3,083,588 shares of common stock at $3.375 per share, series G warrants to purchase an aggregate of 109,489 shares of common stock at $3.84 per share and series F warrants to purchase an aggregate of 271,074 shares of common stock. There are also placement agent warrants to purchase 271,074 shares of common stock at $4.84 per share. The warrants were issued to investors on Sept. 7, 2007. The warrants expire in 2012. The placement agent warrant is exercisable for three years following the issuance date.

Securities authorized for issuance under equity compensation plans

The board of directors of the Company adopted a stock option plan on November 19, 2007. Under the plan, the Company is authorized to issue options to purchase up to 1,460,000 shares of the common stock and the options may be issued as incentive stock options, non-qualified options, restricted stock options, or stock appreciation rights. As of May 21, 2008, no options have been issued under the plan.

Management’s Discussion and Analysis or Plan of Operation

The following discussion and analysis of our consolidated financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes of Sino Gas appearing elsewhere in this prospectus . This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" in this prospectus .

Organizational History of Sino Gas

Sino Gas International Holdings, Inc. was incorporated under the laws of the State of Utah on August 19, 1983 as Evica Resources, Inc. On April 5, 1984, we changed our name to American Arms, Inc. American Arms, Inc. commenced the manufacture and sale of weapons and laser sights. On April 12, 1988, we changed our name to American Industries, Inc. as we were no longer engaged in the manufacturing and sale of weapons and laser sights. American Industries, Inc. was in the business of providing room safes for hotels.

On February 19, 2002, we formed a subsidiary corporation named Pegasus Tel, Inc. under the laws of the State of Delaware, in order to enter into the telecommunications business. On March 28, 2002, Pegasus Tel, Inc. merged with Pegasus Communications, Inc., a New York corporation, with Pegasus Tel, Inc. as the surviving entity. On January 14, 2002 we purchased payphone assets consisting of 29 payphones and associated equipment from the Margaretville Telephone Company for $11,600.00.

On May 21, 2002, we changed our name to Dolce Ventures, Inc. We were an inactive shell company between May 2002 and September 7. 2006.

On September 7, 2006, the shareholders holding 72,569,764 shares of our common stock, which constituted 72.01% of the then outstanding shares of our capital stock, sold all of their shares to GAS Investment China Co., Ltd. (“Gas (BVI)”), the parent company of Beijing Gas, for a cash consideration of $675,000. On the same date, we consummated a share exchange transaction with the shareholders of Gas (BVI), whereby we exchanged 14,361,646 shares of our Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred”), which constituted all of the then outstanding shares of our Series A Preferred, for all of the issued and outstanding stock of Gas (BVI) held by the shareholders of Gas (BVI). As a result of the share exchange transaction, Gas (BVI) became our wholly-owned subsidiary, and Beijing Gas became our indirectly wholly-owned subsidiary. In addition, as a result of the share exchange transaction, we ceased being a shell company as such term is defined in Rule 12b-2 under the Exchange Act and are now engaged in the development of natural gas distribution systems and the distribution and supply of natural gas in the PRC.

On November 17, 2006, we changed our name to Sino Gas International Holdings, Inc. and effected a 304.44-for-1 reverse stock split which reduced the number of the outstanding shares of our common stock from 100,770,140 to 331,002. Upon the effectiveness of the reverse stock split, each of the 14,361,646 shares of the then outstanding Series A Preferred was automatically converted into one share of our common stock, resulting in all of the shareholders of Gas (BVI) immediately prior to the share exchange owning approximately 97.7% of the outstanding shares of our common stock immediately after the reverse stock split, with Mr. Yuchuan Liu, the CEO of our company, owning 36.7%, Bas (BVI) owning 1.6% and the original shareholders of Dolce Ventures, Inc. immediately prior to the share exchange owning 0.6%.

Organizational History of GAS Investment China Co., Ltd.

Gas (BVI) was incorporated on June 19, 2003 in the British Virgin Islands with Mr. Liu Yu Chuan as its sole shareholder. Gas (BVI) is the holding company for Beijing Gas. Gas (BVI) has no business operations, assets or liabilities, apart from organizational expenses and fees.

Overview

We are engaged in the development of natural gas distribution systems and the distribution of natural gas to residential, and industrial customers in small- and medium-sized cities in China, through our indirectly-owned subsidiaries in the PRC, Beijing Gas and its subsidiaries.

Beijing Gas is organized as a holding company with 26 subsidiaries, known as project companies, in four provinces, and four branches offices in Beijing, as shown on the corporate structure chart provided below. The project companies are the operating subsidiaries of Beijing Gas. Each project company operates as a local natural gas distributor in a city or county, known as an operational location, under an exclusive franchise agreement between Beijing Gas and the local government or entities in charge of gas utility, pursuant to which Beijing Gas formed the project company to operate the natural gas distribution project in the operational location. These exclusive franchise agreements last between 20-30 years.

In addition, Beijing Gas holds a 40% equity interest in Beijing Zhong Ran Xiang Ke Oil and Gas Technology Co. Ltd. (“Beijing Zhong Ran Xiang Ke”), a PRC joint venture entity engaged in the business of development, licensing and sale of oil and gas technologies and equipment, and sale of self-produced products.

Through its subsidiaries, Beijing Gas is a natural gas distributor, principally engaging in the investment, operation and management of city gas pipeline infrastructure, in the distribution of natural gas to residential an industrial users, in the construction and operation of natural gas distribution networks, and in the development and application of natural gas related technologies. Beijing Gas and it subsidiaries own and operate 24 natural gas distribution systems serving approximately 69,860 residential and four commercial or industrial customers. Our facilities include approximately 700 km of pipeline and delivery networks with a designed daily capacity of approximately 70,000 cubic meters of gas. Currently, we are constructing an additional four natural gas distribution systems. We own and operate natural gas distribution systems primarily in Hebei, Jiangsu, Jilin, Anhui and Beijing.

Below is our corporate structure:

(1)	The subsidiaries of Beijing Gas are as follows:

Name of Subsidiary	Beijing Gas Equity Interest %
Peixian Weiye Gas Co., Ltd	90

Sihong Weiye Gas Co., Ltd	95

Wuhe Weiye Gas Co., Ltd	100

Changli Weiye Gas Co., Ltd	100

Yutian Zhongran Weiye Gas Co., Ltd	90

Weixian Jinli Gas Co., Ltd	100

Zhangjiakou City Xiahuayuan Jinli Gas Co., Ltd.	100

Wuqiao Gas Co., Ltd	95

Jinzhou Weiye Gas Co., Ltd	95

Shenzhou Weiye Gas Co., Ltd	95

Ningjin Weiye Gas Co., Ltd	95

Linzhang Weiye Gas Co., Ltd	85

Hengshui Weiye Gas Co., Ltd	100

Longyao Zhongran Weiye Gas Co., Ltd	95

Xingtang Weiye Gas Co., Ltd	95

Gucheng Weiye Gas Co., Ltd	100

Langfang Development Region Weiye Dangerous Goods Transportation Co., Ltd	95

Beijing Chenguang Gas Ltd.	100

Xinji Zhongchen Gas Co., Ltd	100

Tianjin Chenguang Gas Co., Ltd	100

Luquan Chenguang Gas Co., Ltd	100

Cheng’an Chenguang Gas Co., Ltd	100

Nangong Weiye Gas Co., Ltd	100

Sishui Weiye Gas Co., Ltd	95

Guannan Weiye Gas Co., Ltd	100

Sixian Weiye Gas Co., Ltd	100

Baishan Wiye Gas Co., Ltd	100

Tongshan Hengxin Jiaye Natural Gas Co., Ltd.	100

Executive Summary

Economic & Industrial Trend

We generate revenue from two sources: connection fees for constructing connections to our natural gas distribution network, and sales of natural gas. Our connection activities are closely related to the development of real estate industry in our targeting cities in China, given the fact that almost all of our connection fees are from new residential apartments. Natural gas facilities in new apartments are often required by local governments, who aim to promote the use of natural gas to improve local residents’ life quality.

We have experienced high growth of our connection activities since inception of our business, thanks to Chinese real estate boom in the past five years. We see no major factors that will change the trend of real estate industry in the coming year. Therefore we expect to continue to see growth of household connections, especially in small-to-medium sized cities where the real estate market is at an early developing stage.

If Chinese real estate market does slow down in the future, our connection business would be negatively affected as a result of fewer new household connections.

Our gas users are composed of industrial and residential users. Gas sales from residential users are much less affected by economic and industrial factors and would maintain stable growth in the future, due to the increasing pool of our residential customers. Gas sales from industrial users is subject to the operating performance of the end industrial user and development of new users. Gas sales to our industrial users have increased 70% during 2007, as we developed one new user and two of our existing users have expanded their production capacity. Our biggest industrial user, Hebei Zhong Gang Co. Ltd, is increasing production capacity, which is expected to increase our daily gas sales from 30,000 cubic meters to 45,000 cubic meters in 2008. As we develop into more cities, we expect to add one to two industrial users in the coming year.

Material Opportunities

The gas distribution market is quite fragmented in the small (population less than 100,000)-to-medium (population between 100,000 to 300,000) sized cities. We have been in active talks with potential project targets. The size of the projects varies from small cities, like the ones we have, to medium-sized cities. For small city markets, many of them are still untapped or undeveloped. The development of these markets are generally considered major growth components of the company.

Regarding medium-sized or large cities, most of them have already been developed by large distributors or are still operated by state-owned companies. Acquisition opportunities exist for those still run by state-owned companies, as the central government encourages suppliers to turn them into privately-owned companies. The acquisition of these markets would have material impact on the company, increasing the company’s assets and revenues significantly. The company needs to raise money to fund these acquisitions.

Material Challenges

There are vast number of small-to-medium sized cities left undeveloped, but the competition is intense, as there are many small new players in the market attracted by the profitability and growth potential of the business. Meanwhile, from time to time, we are also facing competitions from stronger competitors, as large city markets are getting saturated and our competitors are beginning to expand into smaller cities.

We are facing limited opportunities in developing into first-tier cities in China, as most of them have already been taken by other large gas distributors, such as Xin’ao Gas Co. Ltd (largest in China) in the past decade.

Still, potential users in small and medium-sized cities need to be educated by the benefits of natural gas. It takes some time for them to get to know how natural gas can improve the quality of life. This is especially true for new markets, where there is no use of natural gas. Small cities tend to be more reluctant for use of new energies than large cities where residents depend more on coal, rather than natural gas.

China’s energy market is highly regulated by the government, with regard to purchase price and sale price of natural gas. Whenever there is an adjustment to purchase price by the government, gas distributors would increase the sale price correspondingly, subject to a public hearing and government approval. The increase of natural gas price in China is lagging behind that in the international markets, which has soared in the past year. The Chinese government has seldom adjusted natural gas and we can not rule out the possibilities of increase of natural gas price by the government in the future. Even though we can adjust the sale price accordingly after the increase of purchase price, passing the increase to end users. However, it would make natural gas more expensive, as compared to other alternative energies. Thus this increase of price will deter our business development.

Risks in Short-Term and Long-Term

In each of the cities we are developing and aiming to develop, the real estate market is the major factor that impacts us. Most of our residential customers are the new home buyers. If the real estate market turns downward, the demands for new homes would decrease, resulting in fewer natural gas connections, and thus negatively impacting our business.

To reduce the company’s heavy dependence on connection fees, the company is looking at opportunities to diversify its business by expanding into related areas, such as pipeline and gas station business. However, we do not expect to develop into those areas in large scale any time soon and it may take some time for those business to become our major business.

Liquidity and Capital Resources

Natural gas distribution is a typical capital-intensive industry, which requires a large amount of capital for the construction of pipelines and gas stations, purchase of transportation vehicles etc. while the investment would be paid back in the following year with increasing new household connections. Under the organic growth model (growth by the Company without outside funding), the Company can develop new city projects by using the money generated from existing cities. The Company would be constrained by inadequate capital when developing into bigger cities or making Merger &Acquisition activities, under which situation the company needs to raise money to finance its business expansion.

RESULTS OF OPERATIONS

Three Months Ended March 31, 2008 Compared to Three Months Ended Mar 31, 2007

During the three months ended March 31, 2008, our company achieved strong increases in financial and operational results. Our net revenues and gross profit were $4,342,117 and $1,366,645, respectively, representing an increase of 78.09% and 127.55%, respectively, from those of the same period in the previous year. Our operating income in 2008 was $351,490, representing an increase of 241.17% from 2007.

	For the 3 months ended March 31,
	2008	2007	Change
	US$	US$	%
Net Revenues	4,342,117	2,438,227	78.09%
Gross Profit	1,366,645	600,597	127.55%
Operating Income	351,490	103,025	241.17%
Net Income	149,327	115,383	29.42%
Gross Margin	3.15%	24.63%
Net Margin	3.44%	4.73%

Net Revenues

We generate revenues from two sources: connection fees for constructing connections to our natural gas distribution network, and sales of natural gas.

Total net revenues for the three months ended March 31, 2008 were $4,342,117, compared to $2,438,227 for the same period in 2007, representing an increase of 78.09%. The increase was due to new customers’ connecting to our gas distribution network and new customers’ purchasing our natural gas. During this period, we connected 4,590 new residential households to our gas distribution network, resulting in total connection fees of $1,345,698. Gas sales during the same period amounted to 9.45 million cubic meters, or $2,987,419. In comparison, we connected 2,260 new residential households to our gas distribution network in 2007, resulting in total connection fees of $615,336. Gas sales during the period amounted to 6.32 million cubic meters, or $1,822,891.

	For the 3 months ended December 31,
	2008		2007		Change
(In $ million)	US$	%	US$	%	%
Net Revenues	4.34	100%	2.44	100%	78.09%
Connection Fees	1.35	31%	0.62	25%	120.16%
Gas Sales	2.99	69%	1.82	75%	63.88%

Connection Fees

Connection fees during the three months ended March 31, 2008 were $1.35 million, representing an increase of 120.16% over the same period of 2007, accounting for 31% of the total net revenue compared with approximately 25% for the same period in 2007. With regard to the source of connection fees, 100% of total connection fees came from the development of new residential users. We connected 4,590 residential users during the three months ended March 31, 2008, an increase of approximately 120.16% from 2007.

	For the 3 months ended March 31,
(in US$ millions)	2008		2007		Change
	US$	%	US$	%	%
Connection Fees	1.35	100%	0.62	100%	120.16%
Residential Users	1.35	100%	0.62	100%	120.16%
Industrial Users	0.00	0%	0.00	0%	0%

Such substantial increase was primarily attributable to the following two aspects.

First of all, we tried our best to develop more residential customers in those cities of which we have obtained franchise of natural gas distribution systems. Our invested projects in the three months ended March 31, 2008 connected 4050 new residential households in the three months ended March 31, 2008, resulting in approximately $1,208,600 to our total connection fees. In comparison, during the same period of 2007, we connected 1,125 new residential households to our gas distribution network, resulting in total connection fees of $615,336.

Secondly, Quality projects merger was judged to be another important factor in our good performance. Beijing Chenguang Gas Co., Ltd. (“Beijing Chenguang”), acquired in January 2007, connected 540 new residential households in the three months ended March 31, 2008, resulting in approximately $0.146 million to our total connection fees.

The table below is a breakdown of our top five customers by connection fees:

Customers	Connection Fees: ($ million)
Beijing Xinchengyuanjing Real Estate Development Co. Ltd	0.2748
Tangshan Shunda Real Estate Development Co.	0.2776
Zaoqiang Taihe Real Estate Development Co.	0.223
Baishan Jiacheng Real Estate Development Co.	0.0557
Su Qian Run Cheng Development Co., Ltd.	0.0418

Due to seasonality effects, the first quarter is usually a weak season for gas distribution companies in China in terms of recognition of revenue from connection fees. Construction projects are stopped because of cold weather and the Chinese New Year holiday. New construction projects are begun only in the latter part of the quarter, and only a small portion of connection fees are achieved in this quarter.

Gas Sales

In terms of volume, we sold 9.45 million cubic meters of natural gas during the three months ended March 31, 2008, compared with 6.32 million cubic meters in 2007. In terms of value, gas sales were $2.99 million during the three months ended March 31, 2008, accounting for 69% of total net revenue in 2008, representing an increase of 63.88% over the year 2007. Gas sales to residential increased 16.51% from $0.55 million in 2007 to $0.64 million in 2008. Gas sales to industrial users increased 100.25%, from $0.44 million in 2007 to $0.89 million in 2008. Gas sales to commercial users increased 75.70%, from $0.83 million in 2007 to $1.47 million in 2008.

	For the 3 months ended March 31,
	2008		2007		Change
($ million)	US$	%	US$	%	%
Gas Sales	2.99	100%	1.82	100%	63.88%
Residential Users	0.64	22%	0.55	25%	16.51%
Industrial Users	0.89	36%	0.44	24%	100.25%
Commercial Users	1.47	42%	0.83	50%	75.70%

Such substantial increase was primarily attributable to the following two aspects.

First of all, our invested projects maintained steady and rapid development. During the three months ended March 31, 2008, 4.3299 million cubic meters of gas were sold, resulting in approximately $1.504 million, 74.76% of our total gas sales. In comparison, during the same period of last year, 6.22 million cubic meters of gas were sold, resulting in approximately $1.8 million.

Secondly, Quality projects merger was judged to be another important factor in our good performance. Beijing Chenguang Gas Co., Ltd. (“Beijing Chenguang”), acquired in January 2007, sold 5.1168 million cubic meters of gas during the three months ended March 31 2008, resulting in approximately $1.4834 million, 49.66% of our total gas sales.

The table below is a breakdown of our major industrial customers for gas consumption in the first quarter of 2008.

Residential Customers	Gas Usage (million cubic meters)	Gas Usage ($ million)
Hebei Zhonggang Steel Co., Ltd.	1.9407	0.6294
Tangshan Changsheng Ceramic Factory	0.1721	0.0541
Elite (Langfang) Textile Corporation	0.0992	0.0298
The First Machine Factory of Huabei Petrol Bureau	0.391	0.128
Hebei Jihengyuan Group Ltd.	0.1021	0.0428

Gas sales of $0.6294 million were contributed by a single industrial project, Hebei Zhonggang Steel Co., Ltd. (“Hebei Zhonggang”), which started to use gas at the beginning of 2006. The gas consumption of Hebei Zhonggang has increased to 1.9407 million cubic meters during the three months ended March 31, 2008 from 1.3 million cubic meters in 2007.

As mentioned above, due to seasonality factors of our business, gas sales accounted for a relatively lower percentage of our total sales, though gas sales in absolute value remained relative stable throughout the year. Sales from industrial users are nearly more than 60% higher than that from residential users, due to much larger consumption of natural gas by industrial users. As our customer base grows, gas sales from residential users would increase gradually.

Cost of Revenues

Cost of revenues for the three months ended March 31, 2008, which includes cost of connection and cost of gas sales was $2.98 million, an increase of 61.92%, from $1.84 million in the same period of 2007.

	For the 3 months ended March 31,
	2008		2007		Change
($ million)	US$	%	US$	%	%
Cost of Revenues	2.98	100%	1.84	100%	61.92%
Connection Cost	0.43	14%	0.12	7%	246.03%
Gas Cost	2.55	86%	1.71	93%	48.57%

Cost of Connection

Our cost of connection during the three months ended March 31, 2008 was $0.43 million, or 14% of total cost of revenues. By comparison, the cost of connection during the same period of 2007 was $0.12 million, or 7% of total cost of revenue.

Cost of connection increased around 246.03% from the same period in 2007, mainly due to the increased cost of gas station maintenance resulting from the development of our gas stations and increase of revenues from connection fees. Increase of revenues from connection fees raised nearly 120% from the same period in 2007.

Cost of connection includes depreciation of major pipelines, the cost of courtyard pipelines, valves, gas meters, and installation and maintenance fees.

Considering the city's overall planning and the long-term interests of our company, the capacity of the gas pipeline network we designed to distribute gas for a city usually greatly exceeded the number of households we served at the very beginning, which makes the cost of connection, specifically the depreciation of fixed assets and maintenance cost greatly increase. However, with connection of more households to the gas pipeline, the average cost to each household will be gradually reduced.

Cost of Gas Sales

The cost of gas sales increased 48.57% to $2.55 million during the three months ended March 31, 2008 from the same period in 2007, when it was $1.71 million. This increase is largely due to the increase of gas sales which increased 63.86%.

The cost of natural gas sales includes the purchase and transportation of natural gas and depreciation of delivery trucks.

The purchase price that gas distributors pay for natural gas, which is set by the PRC government, is approximately CNY 1.6 to 1.9 ($0.22 to $0.26) per cubic meter. We signed a ten-year gas supply agreement in 2003. It is tentatively prescribed that every year Petro China supplied a total of 10 million cubic meters of natural gas at CNY 1.55 ($0.212) per cubic meter between April 1 and October 31 and CNY 1.65 ($0.226) per cubic meter during the rest of the year. At the beginning of each year in the ten-year contract period, we negotiate with Petro China on the price and supply amount according to market conditions.

The table below details our major gas suppliers in three months ended March 31, 2008:

Gas Supplier	Gas Purchase (million cubic meters)	Gas Purchase ($ million)
North China Oil Field Fourth Oil Extraction Plant of Petro China	1.84	0.41
Tianjin Dagang Oilfield Transportation Co., Ltd.	0.35	0.09
Henan Zhong Yuan Green Energy High-Tech Co., Ltd.	0.15	0.06
Hebei Natural Gas Co. Ltd	0.33	0.07

Gross Profit

Gross income increased from $0.6 million in 2007 to $1.37 million for 2008.

	For the 3 months ended March 31,
	2008		2007		Change
($ million)	US$	%	US$	%	%
Gross Profit	1.37	100%	0.60	100%	127.55%
Connection	0.92	67%	0.49	82%	88.52%
Gas	0.44	33%	0.11	18%	303.53%

During the three months ended Mar 31, 2008, gross profit was $1.37 million, an increase of approximately 127.55% from the same period of 2007. Gross profit from connection fees is $0.92 million for the first three months of 2007, accounting for 67% of total gross profit. In comparison, gross profit from connection fees was $0.49 million for the three months of 2007, accounting for 82% of total gross profit. Gross profit from gas sales was $0.44 million, accounting for 33% of total gross profit, compared to $0.11 million, 18% of total gross profit in the same period of 2007.

Decrease of gross margin for connection is attributable to the increase of cost for connection fees. We believe that the gross margin for connection will greatly increase if the number of households we developed meets the capacity of pipeline network. Increase of gross margin for gas sales is attributable to the fact that the growth rate of gas sales is larger than the growth rate of cost of gas sales. We believe that the gross margin for gas sales will increase with a more considerable amount of gas consumption.

Selling and Marketing Expenses

Our selling and marketing expenses in the three months ended Mar 31, 2008 were $181,700 and approximately 4.18% of our net revenues, compared with $56ô190, or 2.3 % of net revenues in the same period of 2007.

In 2007, we acquired Beijing Chenguang which owns four subsidiaries and Guannan Weiye, and we incorporated five new subsidiaries. The expansion of our company led to greatly increased staff salary, social insurance cost, travel and communications cost, and depreciation of fixed assets, which are attributable to increase of selling and marketing expenses.

General and Administrative Expenses

General and administrative expenses were $0.83 million for the three months ended Mar 31, 2008, which was 88.83% higher than $0.44 million for the same period last year.

The increase was largely due to our new 6 subsidiaries incorporated in the second half of 2007, which led to increases in salary, social insurance, traveling expenses and other expenses. The new subsidiaries will definitely bring income of long-term. Nevertheless, the expenses from business operation occur simultaneously. Therefore, a good expense to revenue ration was unable to be achieved currently. The increase was also due in part to largely increased depreciation relating to new assets described above. We believe an upward trend in general and administrative expenses is inevitable in 2008.

Operating Income

The operating income for the three months ended Mar31, 2008 was $0.35 million, representing an increase of 241.74%, compared to the operating income of $0.1 million in 2007.

Our company enjoyed a satisfying performance due to a prominent increase in revenues and a faster revenues growth than general and administrative expenses growth.

Income tax

Income tax was $0.17 million for the three months ended Mar 31, 2008, compared to $0.01 million in 2007. The reason of increased income tax expense is due to the increase of tax rate from 7.5% to 25% as prepayment.

Beijing Gas is classified as a foreign high-tech enterprise by the tax regulatory authority, and therefore has enjoyed a favorable tax rate for the past five years, with an income tax rate of zero in 2004 and 7.5% from 2005 to 2007. The income tax rate is expected to be 15% in 2008, the standard rate for foreign high-tech enterprises.

The income tax rate of our subsidiaries is 20-25%, except for Beijing Chenguang and Beijing Gas. Beijing Chenguang has also been classified as a foreign high-tech enterprise and is subject to the favorable income tax rate of 7.5% from 2006 to 2008.

Net Income

Net income in the three months ended Mar 31, 2008 was $0.15 million, representing an increase of 29% from $0.12 million in the same period in 2007. The increase can be attributed to the continued growth of our existing markets and the acquisitions we have made.

Cash and cash equivalents

Cash sourced in financing activities during the three months ended Mar 31, 2008 is $4.39 million.
In January of 2008, Beijing Gas, the main subsidiary of Sino Gas in China, took out a loan in the amount of CNY 30 million (approximately $4.18 million), accruing interest at an adjustable rate (currently at 20% per year), with interest payable quarterly, from Chinese Mercantile Bank.

Cash used in operating activities during the three months ended Mar 31, 2008 is $5.88 million, which is due to our effective management of accounts receivable.

Cash used in investing activities during the three months ended Mar 31, 2008 is $3.00 million. We used the funds raised for project developments.

Natural gas distribution is a typical capital-intensive industry, which requires a large amount of capital for the construction of pipelines and gas stations, purchase of transportation vehicles etc. while the investment would be paid back in the following year with increasing new household connections. Under the organic growth model (growth by the Company without outside funding), the Company can develop new city projects by using the money generated from existing cities. The Company would be constrained by inadequate capital when developing into bigger cities or making Merger &Acquisition activities, under which situation the company needs to raise money to finance its business expansion.

The company raises money through various types of financing tools, including bank loans, equity issuance or debt issuance. The difference in growth rate with and without extra financing is significant, as we have seen from the financial comparisons between year 2007 and 2006, with financing accounting for the large difference.

Without significant acquisitions, the company is able to sustain a stable growth funded by the capital generated from its existing operations for the next 12 months. The capital needs are mainly driven by the company’s Merger &Acquisition activities and expenditures in new project developments. If we carry out some significant acquisitions and start new projects as our strategies dictate, we will need additional capital US$ 40~50 million which may need to be raised in future financing activities. We plan to use such funds for the acquisitions of about three to four potential city projects. We are in talks with two to three other small-sized city projects.

There are various means for us to raise money for potential acquisition, including equity financing, debt financing and domestic bank loan borrowings. We have signed the term sheet for debt offering with one investor planning to raise approximately $20 million for the acquisition of the potential target projects. The definitive agreements are expected to be signed in the second quarter of 2008. Meanwhile, we are in talks with domestic banks on borrowing approximately $20 million.

Accounts Receivable

Accounts receivable during the three months as of March 31, 2008 were $6.16 million, representing a decrease of $1.15 million from $7.31 million in 2007. The decrease was due to the fact that we attach great importance to the management and control of accounts receivable.

Our account receivable is expected to gradually decrease during the first six months of 2008 due to our seasonal business cycle, in which many accounts receivable are recorded upon completion of construction projects in the fourth quarter, and are collected in the second quarter of the following year. The term of most of our accounts receivable is one year. As of the end of March in 2008, accounts receivable dated from 2006 had been mostly collected, and the remainder were primarily warranty payments of 2007. A warranty payment is the final payment that a customer makes for a construction project. It consists of the final 10% of the total project cost, and it becomes payable one year after construction has been completed, provided that no significant problems with the construction have arisen during the year.

Notes Receivable

Notes receivable of $0.58 million as of March 31, 2008 is the Note issued by Hebei Zhonggang for its use of gas. The Note is risk-free and will be duly honored by bank at the due date.

Inventory

Inventory of $0.24 million as of March 31, 2008 was comprised of the spare parts of Maintenance equipment stored for Langfang Development Zone Wei Ye Hazardous Goods Transportation Co. Ltd., steel gas storage tanks, and natural gas.

Prepayments

Prepayments of $1.04 million as of March 31, 2008 were consisting entirely of the prepayments for gas purchasing in accordance with the purchase and sale contract we signed with the gas suppliers.

Deferred and Prepaid Expense

The amount of $0.4656 million of car insurance, parking fee and prepaid rent will be amortized in one year.

Other Receivable

Other receivable of $9.8496 million includes the payment to Chenguang, expenses due to the internal business activities, employees’ borrowing, the funds for business turnover and payments of other business activities.

Long-term Assets

Long term investment: we invested Beijing Zhongran Xiangke Co. Ltd with $2.70 million for 40% equity in the long term run.
Fixed Assets: our fixed assets were $26.85 million in the first quarter of 2008, causing an increase of $2.28 in comparison with the same period of 2007.
Construction in process: $12.83 million was fully utilized for constructing the gas stations and gas distribution network where our major investment was put.
Intangible assets: $2.11 million was used for land using rights of all gas stations, franchise and goodwill etc.

Liabilities

$7.12 million Short term borrowings consists of the one year liquidity loan of RMB 20 million from Industrial Bank Beijing Shangdi Sub-branch and RMB 30 million from China Mercantile Bank.
Accounts Payable and other payables were mainly for the construction cost of gas distribution network and material purchase.
Income tax paid was the income tax for the first quarter of 2008 and operating tax for the month of March and was prepaid in April, 2008.

Year Ended Dec 31, 2007 Compared to Year Ended Dec 31, 2006

In the year ended December 31, 2007, our company achieved strong increases in financial and operational results. Our net revenues and gross profit were $20,267,756 and $10,870,718, respectively, representing an increase of 86.44% and 66.13% from those in the previous year. Operating income in 2007 was $8,052,785, representing an increase of 53.97% from 2006. These results were largely attributed to the strategies the company has pursued:

1)	Focus on small- to mid-sized cities each with a population of no more than one million, where there is little competition to obtain a franchise, and where our franchise grants us exclusivity.

2)	Secure contracts for long-term supplies of natural gas from major gas suppliers in China at favorable prices and on favorable terms, which would support the continuous expansion of our customer base.

3)	Finance our operations using a well-designed financing plan that will give us a favorable cost of capital.

4)	Employ the best management with rich experience in the industry and improve operating efficiency and corporate governance.

	For the 12 months ended December 31,
	2007	2006	Change
	US$	US$	%
Net Revenues	20,267,756	10,870,718	86.44%
Gross Profit	10,768,004	6,481,576	66.13%
Operating Income	8,052,785	5,229,948	53.97%
Net Income	7,707,370	5,073,289	53.01%
Gross Margin	53.12%	59.62%
Net Margin	38.03%	47.52%

Net Revenues

We generate revenues from two sources: connection fees for constructing connections to our natural gas distribution network, and sales of natural gas.

Total net revenues for the twelve months ended Dec 31, 2007 were $20,267,756, compared to $10,870,718 for the same period in 2006, representing an increase of 86.44%. The increase was due to new customers’ connecting to our gas distribution network and new customers’ purchasing our natural gas. In 2007, we connected 39,306 new residential households to our gas distribution network, resulting in total connection fees of $12,973,148 and bringing the number of our total connected households to 87,537 as of the end of 2007. Gas sales during the same period amounted to 25.89 million cubic meters, or $7,294,608. In comparison, we connected 24,534 new residential households to our gas distribution network throughout 2006, resulting in total connection fees of $6,958,216. Gas sales during the period amounted to 13.83 million cubic meters, or $3,912,502.

	For the 12 months ended December 31,
	2007		2006		Change
(In $ million)	US$	%	US$	%	%
Net Revenues	20.27	100%	10.87	100%	86.44%
Connection Fees	12.97	64%	6.96	64%	86.35%
Gas Sales	7.30	36%	3.91	36%	86.7%

The financing we obtained in 2006 occurred later than expected and provided a smaller amount of funds than we had expected. The result of the reduced amount and later date of the financings was that we missed some of the opportunities we had originally targeted.

The high rate of net revenue growth in 2007 was due to our efforts to consolidate and enhance penetration of the existing markets, and our successful acquisitions of Beijing Chenguang Gas Co., Ltd. and Guannan Zhongyuan Natural Gas Co., Ltd., which were adequately funded by our financings closed in late 2006. We expect this trend to continue as we are actively looking for acquisition targets and plan on raising additional funds. This rate of growth may not be sustained in the future if we are not able to raise adequate funds for the acquisitions.

We are considering several potential acquisition targets, which would substantially contribute to our revenues and net income if successfully acquired. We are very close to reach an agreement with a medium-sized city and we are in talks with two to three other small-sized city projects. There are various means for us to raise money for potential acquisition, including equity financing, debt financing, domestic bank loans. We have signed term sheet with one debt financing investor raising approximately $20 million for the acquisition of the potential target projects.  The definitive agreements are expected to be signed in the second quarter of 2008. Meanwhile, we are engaged with domestic banks targeting on borrowing approximately $20 million.

The high percentage of connection fees as compared to gas sales was due to the fact that we have started many new projects and we were able to collect connection fees upfront from new customers. We expect the ratio of connection fees to the total to continue for some time because we are in the growth stage and will develop several new projects per year. As the projects are fully developed and the opportunities for new projects decrease, the percentage of gas sales relative to the total revenue will increase and the percentage of connection fees relative to the total revenues will decrease.

To reduce the company’s heavy dependence on connection fees, the company is also looking at opportunities to diversify its business by expanding into related areas, like pipeline and gas fueling stations. However, we do not expect to develop into those areas in large scale any time soon and it may take some time for those businesses to become one major driver of the natural gas industry.

Connection Fees

Connection fees in 2007 were $12.97 million, representing an increase of 86.35% over the year 2006, accounting for 64% of the total net revenue compared with approximately 64% for the same period in 2006. With regard to the source of connection fees, $11.26 million, or 87% of total connection fees, came from the development of new residential users. We connected 39,306 residential users in 2007, an increase of approximately 79.87% from 2006. Industrial users contributed a relatively small $1.72 million, or 13%, of our total connection fees in 2007, an increase of 145.71% from prior one-year period.

	For the 12 months ended December 31,
(in US$ millions)	2007		2006		Change
	US$	%	US$	%	%
Connection Fees	12.97	100%	6.96	100%	86.35%
Residential Users	11.26	87%	6.26	90%	79.87%
Industrial Users	1.72	13%	0.70	10%	145.71%

Such substantial increase was primarily attributable to the following two aspects.

First of all, we tried our best to develop more residential customers in those cities of which we have obtained franchise of natural gas distribution systems. Our invested projects in the twelve months ended Dec 31, 2007 connected 32,479 new residential households, resulting in approximately $9.3 million to our total connection fees. In comparison, during the same period of 2006, we connected 24,534 new residential households to our gas distribution network, resulting in total connection fees of $6.5 million.

Secondly, Quality projects merger was judged to be another important factor in our good performance. Beijing Chenguang Gas Co., Ltd. (“Beijing Chenguang”), acquired in January 2007, connected 4,256 new residential households in the twelve months ended Dec 31, 2007, resulting in approximately $1.3 million to our total connection fees. Guannan Weiye Gas Co., Ltd. (“Guannan Weiye”), acquired in July 2007, connected 2,571 new residential households in the twelve months ended Dec 31, 2007, resulting in approximately $0.68 million to our total connection fees.

The table below is a breakdown of our top four customers by connection fees:

Customers	Connected Household Users (thousand) (thousand)	Connection Fees: ($ million)	Percentage of Connection Fees (%)
Shanghai Datun Energy Holdings	8.7	2.76	38.23%
Huabei Petrol Bureau	2.5	0.59	8.17%
Jinshi Real Estate Co.	1.3	0.50	6.93%
Jiangsu Hongze Lake Farm	1.4	0.40	5.54%

At present, we have several projects under negotiation that show great growth potential, and we have signed Letter of Intent for three projects. It is anticipated that the completion of the acquisition will bring the company altogether around 19,000 new residential customers in the coming year, which constitutes the new major sources of connection fees.

Gas Sales

In terms of volume, we sold 25.89 million cubic meters of natural gas in 2007, compared with 13.84 million cubic meters in 2006. In terms of value, gas sales were $7.29 million, accounting for 36% of total net revenue in 2007, representing nearly an increase of 90% over the year 2006. Gas sales to residential users increased 93.26%, from $0.89 million in 2006 to $1.72 million in 2007. Gas sales to industrial users increased 32.09%, from $2.15 million in 2006 to $2.84 million in 2007. Gas sales to commercial users increased 213.95%, from $0.86 million in 2006 to $2.73 million in 2007.

	For the 12 months ended December 31,
	2007		2006		Change
($ million)	US$	%	US$	%	%
Gas Sales	7.29	100%	3.91	100%	86.44%
Residential Users	1.72	23%	0.89	23%	93.26%
Industrial Users	2.84	39%	2.15	55%	32.09%
Commercial Users	2.73	38%	0.86	22%	213.95%

Such substantial increase was primarily attributable to the following two aspects.

First of all, our invested projects maintained steady and rapid development. During the twelve months ended Dec 31, 2007, 15.74 million cubic meters of gas were sold, resulting in approximately $4.53 million, 62.17% of our total gas sales. In comparison, during the same period of last year, 13.84 million cubic meters of gas were sold, resulting in approximately $3.91 million.

Secondly, Quality projects merger was judged to be another important factor in our good performance. Beijing Chenguang Gas Co., Ltd. (“Beijing Chenguang”), acquired in January 2007, sold 10.15 million cubic meters of gas during the twelve months ended Dec 31, 2007, resulting in approximately $2.76 million, 37.83% of our total gas sales.

The table below is a breakdown of our major industrial customers for gas consumption in 2007.

Industrial Customers	Gas Usage (million cubic meters)	Gas Usage ($ million)	Percentage of Gas Sales (%)
Hebei Zhonggang Steel Co., Ltd.	7.35	2.21	30%
Tangshan Changsheng Ceramic Factory	0.97	0.29	4%
The First Machine Factory of Huabei Petrol Bureau	0.77	0.21	3%
Elite (Langfang) Textile Corporation	0.22	0.06	1%
Hebei Jihengyuan Group Ltd.	0.15	0.05	1%

Gas sales of $2.21 million were contributed by a single industrial project, Hebei Zhonggang Steel Co., Ltd. (“Hebei Zhonggang”), which started to use gas at the beginning of 2006. The gas consumption of Hebei Zhonggang has increased to 7.35 million cubic meters in 2007 from 5.24 million cubic meters in 2006. Throughout 2006, daily gas consumption by Hebei Zhonggang was roughly 15,000 cubic meters. In 2007, daily gas consumption by Hebei Zhonggang has increased to roughly 20,000 cubic meters.

Since the profit margin is only 2% for gas sales to commercial customers, much lower than the approximately 15% profit margin for sales to industrial and residential users, our company is going to refine the gas sales structure in the coming year. We will endeavor to include more valuable industrial customers and intentionally reduce sales to commercial customers, which made up a larger percentage of total gas sales in 2007, especially under the circumstances of insufficient gas supply.

It is anticipated that the acquisition of the medium-sized city project with which we are in talks and have signed the Letter of Intent will bring our company additional 40 million cubic meters of gas usage in 2008.

Cost of Revenues

Cost of revenues in fiscal year 2007, which includes cost of connection and cost of gas sales was $9.50 million, an increase of $5.11 million, or 116.4%, from $4.39 million in fiscal year 2006.

	For the 12 months ended December 31,
	2007		2006		Change
($ million)	US$	%	US$	%	%
Cost of Revenues	9.50	100%	4.39	100%	116.4%
Connection Cost	3.13	33%	1.44	33%	117.4%
Gas Cost	6.37	67%	2.95	67%	115.9%

Cost of Connection

Our cost of connection during the twelve months ended Dec 31, 2007 was $3.13 million, or 33% of total cost of revenues. By comparison, the cost of connection during the same period of 2006 was $1.44 million, or 33% of total cost of revenue.

Cost of connection increased around 117.4% from the same period in 2006, due to both the expansion of our operations and the increased cost of gas station maintenance resulting from the development of our gas stations.

Cost of connection includes depreciation of major pipelines, the cost of courtyard pipelines, valves, gas meters, and installation and maintenance fees.

Considering the city's overall planning and the long-term interests of our company, the capacity of the gas pipeline network we designed to distribute gas for a city usually greatly exceeded the number of households we served at the very beginning, which makes the cost of connection, specifically the depreciation of fixed assets and maintenance cost greatly increase. However, with connection of more households to the gas pipeline, the average cost to each household will be gradually reduced.

Cost of Gas Sales

The cost of natural gas sales includes the purchase and transportation of natural gas and depreciation of delivery trucks. The cost of gas sales increased 115.9% to $6.37 million during the twelve months ended Dec 31, 2007 from the same period in 2006, when it was $2.95 million. This increase, which outpaced the 86.44% increase in sales of natural gas during the same interval, is largely due to the addition of gas delivery trucks acquired for approximately CNY 12 million ($1.64 million), the depreciation of which added to our cost of natural gas sales. We believe that the impact of that depreciation will be gradually reduced as our business and customer base grow.

Connection fees has a much higher gross margin than Gas Sales. That is why there is a larger percentage of Gas Cost in total Costs of Revenues, 67% for the year 2007, than Connection Cost, 33%.

For the twelve months ended Dec 31, 2007, we have purchased a total of 16.81 million cubic meters of natural gas, about 66% of which were purchased from North China Oil Field Fourth Oil Extraction Plant of Petro China.

The purchase price that gas distributors pay for natural gas, which is set by the PRC government, is approximately CNY 1.6 to 1.9 ($0.22 to $0.26) per cubic meter. We signed a ten-year gas supply agreement in 2003. It is tentatively prescribed that every year Petro China supplied a total of 10 million cubic meters of natural gas at CNY 1.55 ($0.212) per cubic meter between April 1 and October 31 and CNY 1.65 ($0.226) per cubic meter during the rest of the year. At the beginning of each year in the ten-year contract period, we negotiate with Petro China on the price and supply amount according to market conditions.

Langfang Development Zone Wei Ye Hazardous Goods Transportation Co. Ltd, one of our subsidiaries, is responsible for our gas transportation, and transportation cost per cubic meter is relatively stable at CNY 0.55 ($0.075) per cubic meter. Management believes that this transportation cost per cubic meter is likely to remain constant in spite of the increased depreciation costs from the newly purchased vehicles described above, because the vehicles will allow delivery of additional natural gas to customers in sufficient numbers to offset those costs.

The table below details our major gas suppliers in 2007:

Gas Supplier	Gas Purchase (million cubic meters)	Gas Purchase ($ million)
North China Oil Field Fourth Oil Extraction Plant of Petro China	11.17	2.05
Beijing Gas Group Co., Ltd.	3.12	0.75
Tianjin Dagang Oilfield Transportation Co., Ltd.	1.04	0.27
Henan Zhong Yuan Green Energy High-Tech Co., Ltd.	0.71	0.24
Hebei Natural Gas Co. Ltd	0.77	0.17

Gross Profit

	For the 12 months ended December 31,
	2007		2006		Change
($ million)	US$	%	US$	%	%
Gross Profit	10.77	100%	6.48	100%	66.13%
Connection	9.85	91.4%	5.51	85%	78.77%
Gas	0.92	8.6%	0.97	15%	-5.157%

During the twelve months ended Dec 31, 2007, gross profit was $10.77 million, an increase of approximately 66% from the same period of 2006. Gross profit from connection fees is $9.85 million for the first twelve months of 2007, accounting for 91.4% of total gross profit. In comparison, gross profit from connection fees was $5.51 million for the twelve months of 2006, accounting for 85% of total gross profit. Gross profit from gas sales was $0.92 million, accounting for 8.6% of total gross profit, compared to $0.97, 15% of total gross profit million in the same period of 2006.

Gross margin during the twelve months ended December 31, 2007 is 53.13%, compared to 59.62% during the same period in 2006.

Gross margin for connection fees for year 2007 was 75.91%, compared to 79.17% in 2006. The decrease of connection gross margin are mainly because we built gas distribution infrastructure which can be used for 25-30 years by the total potential residential households in our operating cities and now only a small proportion of residential households have been connected. As a result, the depreciation under the cost of connection is relatively higher. As we develop more households in the cities, the margin will be improved.

Gross margin for sales of natural gas was 12.62% in 2007, compared with 24.81% during the same period of 2006, due to the relatively higher depreciation for delivery trucks described above.

Selling and Marketing Expenses

Our selling and marketing expenses in the twelve months ended Dec 31, 2007 were $609 thousand and approximately 3% of our net revenues, compared with $95.8 thousand, or 1 % of net revenues in the same period of 2006.

In 2007, we acquired Beijing Chenguang which owns four subsidiaries and Guannan Weiye, and we incorporated five new subsidiaries. The expansion of our company led to greatly increased staff salary, social insurance cost, travel and communications cost, and depreciation of fixed assets, which are attributable to increase of selling and marketing expenses.

General and Administrative Expenses

General and administrative expenses were $2.11 million for the twelve months ended Dec 31, 2007, which was 82.23% higher than $1.16 million for the same period last year.

The new subsidiaries will definitely bring income of long-term. Nevertheless, the expenses from business operation occur simultaneously. Therefore, a good expense to revenue ratio was unable to be achieved currently. In 2007, our expense to revenue ratio is 10.39%, representing a slight decline compared to 10.63% in 2006 owing to our improvement in management.

The increase was largely due to the increase in the number of operating subsidiaries we own, which led to increases in salary, social insurance, traveling expenses and other expenses. The increase was also due in part to largely increased depreciation relating to new assets described above. We believe an upward trend in general and administrative expenses is inevitable in 2008.

Operating Income

The operating income in 2007 was $8.05 million, representing an increase of 53.89%, compared to the operating income of $5.23 million in 2006.

Our company enjoyed a satisfying performance due to a prominent increase in revenues and a faster revenues growth than general and administrative expenses growth.

Income tax

Income tax was $0.53 million in 2007, compared to $0.42 million in 2006.

For 2007, the income tax rate applicable to Beijing Gas, the main subsidiary of Sino Gas in China, is 7.5%. Beijing Gas is classified as a foreign high-tech enterprise by the tax regulatory authority, and therefore has enjoyed a favorable tax rate for the past five years, with an income tax rate of zero in 2004 and 7.5% from 2005 to 2007. The income tax rate is expected to be 15%, the standard rate for foreign high-tech enterprises.

The income tax rate of our subsidiaries is 18-33%, except for Beijing Chenguang and Beijing Gas. Beijing Chenguang has also been classified as a foreign high-tech enterprise and is subject to the favorable income tax rate of 7.5% from 2006 to 2008.

Net Income

Net income in the twelve months ended Dec 31, 2007 was $7.71 million, representing an increase of 52.07% from $5.07 million in the same period in 2006. The increase can be attributed to the continued growth of our existing markets and the acquisitions we have made.

Net income margin is 38%, compared with 46.64% for the same period last year. The decrease was mainly due to our substantial increase of cost and expenses.

Liquidity and Capital Resources

Cash and cash equivalents were $10.92 million as of December 31, 2007, an increase of $7.28 million over $3.64 million of cash and cash equivalents one year earlier. The major source of cash was from the Company’s financing and operating activities.

We have the following major financing activities during the period of 2007: we completed equity financing of $18.77 million in September, 2007 and the net proceeds of the financing for the company is $13.79 million; in May we received $3 million in gross proceeds and $2.3 million in net proceeds from the exercise of warrants by investors; Beijing Gas, the main subsidiary of Sino Gas in China, took out a one year loan in the amount of CNY 20 million (approximately $2.7 million), accruing interest at an adjustable rate (currently at 6.0225% per year), with interest payable quarterly, from Industrial Bank, Beijing Branch; during the quarter ended March 30, 2007, we repaid an CNY 20 million (approximately $2.7 million) short-term loan from Shenzhen Development Bank.

Cash Flows

Cash flows from operating activities during the twelve months ended Dec 31, 2007 is $14.30 million, an increase of $12.14 million from $2.16 million in 2006, which is owing to our effective management of accounts receivable.

Cash flows from investing activities during the twelve months ended Dec 31, 2007 is $25.16 million, an increase of $16.02 million from $9.14 million in 2006. We used the funds raised for acquisitions and project developments. During the year of 2007, we have paid out about CNY 70.81 million (approximately $9.6 million) for investment and acquisition.

The table below is a breakdown of Cash Outflow from Investing Activities in 2007:

Beijing Chenguang Gas Ltd.	$3,413,328
Wuhe Weiye Gas Co., Ltd.	$393,846
Gucheng Weiye Gas Co., Ltd.	$393,846
Nangong Weiye Gas Co., Ltd.	$393,846
Sixian Weiye Gas Co., Ltd.	$393,846
Baishan Wiye Gas Co., Ltd.	$1,969,228
Yuxian Jinli Gas Co., Ltd.	$325,579
Guannan Weiye Gas Co., Ltd.	$918,973
Xinji Zhongchen Gas Co., Ltd.	$385,969
Shijiazhuang Chenguang Gas Co., Ltd.	$257,312
Luquan Chenguang Gas Co., Ltd.	$257,312
Cheng’an Chenguang Gas Co., Ltd.	$192,984

Cash flows from financing activities during the twelve months ended Dec 31, 2007 is $17.08 million, an increase of $7.22 million from $9.86 million in 2006.

Natural gas distribution is a typical capital-intensive industry, which requires a large amount of capital for the construction of pipelines and gas stations, purchase of transportation vehicles etc. while the investment would be got back in the following year with increasing new household connections. Under the organic growth model (growth by the Company without outside funding), the Company can develop new city projects by using the money generated from existing cities. The Company would be constrained by inadequate capital when developing into bigger cities or making Merger &Acquisition activities, under which situation the company needs to raise money to finance its business expansion.

Accounts Receivable

Accounts receivable as of December 31, 2007 were $7.32 million, representing a decrease of $0.79 million from $6.53 million as of December 31, 2006. Accounts receivable accounted for 36.09% of net revenues, compared to 60.11% in 2006. The considerable decrease was owing to the fact that we attach great importance to the management and control of accounts receivable.

Our account receivable is expected to gradually decrease during the first six months of 2008 due to our seasonal business cycle, in which many accounts receivable are recorded upon completion of construction projects in the fourth quarter, and are collected in the second quarter of the following year. The term of most of our accounts receivable is one year. As of the end of the second quarter of 2007, accounts receivable dated from 2006 had been mostly collected, and the remainder were primarily warranty payments. A warranty payment is the final payment that a customer makes for a construction project. It consists of the final 10% of the total project cost, and it becomes payable one year after construction has been completed, provided that no significant problems with the construction have arisen during the year.

The table below is a breakdown of our 10 largest accounts receivable as of December 31, 2007.

Baishan Jiehe Development & Construction Co., Ltd.	$200,844
Shuqian Mingwei Development & Construction Co., Ltd.	241,998
Peixian Jiannan Real Estate Development Co., Ltd.	313,367
Sihong Jinwan Construction Co., Ltd.	316,101
Xiuzhou Shenyuan Real Estate Development Co., Ltd.	337,038
Guannan Construction Co., Ltd.	345,360
Lianyuangan Baoli Development Co., Ltd.	357,665
Jianshu Province Farms	421,405
Huabei Oil Management & Machine co., Ltd.	553,365
Hebei Zhonggang Steel Co., Ltd.	592,135

$3,681,282

Notes Receivable

Notes receivable of $0.83 million as of December 31, 2007 is the Note issued by Hebei Zhonggang for its use of gas. The Note will be duly honored by bank.

Inventory

Inventory of $0.21 million as of December 31, 2007 was comprised of the spare parts of Maintenance equipment stored for Langfang Development Zone Wei Ye Hazardous Goods Transportation Co. Ltd., steel gas storage tanks, and natural gas.

Prepayments

Prepayments of $0.32 million as of December 31, 2007 were consist entirely of the prepayments for gas purchasing in accordance with the purchase and sale contract we signed with the gas suppliers.

Fixed Assets

Fixed Assets as of December 31, 2007 was $26.23 million, an increase of $10.94 million from $15.29 million in 2006. The table below is a breakdown of our fixed assets at cost:

	2007	2006
At Cost
Gas Pipelines	$18,885,734	$8,255,231
Motor Vehicles	4,874,685	2,204,621
Machinery & Equipment	885,997	273,943
Buildings	1,405,638	89,799
Leasehold Improvements	68,942	47,543
Office Equipment	105,336	67,774
Less Accumulated depreciation	(1,653,771)	(330,381)
	$24,572,565	$10,608,530

Other Payables

Other payables as of December 31, 2007 were $10.4 million, an increase of $8.6 million from the end of 2006. This increase is due to the fact that the former operator of Baishan city gas distribution system we acquired in July transferred its fixed assets valued at around $3.85 million to our company.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

BUSINESS OF THE COMPANY

Overview

We are engaged in the development of natural gas distribution systems and the distribution of natural gas to residential and industrial customers in small- and medium-sized cities in the People’s Republic of China (“PRC”), through our indirectly owned subsidiaries in the PRC, Beijing Zhong Ran Wei Ye Gas Co., Ltd. (“Beijing Gas”) and its subsidiaries.

We currently own and operate 24 natural gas distribution systems serving approximately 98,298 residential and 5 industrial customers. Our facilities include approximately 720 kilometers (“km”) of pipeline and delivery networks with a daily distribution of approximately 70,000 cubic meters of natural gas. We have two types of customers: (i) residential and (ii) industrial. The following table presents, for the periods indicated, selected operating data:

	At and for the quarter ended March 31	At and for the year ended December 31
	2008	2007	2006	2005
Total gas distributed and supplied (US$ millions)	2.99	7.3	3.65	2.7
Distribution network (km)	720	700	390	187.8
Number of industrial customers	5	5	5	4
Number of residential customers	98,298	93,708	48,199	23,700

We own and operate natural gas distribution systems in small and medium sized cities in Hebei, Jiangsu, Jilin and Anhui Provinces in addition to three natural gas distribution systems in the suburbs of Beijing. Beijing is not a province but a municipality directly under the jurisdiction of China’s State Council and has many urban districts in the suburbs.

We generate revenues in two ways: (i) connection fees for the interconnections to our natural gas distribution system and (ii) the sale of natural gas. The following table presents, for the periods indicated, the revenues generated from each of our major categories of operations:

	For the 3 months ended Mar. 31		At and for the year ended December 31
	2008		2007		2006		2005
	(in US$ millions)		(in US$ millions)		(in US$ millions)		(in US$ millions)
Connection fees (as % of total Sales)	1.35	(31)%	13.0	(64)%	7.22	(66)%	8.2	(75.2)%
Gas sales	2.99	(69)%	7.3	(36)%	3.65	(34)%	2.7	(24.8)%
Other sales			—		—		—

Our cost of sales consists of cost of gas sales and cost of connection. Cost of gas sales consists of cost of natural gas purchased from the suppliers, transportation cost, depreciation of plant and equipment, and amortization of the capitalized construction costs as our expenditures in constructing our pipeline infrastructure are generally capitalized as fixed assets and amortized over a period of time. Cost of connection includes certain construction costs that are expensed. The following table presents Beijing Gas’s costs of sales for the periods indicated:

	For the 3 months ended Mar. 31	For the year ended Dec 31
	2008	2007	2006	2005
	(in US$ millions)	(in US$ millions)	(in US$ millions)	(in US$ millions)
Gas costs	2.55	6.37	2.84	2.53
Connection costs	0.43	3.13	1.55	1.57

We buy natural gas for distribution in two forms: (i) compressed natural gas (“CNG”); and (ii) liquefied natural gas (“LNG”). Both CNG and LNG are natural gas that has been compressed into canisters so as to enable transportation, usually by truck, to the point of distribution or consumption. Typically CNG is compressed under 20.2 MPa pressure and transported at normal temperature, while LNG is compressed at 60.6MPa pressure and transported at sub zero degree temperature. CNG is generally transported within a distance of 300 km. There is no distance restriction in transporting LNG. As LNG is compressed at much higher pressure and transported at much lower temperature than CNG, the cost of compression and processing of LNG is higher than that of CNG. Generally, if a city is located within 300 km of our natural gas supplier, we transport CNG to the customers. We transport LNG to a city if it is located more than 300 km away from a supplier. Approximately 99% of the natural gas we purchase is CNG and approximately 1% is LNG.

Our business is generally affected by two seasonal factors: First, between December and March, the weather is too cold in northern China for construction. For a given gas distribution project, to avoid running into this time period, we generally start the process of pipeline installation, which has a duration of six to eight months, in April so as to complete the process before December. As a result, most of our revenues from connection fees are recorded in the fourth quarter. Second, winter is our peak season for gas sales, as our customers tend to consume more natural gas for heating purposes.

Organization and Structure of the Company

We operate through our indirectly-owned subsidiaries in the PRC, Beijing Gas and its subsidiaries.

As of May 21, 2008, our corporate structure is set forth below:

(1) The subsidiaries of Beijing Gas are set forth below:

Name of Subsidiary	Beijing Gas Equity Interest %
Peixian Weiye Gas Co., Ltd	90

Sihong Weiye Gas Co., Ltd	95

Wuhe Weiye Gas Co., Ltd	100

Changli Weiye Gas Co., Ltd	100

Yutian Zhongran Weiye Gas Co., Ltd	90

Weixian Jinli Gas Co., Ltd	100

Zhangjiakou City Xiahuayuan Jinli Gas Co., Ltd.	100

Wuqiao Gas Co., Ltd	95

Jinzhou Weiye Gas Co., Ltd	95

Shenzhou Weiye Gas Co., Ltd	95

Ningjin Weiye Gas Co., Ltd	95

Linzhang Weiye Gas Co., Ltd	85

Hengshui Weiye Gas Co., Ltd	100

Longyao Zhongran Weiye Gas Co., Ltd	95

Xingtang Weiye Gas Co., Ltd	95

Gucheng Weiye Gas Co., Ltd	100

Langfang Development Region Weiye Dangerous Goods Transportation Co., Ltd	95

Beijing Chenguang Gas Ltd.	100

Xinji Zhongchen Gas Co., Ltd	100

Tianjin Chenguang Gas Co., Ltd	100

Luquan Chenguang Gas Co., Ltd	100

Cheng’an Chenguang Gas Co., Ltd	100

Nangong Weiye Gas Co., Ltd	100

Sishui Weiye Gas Co., Ltd	95

Guannan Weiye Gas Co., Ltd	100

Sixian Weiye Gas Co., Ltd	100

Baishan Wiye Gas Co., Ltd	100

Tongshan Hengxin Jiaye Natural Gas Co., Ltd.	100

Organizational History

Sino Gas International Holdings, Inc. was incorporated under the laws of the State of Utah on August 19, 1983 as Evica Resources, Inc. On April 5, 1984, we changed our name to American Arms, Inc. American Arms, Inc. commenced the manufacture and sale of weapons and laser sights. On April 12, 1988, we changed our name to American Industries, Inc. as we were no longer engaged in the manufacturing and sale of weapons and laser sights. American Industries, Inc. was in the business of providing room safes for hotels.

On February 19, 2002, we formed a subsidiary corporation named Pegasus Tel, Inc. under the laws of the State of Delaware, in order to enter into the telecommunications business. On March 28, 2002, Pegasus Tel, Inc. merged with Pegasus Communications, Inc., a New York corporation, with Pegasus Tel, Inc. as the surviving entity. On January 14, 2002 we purchased payphone assets consisting of 29 payphones and associated equipment from the Margaretville Telephone Company for $11,600.00.

On May 21, 2002, we changed our name to Dolce Ventures, Inc.  We were an inactive shell between May 2002 and September 7, 2006.

On September 7, 2006, the shareholders holding 72,569,764 shares of our common stock, which constituted 72.01% of the then outstanding shares of our capital stock, sold all of their shares to GAS Investment China Co., Ltd. (“Gas (BVI)”), the parent company of Beijing Gas, for a cash consideration of $675,000. On the same date, we consummated a share exchange transaction with the shareholders of Gas (BVI), whereby we exchanged 14,361,646 shares of our Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred”), which constituted all of the then outstanding shares of our Series A Preferred, for all of the issued and outstanding stock of Gas (BVI) held by the shareholders of Gas (BVI). As a result of the share exchange transaction, Gas (BVI) became our wholly-owned subsidiary, and Beijing Gas became our indirectly wholly-owned subsidiary. In addition, as a result of the share exchange transaction, we ceased being a shell company as such term is defined in Rule 12b-2 under the Exchange Act and are now engaged in the development of natural gas distribution systems and the distribution and supply of natural gas in the PRC.

On November 17, 2006, we changed our name to Sino Gas International Holdings, Inc. and effected a 304.44-for-1 reverse stock split which reduced the number of the outstanding shares of our common stock from 100,770,140 to 331,002. Upon the effectiveness of the reverse stock split, each of the 14,361,646 shares of the then outstanding Series A Preferred was automatically converted into one share of our common stock, resulting in all of the shareholders of Gas (BVI) immediately prior to the share exchange owning approximately 97.7% of the outstanding shares of our common stock immediately after the reverse stock split, with Mr. Yuchuan Liu, the CEO of our company, owning 36.7%, Bas (BVI) owning 1.6% and the original shareholders of Dolce Ventures, Inc. immediately prior to the share exchange owning 0.6%.

Organizational History of Gas (BVI) and Beijing Gas

Gas (BVI) was incorporated on June 19, 2003 in the Territory of the British Virgin Islands with Mr. Liu Yu Chuan as its sole shareholder. Gas (BVI) is the holding company for Beijing Gas. Prior to the acquisition of all of the equity interests of Beijing Gas by Gas (BVI) as described below, Gas (BVI) had no business operations, assets or liabilities, apart from organizational expenses and fees.

Beijing Gas was originally formed as a limited liability company under the laws of the PRC in 2001 under the name Beijing Yuan Wang Yu Cheng Construction Ltd., and changed its name to its current name, Beijing Zhong Ran Wei Ye Gas Co. Ltd., in June 2003.  On February 17, 2004, Gas (BVI) acquired all the outstanding capital stock of Beijing Gas from its then shareholders. On July 14, 2004, Gas (BVI) transferred 1% of the capital stock of Beijing Gas to Shen Zhen Shen Qi Cheng Tong Investment Ltd., a limited liability company organized under the laws of the PRC (“Shen Zhen Shen Qi”), and, simultaneously, Shen Zhen Shen Qi invested RMB 20 million in Beijing Gas in exchange for 50% of its capital stock. As a result, Gas (BVI) and Shen Zhen Shen Qi held 49% and 51% of the capital stock of Beijing Gas, respectively. On April 30, 2006, Gas (BVI) acquired all of the capital stock of Beijing Gas held by Shen Zhen Shen Qi in exchange for RMB 20.4 million. As a result of this transaction, Beijing Gas is now a “wholly foreign owned entity” under PRC law by virtue of its status as a wholly-owned subsidiary of Gas (BVI).

Beijing Gas has subsidiaries, known as project companies, in four provinces, and four branch offices in Beijing. The project companies are the operating subsidiaries of Beijing Gas. Each project company operates as a local natural gas distributor in a city or county, which we refer to as an operational location, pursuant to an exclusive franchise agreement with the local government or entities responsible for administering and/or regulating gas utilities, pursuant to which Beijing Gas is granted the exclusive right to develop and operate natural gas distribution systems and distribute natural gas at the operational location.

We now have operations in Hebei Province, Jiangsu Province, Anhui Province, and Jilin province and in the suburbs of Beijing through our four branch offices in Beijing, We have operations in 18 cities in Hebei, 2 cities in Anhui, 3 cities in Jiangsu and 1 city in Jilin province. Most of them have an urban population of less than 300,000 and are experiencing quick urbanization. Hebei Province is the closest province to the Chinese Capital city Beijing, where our headquarters is located. Jiangsu Province and Anhui Province are two adjourning provinces in eastern China, which are close to Shanghai City. Jilin Province is located in North-Eastern China.

Each of the project companies is organized as a limited liability company under PRC law with Beijing Gas holding an equity interest of 85% to 100% and an individual shareholder nominally holding the remainder of the equity interest in such project company. Each such individual shareholder has relinquished any and all rights, power and interest of a shareholder in the respective project companies under enforceable contracts. This structure was intended to comply with a PRC law that required a limited liability company to have at least two shareholders, which requirement was removed in January 2006. Beijing Gas intends to cause the individual shareholders to transfer their shares in each of the project companies back to Beijing Gas in the near future.

In addition, Beijing Gas holds a 40% equity interest in Beijing Zhong Ran Xiang Ke Oil and Gas Technology Co. Ltd. (“Beijing Zhong Ran Xiang Ke”), a PRC joint venture entity engaged in the business of development, licensing and sale of oil and gas technologies and equipment, and sale of self-produced chemical preparation for use in the exploration process of oil field. We did not derive any material amount of revenues from this joint venture.

We made the following acquisitions:

On December 13, 2006, Beijing Gas, acquired 100% equity interest of Zhangiiakou City Xiahuayuan Jinli Gas Ltd. Co. for a purchase price of 2,000,000 RMB (approximately U.S. $274,000) in cash. Xiahuayuan Jinli is now a wholly-owned subsidiary of Beijing Gas. Xiahuayuan Jinli is a small regional natural gas distributor in Hebei Province, PRC. This acquisition is not with related parties.

On December 13, 2006, Beijing Gas acquired 100% equity interest of Yuxian Jinli Gas Ltd. Co., for a purchase price of 9,500,000 RMB in cash (approximately U.S. $ 1.3 million). Yuxian Jinli is now a wholly-owned subsidiary of Beijing Gas. Yuan Jinli is a small regional natural gas distributor in Hebei Province, PRC. This acquisition is not with related parties.

On January 15, 2007, Beijing Gas acquired 100% equity interest of Beijing Chenguang Gas Ltd., Co. for a purchase price of 26,000,000 RMB (or approximately USD3.35 million) in cash. Beijing Chenguang became a wholly-owned subsidiary of Beijing Gas. Beijing Chenguang is primarily engaged in the business of developing, transfer and licensing of technologies regarding natural gas purification, compression and transportation., as well as installation of natural gas equipment and supply of natural gas. Mr. Zhicheng Zhou, our Chief Operating Officer, owned 30% of Beijng Chenguang immediately prior to the acquisition. We made full disclosure under the heading “Certain relationships and related transactions” on page 71 of this prospectus.
On June 20, 2007, Beijing Gas acquired 100% equity interest of Guannan Zhongyuan Natural Gas Co., Ltd. for a purchase price of 7,500,000 RMB (approximately $987,000) in cash. Guannan is a regional natural gas distributor and developer of natural gas distribution networks in China's Jiangsu Province. The acquisition of Guannan includes all of the assets and customer relationships of Guannan, including concession rights to be the exclusive natural gas distributor in Guannan County, Jiangsu Province, for a period of 30 years beginning June 29, 2007. This acquisition is not with related parties.

On July 9, 2007, we purchased the assets of Baishan Gas Co., Ltd., a regional distributor and developer of distribution networks for natural gas in Jilin Province for a price of $921,000 (RMB7,000,000). Under the asset purchase agreement, we are responsible for paying outstanding debts of Baishan Gas Co., Ltd. in the amount of $4,000,000, which are due in periodic installments through the year 2030. This acquisition is not with related parties.

On April 22, 2008, we entered into an agreement with the Qujing Development Investment Co., Ltd. a PRC state-owned company and Yunnan Investment Group Co., Ltd, also a PRC state-owned company, to set up Qujing Gas Co. Ltd to operate in the City of Qujing, Yunnan Province (the “Qujing Gas”). The Company will hold a 39% equity interest in Qujing Gas. The initial registered capital of the Qujing Gas is RMB 30 million (U.S.$4.29 million). This acquisitions is not with related parties.

On April 23, 2008, the Company acquired 100% equity interest in Tongshan Hengxin Jiaye Natural Gas Co., Ltd. (“Tongshan”), for a purchase price of RMB 32.6 million (U.S.$4.66 million). Tongshan is a regional natural gas distributor and developer of natural gas distribution networks in China’s Jiangsu Province. This acquisition is not with related parties.

Our Industry

China’s Macro-Economic Environment for the Natural Gas Market

Traditionally, the PRC has relied heavily on coal and crude oil as its energy sources. According to the China Statistical Yearbook, in 2004, coal, crude oil, hydro-electricity and natural gas accounted for 68.0%, 22.3%, 7.1% and 2.6%, respectively, of the PRC's total energy consumption. In 2005, the ratios were 68.9%, 21.0%, 7.2% and 2.9% respectively. Natural gas has been primarily used as a raw material for chemical fertilizer and to operate oil and gas fields. Accordingly, most natural gas is consumed for production of fertilizer, while the non-production sector accounts for low percentage of final consumption. In 2005, non-production consumption of natural gas was around 7.9 billion cubic meters, which was only a little over 15% of total natural gas consumption that reached to 47.9 billion cubic meters (Source: National Bureau of Statistics of China).

The PRC's heavy reliance on coal is out of line with world consumption rates for the same time period which was 26.5% in 2005 (Source: Energy Information Administration, U.S. Department of Energy). The use of coal, however, causes air pollution and other negative consequences to the environment. In the PRC, the heavy use of unwashed coal has lead to large emissions of sulfur dioxide and particulate matter. The latest air pollution study conducted by the Blacksmith Institute shows that in 2007 two of the 10 most polluted cities in the world are located in the PRC (Source: http://www.blacksmithinstitute.org). As such, there have been serious environmental concerns in many countries around the world and resulted in a global trend to reduce coal usage.

Recognizing the serious problems caused by heavy reliance on coal usage, the PRC government has aggressively moved to reduce coal usage by substituting coal with other, more environmentally friendly forms of fuel, such as natural gas. In consideration of such trends, the PRC set out a policy to raise the share of natural gas in the country's energy mix in its Ninth 5-Year Plan (1996-2000).  At the local government level, in many locations where natural gas supply is available, local governments often require all new residential buildings to incorporate piped gas connections in their designs as a condition to the issuance of the construction or occupancy permits. Before 2000, the gas distribution had principally been served by local municipal governments. Since then, the industry has been open to private sector, whose investments have fostered the wide use of natural gas in the PRC. The natural gas industry has been deemed by the PRC government as a suitable industry for public and private investments.

Demand for Natural Gas in China

Currently, natural gas consumption in the PRC accounts for less than 3% of its total energy consumption. However, driven by environmental pressure from the demand side and improvements in social infrastructure with economic growth, in the west in particular, and stable energy supply, it is anticipated that the use of natural gas will grow very rapidly in the PRC. According to the statistics of the China National Development and Reform Commission (“NDRC”), the consumption of natural gas as increased from 24.5 billion cubic meters in 2000 to 47.9 billion cubic meters in 2005, which represented an average growth of 14.35% per year. According to a research report by Merrill Lynch, demand for natural gas will increase from 16 billion cubic meters in 2005 to 70 billion cubic meters in 2020, representing a compounded annual growth rate of 10.3%.

China’s Natural Gas Reserves and Gas Pipeline Infrastructure

The PRC abounds in rich natural gas reserves, which are distributed principally in Xinjiang, Sichuan and Inner Mongolia in western and north-central China. According to the statistics of the Energy Information Administration, proved natural gas reserves in China are estimated to be 53,325 billion cubic feet in 2006, and 80,000 billion cubic feet in 2007.

Because the PRC’s largest reserves of natural gas are located in western and north-central China, it requires a significant investment in gas transportation infrastructure to carry natural gas to eastern cities and the rest of the PRC. Until recent years, the PRC’s natural gas consumption was limited to local natural gas producing provinces because of the lack of national long-distance pipeline infrastructure.

The principal method for transportation of natural gas from a source to end users is by means of pipelines. In order to develop the natural gas industry, it is essential that the necessary pipeline infrastructure be in place so that natural gas is easily accessible for distribution to end users at affordable cost.

Under with the PRC government’s Tenth 5-Year Plan (2001-2005), the country’s longest pipeline, known as the West-East Pipeline, was constructed and went into operation in January 2005. It transports natural gas to demand centers in the southeast from deposits in the western Xinjiang province to Shanghai, picking up additional gas in the Ordos Basin along the way. The full length of the pipeline is about 4,200 km with a designed annual throughput capacity of 20 billion cubic meters, a delivery pressure of 10 megapascals and 35 processing stations along the pipeline.

There are other pipelines linking smaller natural gas deposits to consumers, such as the pipeline linking the Sebei natural gas field in the Qaidam Basin with consumers in the city of Lanzhou, Ganshu province in the northwest, and a pipeline linking natural gas deposits in Sichuan province in the southwest to demand centers in Hubei and Hunan provinces in the central PRC.

In its Eleventh 5-Year Plan (2006 - 2010), the PRC government re-affirmed its commitment to making significant investments in the expansion of the natural gas pipeline infrastructure over a period of 20 years.

Natural Gas Suppliers

The natural gas supply in China is dominated by the three large state-owned oil and gas holding companies, namely China National Petroleum Corporation Group (“PetroChina”), China Petroleum and Chemical Corporation Group (“Sinopec”), and China National Offshore Oil Corporation Group (“CNOOC”). In 2006, production by CNPC, Sinopec and CNOOC accounted for 73.7%, 14.1% and 12.2%, respectively, of the total national production. CNPC and Sinopec own and primarily operate onshore pipelines while CNOOC owns and operates virtually all off shore pipelines (Source: The Institute of Energy Economics of Japan).

Natural Gas Distributors

Before 2000, natural gas distribution had been principally served by local municipal governments. Since then, natural gas industry has been designated by the PRC government as a suitable industry for public and private investment and has been open to private investment which has fueled the development of the industry and fostered a wider use of natural gas in the PRC. In large cities where the population exceeds 100,000, the natural gas distribution business is dominated by state owned companies, while in cities where the population is less than 100,000, natural gas distribution is carried out by many privately owned companies, most of which operate in just a few locations.

The Gas Delivery Process

The natural gas delivery process is categorized by three segments: production, transmission and distribution, as shown in the chart below:

Production involves underground exploration, drilling, extraction and purification of the natural gas. After extraction from a gas well, natural gas is transported to nearby refineries for removal of water and other impurities. The natural gas is then transported from the refineries via long distance pipelines under extremely high pressure facilitating the supply to a large number of locations near these pipelines at high speeds. The long distance pipelines are owned and operated by PRC state owned oil and gas exploration and production companies such as Sinopec and PetroChina.

Distribution companies (such as our company) distribute natural gas to end users and often own the gas pipeline infrastructure rights of an operational location (including the local pipelines, the processing stations, and the branch pipelines). A distribution company purchases natural gas from oil and gas exploration and production companies. The distribution company determines the method of delivering natural gas to its desired destination after taking into account factors such as the distance between the stations along the major pipeline and delivery points and the expected demand for gas from the relevant gas supply locations.

The transportation of CNG and LNG involves the delivery of natural gas by trucks from gas wells or stations located along the relevant long distance pipeline to a processing station. Such processing stations may contain CNG or LNG pressure regulating facilities which will depressurize the CNG or LNG to reduce the pressure of natural gas from high pressure to medium pressure, before transferring the natural gas to a local pipeline.

The processing station is usually located on the outskirts of an operational location for safety reasons and it provides certain ancillary facilities:

•	To add bromine to the gas to enable the detection of leakages when the gas is transmitted through the pipelines, and

•	To store gas under high, medium or low pressure to be used as reserves for future unexpected fluctuation in demand.

High pressure gas storage tanks usually have thicker walls and therefore, are more expensive to construct than gas storage tanks for storage of gas under medium or low pressure.

After processing, the gas is transmitted under medium pressure to the local pipelines. Local pipelines are laid within an operational location and represent the backbone of the local gas delivery system. Different sections of the local pipelines operate at slightly different pressures, with computer controlled regulators controlling the flow of natural gas for delivery to end users via the branch pipelines and customers’ inlets.

When there is a demand for a connection of gas to a particular area within a gas supply location, the distribution company will invest in the construction of the branch pipelines to connect the local pipelines to the pressure regulating boxes located in the end-users’ buildings or premises. The pressure regulating box reduces the natural gas to a lower pressure before the natural gas is transmitted to the customers’ inlets. Customers’ inlets transmit the natural gas through the pressure regulating box to the end users.

Our Strategy

Our strategy involves a plan: (i) to expand our presence in smaller cities; (ii) to acquire existing gas distribution systems and/or franchises; and (iii) to expand our business upstream by developing and maintaining pipelines that connect China’s East-West Gas Pipeline with the cities where we have our gas stations or where other distributors own distribution networks.

(i) Expand Our Presence in Smaller Cities; by Obtaining Additional Exclusive Franchises. We have focused on small (with urban dwellers in the city proper less than 100,000) and medium sized (with urban dwellers in the city proper less than 300,000) , generally near a larger metropolitan area where there is little competition to obtain a franchise, and where our franchise grants us exclusivity. In such places in the PRC, we are in a better position to obtain exclusive natural gas distribution system development and supply franchise agreements in negotiating with the cities, which urgently need to provide their citizens with energy, and usually do not have the leverage of very large cities, which can attract multiple bidders for their franchises. Accordingly, we require and receive an exclusive franchise entitling us to be the sole natural gas utility in such city. Usually, our franchises are for a period of 25-30 years. Since our founding, we have successfully obtained 26 franchises in small and medium sized cities, of which 24 have already developed and 2 are still under development. In 2007 alone, we were able to secure 5 development projects. We plan to obtain and develop 5-8 of such projects per year.

(ii) Acquire Existing Franchises and Gas Distribution Networks to Facilitate Growth. Our expanded presence in small and medium sized cities was accomplished not only by securing franchises and developing gas distribution networks ourselves but also by acquiring existing franchises and networks from other operators. Of the five locations we added in 2007, three were acquired. We believe acquisitions will provide us opportunities for growth as well as enable us to explore opportunities in bigger cities (with urban dweller in the city proper more than 300,000). We are now targeting companies that have good assets and market prospect with strategic locations but less burdened with employees retirement liabilities. We have identified several targets and are negotiating with some of them. We expect to complete a significant acquisition in the near future.

(iii) Expand into Upstream Business. We currently develop gas distribution networks which deliver gas from our storage station in a particular city to residential or industrial customers in that city. We do not have pipelines that connect the national main pipeline that runs across China from the West to the East with the cities where we our customers are located. We have to deliver the gas we purchase from the main pipeline operator to our gas storage facilities in different cities by trucks. We intend to expand into upstream business by developing regional distribution networks to connect West-East main pipeline with cities that are not located near the passageway of the national main pipeline. By developing and maintaining regional pipelines, we believe we can deliver natural gas to our customers more efficiently and with potentially higher margins. In addition, such regional distribution networks can be used by other gas distributors along the pipelines, which will add potential revenue sources for us. As the development of such regional networks require a significant capital outlay, we intend to start exploring such projects after we raise a significant amount of funds in the future.

(iv)Raise Additional Capital . We are in a very capital-intensive business due to the fact that a major part of our activities is to build local natural gas distribution networks which requires a larger capital outlay. Our estimated capital needs for developing a natural gas distribution networks for a specific location are approximately $5 million. We plan to undertake 5-8 projects per year. Therefore, we need approximately $40 million of capital per year. Although the connection fees we charge our customers provide us with the needed capital for building local natural gas distribution networks to a large degree, they may not provide sufficient capital if we carry out the acquisitions and upstream expansion as we have planned. Our growth will, therefore, depend heavily on our ability to raise additional funds. We anticipate using our financing strategy as a competitive tool. Our goal is to duplicate the type of financing and related financial instruments used by utilities in the United States, including the issuance of subsidiary level, non-recourse debt, preferred stock and holding company fixed income issuances. Such a financing plan can not only give us a favorable cost of capital, but enhance investor returns and keep investor dilution at a minimum.

Competitive Advantages

We believe we have the following competitive advantages:

(i) Better Relationship with Natural Gas Suppliers. Many of our employees are former employees of SinoPec and PetroChina. Therefore, we have been able to secure contracts with these large state owned natural gas producers. These contracts have ensured a stable supply of natural gas for us.

(ii) Experienced Management and Technical Personnel.  We have a team of senior executives who are industry experts in managing larger Chinese petroleum and/or gas companies with scores of years of combined experience in running our company or managing business in this industry. Our founder and Chief Executive Officer, Mr. Yuchuan Liu, is a natural gas industry expert with over 20 years experience in senior management positions at PetroChina and China Gas Holdings Limited, a Hong Kong Stock Exchange-listed PRC company. Our Chief Operating Officer, Mr. Zhicheng Zhou, served as the director and General Manager of Beijing Chenguang Gas Co., Ltd. from late 2002 to 2006. Our Chief Engineer, Mr. Shukui Bian, is one of the draftsmen of the PRC national standard for urban gas supply, and was previously the chief executive officer of the First Oil Extraction Plant of North China Oilfield. Our company was one of the earliest to engage in the natural gas distribution business in small and medium sized cities, and thus having gained significant experience in this market segment.

(iii) Experienced Sales and Marketing Team. Our sales and marketing team has gained significant experience in working with local governments and identifying potential markets in small and medium sized cities. Due to their effort, we have won franchises for more than 25 locations.

(iv) US Capital Market Access. By becoming a US public company, we have gained access to the US capital market, which is the biggest and most efficient. We will be able to raise funds, as we have done, for our expansion and growth albeit our ability to raise funds in the US is a limited one because we have not been listed on any major US national stock exchanges. Very few Chinese companies that are in the natural gas distribution business have become a US public company.

Products and Services

Currently, we generate revenues primarily from the connection fees we charge our customers for connecting their appliances to the pipelines in our natural gas distribution systems which we have constructed, and fees for natural gas we charge our customers based on usage.

Historically, connection fees and fees of natural gas usage have constituted more than 90% of our revenues. We recorded connection fees in the amounts of $12.97 million and $7.22 million for the fiscal years ended December 31, 2007 and 2006, respectively, constituting 64% and 66% of total revenues for those years. Sales of natural gas were $7.29 million and $3.65 million for the fiscal years ended December 31, 2007 and 2006, respectively, constituting 36% and 34% of the total revenues for those years.

Connection Fees

We charge residential customers a flat connection fee for connections to our customers’ gas appliances, typically including cooking stoves, water heaters and boilers. The level of connection fees varies among operational locations and is determine based on a detailed analysis of factors such as estimated capital expenditure, fees charged in surrounding cities, number of users, expected penetration rates, income levels and affordability to local residents and is approved by the relevant local state price bureau. The average of these connection fees for the company in 2007 was approximately $286.4 per household. For industrial customers, the connection fee is determined based on the facility capacity (on a cubic meter per day basis 300 RMB per cubic meter). Should additional capacity be needed, these customers are required to pay additional connection fees for the additional capacity installed. Connection fees are usually paid in installments, with 30% upon signing, 30% at milestones set out in the contracts, 30% upon completion and 10% guarantee which is paid after one year. Connection fees generally provide a 60-80% profit margin. The rates of connections fee are set by the local state price bureau based on the connection fees charged by other gas distributors in surrounding areas and can vary in different cities. In most cases, we accept the price set by the local state price bureau. But if we find the price does not offer a profit margin equal or greater than 20%, we will negotiate with local governments for an increase. The local governments usually agreed to increase our connection fees under such circumstances Our average connection fee per household is about $276 and the connection fee in most cities is very close to that average. Gas usage fees are also subject to the approval of the local state price bureau. Future price increases are also subject to the same approval process. In considering applications for an increase in gas usage charges, the local state price bureau may consider factors such as increases in the wholesale price of gas or operating expenses, inflation, additional capital expenditure, and whether the profit margin remains fair and reasonable.

When entering into master supply contracts for mass connections, we usually require the payment of deposit from customers while the balance is payable in accordance with the terms set out in the contracts. In the event customers default in the payment of connection fees, we will not start the supply of natural gas until the connection fees are paid.

The deposit received from customers upon the signing of supply contracts generally funds the majority of our capital costs in any new operational location.

Gas Usage Charges

We arrive at gas usage charges after taking into consideration the wholesale price of gas, operating costs, price of substitute products, internal business model margins and the purchasing power of local residents. Gas usage charges are based on actual usage on a per cubic meter basis. The gas usage charges per cubic meter vary between operational locations and the payment mechanism between different categories of customers varies.

Since our inception, the majority of our residential customers have purchased gas units in cash at our sales outlets with details of the prepaid gas units stored electronically on a debit card. The debit card is inserted into a debit card debit gas meter installed at the end user’s premises to activate the gas supply. Units of gas used are deducted from the debit card. When the level of prepaid gas units drops to a certain level (currently pre-set at three cubic meters), the gas meter will produce a sound signal to remind the customer to replenish the value stored in the debit card. Over 85% of our residential customers utilize the debit card payment method. This payment method provides significant advantages to us as all gas purchases are prepaid - not at the point of sale or in arrears.

For those residential customers without a debit card gas meter installed and for commercial and industrial customers, payments for natural gas usage are made in arrears. Gas meters that record actual gas consumption are installed at the end users’ premises and meter readings are taken physically by our staff every month. Monthly bills based on the prior month’s actual usage are then sent to customers. In the event customers default in payment of gas usage charges, gas supply will be suspended within one month of billing.

Our Business Activities

Our major business activities include development and construction of local gas distribution networks, transportation of natural gas from suppliers to our storage facilities in a given operational location, and operating and maintaining the gas distribution networks.

Development

(i) Identifying distribution opportunities in new operational location: Our business development team actively explores and identifies suitable areas of service by conducting market research on potential operational locations where the demand for piped natural gas is desired. Because of our experience and ongoing cooperation with governmental authorities, we also receive invitations from local governments to bid for new natural gas projects or to take over existing natural gas projects.

As the piped natural gas supply industry in the PRC is still in the early stages of development, most areas in the PRC are not yet supplied with piped natural gas even though they may be in close proximity to natural gas sources. Due to the capital intensive nature of new natural gas distribution projects, we are very selective in our choices for new operational locations.

The selection of new operational locations is determined after conducting preliminary evaluation and studies on the target locations, and return on investment. The criteria for any potential operational location that are investigated and documented by us are:

1.	Size and density of population.

2.	Economic statistics of the targeted locations.

3.	Extent and concentration of industrial and commercial activities.

4.	New property development in the target location.

5.	Projected levels of connection fees and gas usage charges.

6.	Extent of the local government’s commitment to environmental protection, environmental policies in place, and the local population’s awareness of environmental issues.

7.	Likelihood of exclusive operational rights and preferential treatment on tax and governmental fees.

8.
Types of gas supply (piped natural gas, CNG or LNG) and methods of delivery. CNG trucks are deployed if the gas source, or long distance pipeline, is located within 300 km. Generally, LNG trucks are used if the gas source, or long distance pipeline, is located beyond 300 km.

9.
For an acquisition of existing natural gas projects, the cost of acquisition, quality of assets and/or business are also valued. In addition, the liabilities of the business are analyzed along with any other perceived or actual problems encountered.

Based on the findings of the investigation, our business development team will decide whether to make a recommendation to management for approval to proceed with discussions and negotiations on a new project. We have conducted dozens of preliminary evaluations since our inception in 2003. We have an aggregate of 24 completed or partially completed operational locations.

(ii) Securing a New operational location. Once we have approved a potential natural gas distribution project in an operational location, we normally set up a local independent subsidiary, also know as a project company, to administer the project for its lifetime. We then prepare and submit a detailed gas project proposal to the local government and commence negotiations on major issues such as the granting of exclusive rights or rights of first refusal to supply gas to that location, proposed connection fees and gas usage charges and whether any tax and other concessions or favorable policies will be granted by the local government. Once established, the project company will conduct a series of marketing and promotional campaigns (which may include joint promotional campaigns with the local government) to increase public awareness of piped natural gas in the operational location. Concurrently, we begin actively seeking out potential customers in the operational location and negotiate the terms of supply contracts with the aim of entering into supply contracts as soon as possible with such customers.

(iii) Construction.

(a) Design stage. The design of the gas pipeline infrastructure for a natural gas distribution project includes the processing stations, the local pipelines and other ancillary facilities such as gas storage tanks. It is carried out by a government approved design institute in accordance with our requirements and specifications. It also takes into account the local population size, the development of the economy, the utilization of energy resources and the environmental conditions. The master design is subject to approval by the local city construction department. The design stage normally takes two to three months.

(b) Construction Stage. Once the design is approved, we invite independent qualified contractors to tender bids for the construction work. The selection criteria for the contractors include their qualifications, experience, expertise, reputation, familiarity with the local environment, prior experience with us and price. We generally enter into turnkey contracts with independent contractors for construction, installation and maintenance of the natural gas pipelines. We pay a down payment with the remainder to be paid upon completion of the project. At the time of entering into turnkey contracts, we source raw materials such as piping, gas regulating equipment and machinery. We have strict quality control procedures for the sourcing of supplies for all construction purposes.

Our internal engineers and independent external inspectors monitor the entire construction process to ensure that each stage of construction meets our quality and safety standards and the relevant regulatory requirements.

For a given operational location, although the gas pipeline infrastructure is designed to cover the entire operational location, our construction program focuses on early gas delivery to areas of concentrated customer demand within such operational location. This ensures that natural gas supply can begin as soon as the essential gas pipeline infrastructure and facilities such as the processing stations are completed. Construction work in a target area will gradually extend to cover the whole operational location, which typically takes two to five years.

Operation

Once the necessary gas pipeline infrastructure is in place in a given operational location, we begin the design and construction of the branch pipelines and customers’ inlets pursuant to gas supply contracts with customers. The designs of branch pipelines and customers’ inlets are normally prepared by us, reviewed by a government approved design institute, and carried out by external contractors. Upon completion of the construction of the branch pipelines and customer inlets in the operational location, we begin to supply and sale natural gas and related services to customers within the operational location pursuant to supply contracts with such customers. The natural gas to be supplied to the residential or industrial customers is carried by trucks with canisters that contain CNG or LNG, to our storage facilities in various operational locations for storage, decompression and gasification. From those storage facilities, the gas is transported through our pipeline system to our end users.

Intellectual Property

We do not hold any registered trademarks or patents. We have developed a proprietary natural gas compression process that allows us to effectively and economically compress natural gas and distribute it. .

We own and operate a website under the internet domain name www.sino-gas.com.

Research and Development

We have eight full-time employees engaged in the company-sponsored research and development efforts. These employees specialize in the fields of energy, mechanical and electronic engineering. For the fiscal year ended December 31, 2007 and 2006, $1,013,400 and $543,500, respectively, on R&D activities. Areas that are targets of our ongoing research and development activities include:

•	Methodology and practices to increase operating efficiency and safety standards.

•	Expansion of the applications for natural gas, such as gas-fuelled air conditioners, washing machines and dryers, and the use of CNG in motor vehicles.

•	Improvements in gas storage and transportation systems especially the reduction of the size of the storage facilities.

Sales and Marketing

Our main sales office, which is located in Beijing, has three staff led by the Vice President of Marketing and is responsible for managing our overall sales policies and devising our marketing strategy. They are responsible for developing and maintaining accounts with major industrial customers and large real estate developers. They regularly visit potential customers and conduct meetings with them to see if there is need and to introduce the advantages of using natural gas.

We have approximately 25 sales and marketing staff at our operational locations who target residential customers by working with local neighborhood committees and government agencies. In addition, they coordinate with our national office in with national office in targeting industrial customers and local developers. We establish a project company at each operational location and the local sales and marketing team for each project company works together with the main office team to structure an appropriate plan accommodating the specific needs and circumstances of the operational location. Our marketing team plays an active role in lobbying the relevant government authorities during the negotiation stage.

The sales and marketing team is responsible for company image and brand building, as well as promoting the advantages and concept of using natural gas as a necessary part of modern day life. Once established, a project company will implement a series of promotional campaigns (which may include joint promotional campaigns with the local government) to increase public awareness of piped natural gas in an operational location. At the same time, the project company begins to actively seek out potential customers in the operational location and negotiate the terms of supply contracts with the aim of entering into supply contracts with such customers as soon as possible.

Our Customers

We have two principal types of customers: (i) residential customers and (ii) industrial customers.

Residential Customers

Natural gas is primarily used by residential owners for cooking as well as water and space heating. We market directly to property developers, government departments and organizations, private companies and state-owned enterprises, as these entities enter into master supply contracts with us for the connection of gas to all the units within a residential development (new or existing, owned by such entities or their respective employees). These entities are responsible for making, or they coordinate with the end users to facilitate our efforts in collecting the advance payment of connection fees, while gas usage charges are paid by the individual end users. With new residential developments, connection fees are collected in advance by an installment of 30% upon the signing of the contracts. An additional 30% is colleted at milestones set in the contracts and an additional 30% is collected upon completion of the project. Usually, we will have collected ninety percent payment of connection fees by the time when construction is completed regardless of whether the units are sold or occupied. The remaining 10 percent is paid one year after the completion and any deduction of warranty expenses. The actual supply of gas commences after the unit is occupied.

We also connect to existing buildings formerly without piped natural gas supplies. Representatives of the buildings will consult individual households as to whether they wish to have piped natural gas supply and coordinate the collection of connection fees from the end users on our behalf. Both connection fees and gas usage charges are payable in advance by the individual end users. We build pipelines to connect these customers to our gas storage facilities and supply gas at market price after receiving payment. The inlets that are located inside the home and gas appliances are owned by the end users, with one-year quality guarantee by us. We maintain the pipelines outside the end user’s homes. The contracts are generally renewable on a yearly basis.

At present, we have approximately 365 master supply agreements for the supply of gas to 98,298 end users in Beijing Hebei, Jiangsu, Jilin and Anhui. Our top five residential customers, who are developers or owners of residential areas, are shown below:

	Percentage of Connections Fees for the year ended December 31,
Customers	2007	2006
Shanghai Datun Energy Holdings	21.28%	36.43%
Huabei Oil Management Bureau	12.06%	-%
Hebei Ji Heng Yuan Group	5.47%	-%
Shi Jia Zhuang Jin Shi Real Estate Co.	3.84%	-%
Jinzhou Real Estate Co.	3.12%	-%
Total	46.83%	*65.24%
* the percentage of the top five of 2006

Industrial and Commercial Customers

Our industrial customers use natural gas primarily for heating, air conditioning, water heating and cooking purposes. These customers we target include owners of hotels, restaurants, office buildings, shopping centers, hospitals, educational establishments, sports and leisure facilities and exhibition halls. Natural gas has a wide variety of applications for industrial customers such as fuelling industrial boilers, furnaces, ovens, incinerators, foundries and steamers as well as water and space heating in staff canteens and dormitories within the industrial customers’ premises. We enter into supply contracts with these customers for the distribution of gas to their premises, and both connection fees and gas usage charges are borne by such customers.

The table below presents information about our industrial customers for the periods indicated:
	Percentage of Sales Quarter ended March 31,	Percentage of Sales Fiscal year ended December 31,
Customers	2008	2007	2006
Hebei Zhong Gang Steel	34.53%	30.4%	51.78%
Tang Shan Chang Sheng	2.97%	4.00%	9.04%
Elite (Lang Fang) Textile	1.63%	0.90%	0%
Huabei Machine Factory	7.02%	2.88%	0%
Hebei Ji Heng Yuan	2.35%	0.76%	0%
Total	48.5%	38.87%	61.02%

During the quarter ended March 31, 2008, our largest two customers were Heibei Zhong Gang Steel and Huabei Machine Factory.

Materials and Supplies

Natural Gas

The principal supplies purchased for our business are natural gas, pipes, machinery and equipment. Purchase of natural gas represented 67.1% and 65% of our total purchase of supplies for the fiscal years ended December 31, 2007and 2006, respectively. Generally, approximately 99% of the natural gas we purchase is CNG and approximately 1% is LNG.

Our principal CNG supplier has been the Fourth Oil Extraction Plant of the North China Oilfield (the “North China Oilfield”), a subsidiary of PetroChina. Our LNG supplier has been Henan Zhong Yuan Lu Ye Advanced Technology Ltd. Co. (“Henan Zhong Yuan”), a subsidiary of SinoPec. Historically, we have purchased approximately 90% of our total purchases of CNG from North China Oilfield and 100% of our total purchases of LNG from Henan Zhong Yuan.

We have supply contracts (with terms from 1 to 3 years renewable but no fixed price, which price is set indirectly by the PRC National Development and Reform Commission (“NDRC”) irregularly and can be passed along to the end customers) with these suppliers and have not experienced any shortage of natural gas supply in the past. To prepare for growth, we have also entered into agreements with new suppliers to meet our growing demands.  These contractual relationships with our suppliers allow us to pursue natural gas distribution projects in a wide range of operational locations.

The wholesale price of natural gas is agreed upon between the suppliers and us with reference to the wellhead price which is determined by NDRC with approval from the PRC State Council, distance of transportation, purification fees and the supplier’s operating costs. The wellhead price of natural gas is currently set at $0.12 per cubic meter with a 10% allowance for upward or downward adjustments as a result of negotiations between suppliers and distribution companies, such as Beijing Gas. Generally, we are only required to pay for the actual quantity purchased and there is no penalty should we purchase less than the stated amount.

Piping, Machinery and Equipment

Piping, machinery and equipment constitute 60-70% of our construction cost. We purchase such supplies through a bidding process which is administered by the procurement committee. Potential suppliers are evaluated on their proposed terms including technical specifications, price, payment terms and post-sale services and the procurement committee keeps a scoring system based on these parameters. After validation of the various suppliers’ service and capabilities for stable supply, we acquire the needed materials and parts from the supplier offering the best terms.

We purchase pipes of various size and thickness domestically for installation in different segments of our natural gas pipeline infrastructure according to specifications that comply with PRC standards and regulations. Payments for equipment, pipes and machinery are purchased with credit terms ranging from 30 to 90 days. We generally do not purchase gas appliances except gas meters which we purchase in bulk directly from manufacturers in China and maintain a limited inventory of them. We also provide repair and maintenance service to the gas appliances supplied. We generally provide a one-year warranty of our gas distribution system to our customers, during which time we provide free check-ups of the pipeline and repair for any appliances we provided.

In 2007, we purchased approximately $3,125,400 of pipes, machinery and equipment.

Competition

Since our inception, we have focused on supplying natural gas to small and medium sized cities in the PRC where the average urban residents in the city proper is 300,000 and below, where the natural gas penetration rate is typically 0%, and where we are able to obtain exclusivity for natural gas distribution from the local government. In entering into these small and medium sized cities, we are generally authorized to be the sole supplier of natural gas by the local governments pursuant to franchise agreements for a typical term of 25 to 30 years. This differs from the bigger natural gas distribution companies which have focused on a few areas with large populations. The larger cities are very competitive markets that tend to offer less flexibility for advantageous pricing arrangements. For a typical small city project, our initial investment is only about $500,000 with an average internal rate of return of 31% over the life of the project. Due to our smaller city focus where the operating cost is low and competition is much less intense, we believe we generate profit margins and returns at or above industry-average levels.

As we compete principally with small- to medium- sized private companies in the natural gas distribution industry, the information about our competition and competitive position is limited. Based on the information available to us, we estimate that there are approximately 200 small- to medium- sized private gas distribution companies in the PRC. Most of these companies target local towns, rather than take the approach that we do, of targeting cities in different provinces. Also, most of these companies operate an average of three or four natural gas distributions systems, as compared to the 20 natural gas distribution systems that we operate.

Based on the division of the administrative districts in the PRC as of December 31, 2005, it has been estimated that there are approximately 2,862 smaller cities in the PRC with urban dwellers in the city proper between 100,000 to 300,000. Among them, approximately 800 smaller cities have the potential to be supplied with natural gas and 100 smaller cities have already been supplied with natural gas. Among the 100 smaller cities where natural gas is already available, Beijing Gas is the distributor to 24 of them, and, therefore, we believe we have the largest market share among our peer businesses that target the natural gas market among smaller cities.

We believe compete with the following companies directly:

	Ticker	07 Revenue (in $millions)	07 Net Income (in $millions)
Towngas China Co., Ltd (Panva Gas)(1)	1083.HK	408	18.4
Xinao Gas Holdings Ltd(2)	2688.HK	822	72.5
China Gas Holdings Limited(3)	0384.HK	158	24.3
Zhengzhou Gas Co. Ltd(4)	3928.HK	123	18.4

(1) Towngas China Company Ltd., formerly Panva Gas Holding Limited, is supplier of gas, including liquefied petroleum gas (LPG) and natural gas in eight Chinese provinces, where over 40 companies of the Group are providing gas fuel services.

(2) Xinao Gas Holdings Limited is principally engaged in the investment in, and the operation and management of, gas pipeline infrastructure and the sale and distribution of piped and bottled gas in China with operations in four divisions: gas connection, sales of piped gas, distributions of bottled LPG and sales of gas appliances.

(3) China Gas Holdings Limited (China Gas) is an investment holding company. The Company is an operator of natural gas services principally engaged in the investment, operation and management of city gas pipeline infrastructure, long-distance, high-pressure pipelines, distribution of natural gas to residential, commercial, industrial and vehicle users, construction and operation of oil stations, and gas stations, as well as liquefied natural Gas (LNG) liquefaction plants, and development and application of oil and natural gas related technologies. The Company has four operating divisions: property investment, financial and securities investment, gas connection and sales of piped gas.

(4) Zhengzhou Gas Company Limited is an investment holding company. The Company is principally engaged in the sales of natural gas, pressure control equipment and gas appliances to customers, and the construction of gas pipelines and the provision of repairs and maintenance of gas pipelines services. The gas appliances available for sales include gas stoves, water heaters and wall-attached stove.

Safety and Quality Control

Safety Control

We are focused on safety, have implemented a safety system and set up a safety department to oversee safety issues for all of our operations. We carry out routine inspection of the branch pipelines, customers’ inlets, gas meters and gas appliances at the customers’ premises twice annually. These semi-annual inspections are free unless major repairs are required in which case we charge the customers for labor, replacement parts and other materials used for the repairs.

We believe in educating users about safety procedures. Before gas is actually supplied, we provide a thorough explanation of safety procedures to end users, hold regular seminars, and distribute brochures and booklets on safety. We have a 24-hour telephone help line for enquiries and reporting of emergency matters.

In order for us to monitor the operations of the pipelines for abnormal gas usage, gas leakages, or any other irregularities, we collect information about the temperature, pressure and volume of gas from key points along the local pipelines. The information is collected in the control center located in the head office of each operational location for analysis. We use process control instruments known as Supervisory Control and Data Acquisition systems, in which a number of small detectors are installed along the pipelines to collect information and process the data electronically in real time at the control center. Each project company conducts a major inspection of its pipelines, processing station(s) and other equipment at least once annually. If gas leakages or any other irregularities are detected, we will take remedial action immediately.

Due to the strict implementation of safety control procedures, there have been no major accidents which have resulted in serious injury or death since our inception.

Quality Control

Quality control begins in the design and construction phase of the natural gas supply infrastructure. Our quality control team regularly makes inspection visits and conducts tests to ensure that the construction work meets our required standards as well as national and local regulations.

We also have strict quality control procedures for the sourcing of raw materials. We only purchase from our approved list of qualified suppliers and such suppliers have fulfilled the relevant requirements in accordance with national standards.

In order to monitor the quality of gas purchased by us, we obtain gas composition reports regularly from our gas suppliers with data on important measures such as the heat content and composition of impurities in our gas supply. We also conduct regular tests on the gas purchased in order to verify its quality.

Insurance

We currently do not carry any product liability or other similar insurance, nor do we have property insurance covering our plants, manufacturing equipment and office buildings expect compulsory insurance and fixed-sum insurance for cars and other vehicles. We plan to purchase property insurance to cover our manufacturing plants, equipment and office buildings in the near future when such insurance policies are available.

We maintain social insurance for our staff and employees in accordance with relevant requirements under PRC law.

Government Regulations

Pricing Regulations

We purchase natural gas from natural gas wholesalers, which are state-owned enterprises and which must comply with PRC natural gas pricing regulations. The wholesale price of natural gas payable by distribution companies, such as Beijing Gas, to the suppliers of natural gas is comprised of three components, the wellhead price, the pipeline transportation tariff and the purification fee. The wellhead price is fixed by NDRC, and is currently set at $.12 per cubic meter with a 10% allowance for upward or downward adjustments for negotiation between suppliers and distribution companies. The pipeline transmission tariffs are determined by reference to the investment costs of the relevant long distance pipeline, depreciation, wear and tear and the distance of delivery. The purification fee is based on the actual purification costs of the suppliers. Both the pipeline transmission tariffs and the purification fee must also be approved by the NDRC.

Pricing of Natural Gas - US$ per cubic meter

	2003	2004	2005	2006	2007
Wellhead	$0.09	$0.09	$0.08	$0.11	$0.11
Pipeline	$0.09	$0.09	$0.09	$0.09	$0.09
Purification	$0.01	$0.01	$0.01	$0.01	$0.01
Total	$0.19	$0.19	$0.18	$0.21	$0.21

The price we charge our residential customers for natural gas is based on the wholesale price plus cost and a profit margin of 10-15% and must be approved by the local price bureau.

Operational and Construction Permits

In the PRC, companies in the gas distribution business must also obtain an operational permit from the local municipal government to begin operation. In addition, a construction permit must be obtained if such gas distribution company also engages in construction. In both cases, the local municipal government will review the qualifications and experience of the management and technical staff of the distribution company and consider whether the distribution company is capable of fulfilling the operational and construction standards.

As of May 21, 2008, Beijing Gas and most of our project companies and branch offices have the necessary operational permits. We are still in the process of getting natural gas distribution permits for six of our projects. We believe failure to obtain such permits in time for those projects will not have a materially adverse effect on our operations.

Safety Regulations

As a natural gas distributor, Beijing Gas is regulated by the Administrative Rules on the City Gas Safety jointly promulgated by the PRC Ministry of Construction, standards set by Standard Bureau and Fire Safety Bureau of PRC Ministry of Public Security effective in May 1991.  According to such rules, the manufacture, storage, transportation, operation, usage of city gas, design and construction of gas-related projects, and the manufacture of gas-related facilities shall be subject to relevant safety requirements and qualifications. Fuel service station standards are subject to regulation by the PRC’s Ministry of Construction, General Administration of Quality Supervision, and Bureau of Inspection and Quarantine. Required certificates are issued upon satisfactory inspection of service stations. In addition, there are various standards that must be met for filling stations, including handling and storage of gas, tanker handling, and compressor operation. These standards are regulated by local construction and gas operations regulating authorities. Inspections are carried out and certificates for the handling of dangerous agents are issued by relevant local authorities. As of May 21, 2008, most of our project companies have received such certificates. There are six project companies that are still in the process of obtaining such certificates. We believe failure to obtain such certificates in time for those projects will not have a materially adverse effect on our operations.

Environmental Assessment

Under China’s Environmental Regulations, each of our project location should obtain an environmental assessment report which asses the environmental impact of the operations of the project. The report must be approved by the relevant authorities. As of May 21, 2008, most of our project companies have obtained such reports. We are still in process of obtaining such reports for five project companies. We believe failure to obtain such reports in time for those projects will not have a materially adverse effect on our operations.

Income Taxes

Pursuant to the tax laws of PRC, general enterprises are subject to income tax at an effective rate of 33%. Beijing Gas is in the natural gas industry, whose development is encouraged by the government. However, PRC income tax regulations provide that any company operating in the natural gas industry enjoys a favorable tax rate. In addition, Beijing Gas has been approved as a high technology company and as such has been enjoying preferential income tax treatment under the PRC’s income tax policies. Under these policies, Beijing Gas was exempt from corporate income taxes for the first two years commencing from its first profitable year, and thereafter will be entitled to a 50% tax reduction for the succeeding three years. Our first profitable tax year was 2003. Accordingly, our income is subject to a reduced tax rate of 7.5% from 2005 to 2007. Beginning in 2008, our income tax rate will be 7.5%. The subsidiaries of Beijing Gas are subject to the effective rate of 15% - 33%, but almost all income is earned by Beijing Gas.

Foreign Currency Control

 Under certain regulations in the form of public notices issued by the PRC State Administration of Foreign Exchange, or SAFE, our shareholders who are PRC resident entities or individuals are subject to certain registration requirements due to the status of GAS (BVI) and Sino Gas under Chinese law as offshore special purpose companies, or SPCs. These regulations would prohibit Beijing Gas from distributing dividends or profits to GAS (BVI) and/or Sino Gas as SPCs unless we comply with the registration requirements set forth by SAFE. As of the date hereof, Mr. Liu Yu Chuan, our President, Chief Executive Officer and Chairman of the Board, has completed the registration with the SAFE and has been issued a SAFE certificate in August 2006. We are in the process of determining whether there are additional shareholders who are subject to the SAFE regulations and whose compliance status will have a material effect on our ability to remit any of our profits out of the PRC as dividends or otherwise.

Employees

As of May 21, 2008, we had approximately 411 full-time employees, including 60 management personnel, 55 technicians, 30 engineers and 15 research and development personnel. One employee holds a doctorate degree, 3 employees hold a master’s degree, and 102 employees hold a bachelor’s degree.

As required by applicable Chinese law, we have entered into employment contracts with all of our employees. We have also entered into a confidentiality agreement with all of our employees under which such employees are prohibited from disclosing confidential information of the Company or using it for other purposes than the benefit of the Company. Directors, officers, mid-level managers and some key employees in sales and R&D are required to sign a non-compete agreement which prohibits them from competing with the Company while they are employees of the Company and not working for a competitor within one year of termination and working in the industry for two years after their employment with the Company is terminated.

Our employees in China participate in a state pension arrangement organized by Chinese municipal and provincial governments. We are required to contribute to the arrangement at the rate of 20% of the average monthly salary. In addition, we are required by Chinese law to cover employees in China with other types of social insurances. Our total contribution may amount to 30% of the average monthly salary. We have purchased social insurances for all of our employees. The social insurance we paid in 2006 and 2007 is shown below:

	At and for the year ended December 31,
	2007 (in USD)	2006 (in USD)
Amount of social insurance	233,113.58	77,104.80

Description of Property

We have offices at all operational locations. The facilities are added with each new project or operational location as part of the execution of the project.

All land in China is owned by the State. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes. A “land use right” allows the holder the right to use the land for a specified long-term period of time and confers to the holder all the incidents of ownership of the land during that period. In the case of land used for industrial purposes, the land use rights are generally granted for a period of 50 years. This period may be renewed at the expiration of the initial and any subsequent terms. Granted land use rights are transferable and may be used as security for borrowings and other obligations. We hold land use rights for two parcels of land registered under their names, and lease land use rights from third parties for additional parcels of land that are used for its gas distribution projects. In addition, we lease office buildings and warehouse facilities for our business operations.

Set forth below is the detailed information regarding these land use rights registered under the names of Beijing Gas or its subsidiaries:

Registered owner of land use right	Location & certificate of land use right	Usage	(approximate) square meters	Date of Issuance or Grant	Expiration Date
Beijing Gas	South side of Huang He Road, Cai Yuan Town, Wu Qiao County Wu Guo Yong (2003) Zi Di Chu No. 208	Other commercial use	1,520	November 25, 2003	November 25, 2043

Y Yu Tian Country Zhong Ran Wei Ye Gas Ltd.	Between East side of Yu Zun West Road and South side of Guan Qu, Yu Tian County Yu Tian Guo Yong (2004) Zi Di No. 097	Industrial use	2,674.5	June 8, 2004	May 21, 2054

In addition to the land use rights described above, we have the right to use an aggregate of approximately 36,283 square meters for our operations either through grants or transfers of land use rights or lease arrangements. The rights range in duration from six to 20 years. The documentation of some of these land use rights have not yet been completed. We expect to complete the documentation for these land use rights in the near future.

As of May 21, 2008, we own 731 km of high-pressure underground pipeline all with a diameter greater than 110 millimeters. We also own and operate 33 natural gas stations with accompanying buildings, gas compression facilities and other equipment, including 26 cars, 19 trucks, 35 containers (3000 m3), 6 containers (450 m3), and 59 containers (300 m3). We also lease 3 trucks from PetroChina.

We believe that all our properties and equipment have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

Legal Proceedings

There is no material litigation pending or threatened against us.

Management

Directors and Executive Officers

Directors and Executive Officers	Position/Title	Age
Yuchuan LIU	President & Chief Executive Officer, director and Chairman of the Board	44
Zhicheng ZHOU	Chief Operating Officer/Director (since Mar. 14, 2008)	44
Zhimin ZHONG	Marketing Director	53
Shukui BIAN	Vice President & Chief Engineer	44
Yong ZHANG	Chief Financial Officer (effective April 25, 2008)	34
Vincent HU	Chief Financial Officer (resigned effective Mar. 31, 2008)	34
Guowei CHEN	Director	52
Quandong SUN	Director	42
Xinmin ZHANG	Director	53
John D. KUHNS	Director (resigned effective Mar. 8, 2008)	57
Fang CHEN	Director (resigned effective Mar. 6, 2008)	35

There are no family relationships among our directors or executive officers.

All our directors hold office until the next annual meeting of our shareholders, and until their successors have been qualified after being elected or appointed. Officers serve at the discretion of our board of directors.

Set forth below is the biographical information about our directors and executive officers:

Mr. Yuchuan Liu Mr. Liu was appointed our Chairman, Chief Executive Officer and President on September 7, 2006. Mr. Liu graduated from North Industrial University, Beijing, PRC with a B.S. degree in electrical engineering. Mr. Liu has been a licensed Senior Engineer in the PRC since 1997. Mr. Liu was the Chairman of the board of directors and General Manager of Beijing Zhong Ran Wei Ye Gas Co., Ltd. between 2003-2006 and he was the Chairman of the Board of Beijing Xiang Ke Jia Hua Petroleum and Natural Gas Co., Ltd. between 2000 and 2003. Prior to that, Mr. Liu served as CEO of Lang Fang Zhong Gong Petroleum and Natural Gas Technology Co., Ltd. from 1997 to 1999. Prior to that, Mr. Liu served as the Chief of Research and Development Department of Petro China from 1983 to 1997.

Mr. Zhicheng Zhou Mr. Zhou was appointed our Chief Operating Officer on October 19, 2006. Previously, Mr. Zhou served as the director and General Manager of Beijing Chenguang Gas Co., Ltd. from late 2002 to 2007. Prior to that, Mr. Zhou served as the Associate General Manager and later General Manager of Beijing Zhong Ran Xiang Ke Petroleum and Oil Technology Co., Ltd. between 2001 and 2002.

Mr. Zhimin Zhong Mr. Zhong was appointed our Marketing Director on September 7, 2006.  Mr. Zhong graduated from Nanjing University with a B.S. in Philosophy. Mr. Zhong was the Marketing Director for Beijing Zhong Ran Wei Ye Gas Co., Ltd., between 2004-2006. Mr. Zhong was Vice President of Shen Zhen Guo Qi Real Estate Co. Ltd from 1995 to 2004. Prior to that, Mr. Zhong served as a government official in several cities in Jiang Xi Province between 1978 and 1995.

Mr. Shukui Bian Mr. Bian was appointed our Vice President and Chief Engineer on September 7, 2006. Mr. Bian graduated from Daqing Petroleum Institute with a B.S. and Petroleum University with a M.S. He served as Vice President of Beijing Zhong Ran Xiang Ke Petroleum and Oil Technology Co., Ltd. between 2000 and 2007. Prior to that, Mr. Bian had been with North China Oilfield The First Refinery Factory for fourteen years. Mr. Bian was one of the industry experts that drafted The National Standard of Natural Gas Usage in Cities in China.

Mr. Guowei Chen Mr. Chen was appointed our director on September 7, 2006 and a member of the auditor committee of our board and a member of the compensation committee of our board on October 19, 2006. Mr. Chen graduated from East China College of Metallurgy with a major in Accounting. From March 2006 to present, Mr. Chen has been the general manager and chairman of the board of Shen Zhen Jia Xin Real Estate Development Co., Ltd. Prior to that, he was the general manager of Hang Zhou Steal Group from 2001 to February 2006. Mr. Chen is very experienced in general and financial management.

Mr. Quandong Sun Mr. Sun was appointed our director on September 7, 2006 and a member of the auditor committee of our board and a member of the compensation committee of our board on October 19, 2006. Mr. Sun graduated from Shanghai Maritime University with a B.S. Mr. Sun has been Chairman of Jidong Shipping Co., Ltd from 1995. Prior to that, Mr. Sun served as Manager in the Shipping Department of Shekou Shipping Co., Ltd between 1987 to 1994.

Mr. Xinmin Zhang Mr. Zhang was appointed our director on March 10, 2008. From December 1999 to present, Mr. Zhang is the Dean of International Business School, University of International Business and Economics (“UIBE”) in Beijing, China. From September 1994 to December 1999, he was the Vice Dean of International Business School, UIBE. He is a Certified Public Accountant and also a professor of Accounting of UIBE. Mr. Zhang now serves as the independent director of three listed companies in China which are Minmetals Development Co., Ltd, Gree Corporation, Guangcai Construction Co., Ltd. Mr. Zhang obtained his Bachelor of Engineering from Northern Industrial University in 1983, his Master of Economics from Renmin University in 1989 and his Ph.D. in Management Science from Northeastern University of Economics and Trade in 2001.
Mr. Yong Zhang Mr. Yong Zhang was appointed Chief Financial Officer on April 25, 2008. Mr. Zhang was the Director of Finance for Half the Sky Foundation, Inc., a U.S. based non-governmental organization, from July 2007 to the present. He was the Finance Officer for United Nations Development Program for China Office from April 2005 to July 2007. He was the Finance and Audit Officer for European Union Delegation to China from December 2002 to April 2005. Mr. Zhang graduated from the Foreign Affairs College in Beijing with a Bachelor’s degree in International Relations and from the University of California at Riverside with a Master’s degree in Business Administration.

To our knowledge, during the last five years, none of our directors and executive officers (including those of our subsidiaries) has:
•	Had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

•	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses.

•
Been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

•
Been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

In 2007, the Board of Directors had held three meetings, all the directors were present, except John Kuhns missed all three meetings. For each individual committee, no meeting was held.
Promoters and control persons of the company prior to the reverse merger

Promoters and/or control persons of the company were John Kuhns, Carl Worboys and John Passalaqua.

John Kuhns is the principal of Kuhns Brothers, Inc. the financial advisor/placement agent of the reverse merger between Dolce Ventures, Inc. and Gas (BVI). Upon the successful completion of reverse merger and successfulraise of $10 million funds in the private placement, Kuhns Brothers was paid 635,822 shares of the Company’s preferred B stock, which was converted into 635,822 shares of common stock. Based on our preferred B stock price of $2.74/share, the placement agent fee paid to Kuhns Brother/John Kuhns is approximately $1.7 million. In addition, Kuhns Brother/John Kuhns was granted a warrant to purchase an aggregate of 241,708 shares of our common stock at $3.84 per share.

As promoter/control persons prior to the reverse merger, Mr. Carl Worboys and Mr. John Passalaqua were issued 8,000,000 shares of common stock respectively at a deemed price of $0.001 per share in consideration for their services in organizing and managing the company’s initial corporate effort in 2005 and for acting as officers of the company.

 Executive Compensation

We had no officers or directors whose total annual salary and bonus in 2007 and 2006 exceeded $100,000 with the exception of Mr. Yuchuan Liu. Mr. Yuchuan Liu was appointed chairman of the board, president and chief executive officer on September 7, 2006. The compensation amounts paid to Mr. Liu, Mr. Li, Ms. Chen, Mr. Zhou and Mr. Hu reflect compensation paid to them by the operating subsidiaries of Sino Gas and its subsidiaries during the reported periods.

Summary Compensation Table

Name and Principal Underlying Positions	Year	Salary	Bonus	Option Awards	Stock Awards	All Other Compensation	Total
Yuchuan Liu- President & CEO	2007	$100,000	60,000				$160,000
	2006	$22,800	$1,913	—	—	—	$24,713
Vincent Hu CFO (since 11/07, resigned Mar. 08)	2007	$10,000	$—			—	$10,000
Fang Chen CFO (until 11/07)	2007	$60,000	$30,000			—	$90,000
	2006	$11,691	$—			—	$11,691
Zhicheng Zhou-Chief Operating Officer	2007	$60,000	30,000				$90,000
Shuwang Li *	2006	$11691	$1,913	—		—	$13604

* Mr. Shuwang Li, the Chief Operating Officer, resigned from the post in Oct 2006 and only worked for the Company from January to September of 2006. Zhicheng Zhou replaced him as our Chief Operating Officer in October 2006.

Our Compensation Committee comprises three members and is responsible for the administration of all salary, bonus and incentive compensation plans for our officers and key employees. The members of our Compensation Committee are Xinmin Zhang, Chen Guo Wei and Quandong Sun.

Outstanding Equity Awards

Mr. Shuwang Li, the ex-Chief Operating Officer, was awarded 393,581 common shares in October 2006.

Equity Compensation Plan

The board of directors of the Company adopted a stock option plan on November 19, 2007 and reserved 1,460,000 shares of our common stock as options to be issued under the plan.

Retirement, Post-Termination and Change in Control Description

The Company currently does not have retirement, post-termination and change in control arrangements for its officers.

Compensation of Directors

Directors and employees are not currently additionally compensated for their services as a director.  Our director compensation consists of cash only. Each director is paid an annual retainer of $5,000. An additional $5,000 is paid to one director who is also the chairman of the Audit Committee which is vacant now. All our directors hold office until the next annual meeting of our shareholders, and until their successors have been qualified after being elected or appointed.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Yuchuan Liu	0						0
Zhicheng Zhou	0						0
Guowei Chen	5,000						5,000
Quandong Sun	5,000						5,000
Xinmin Zhang	5,000						5,000

Board Composition and Committees

Our board of directors currently consists of five members: Yuchuan Liu, Xinmin Zhang, Guowei Chen, Quandong Sun and Zhicheng Zhou. Xinmin Zhang and Guowei Chen are “independent” as that term is defined by SEC rules.

Compensation Committee

Our Compensation Committee comprises three members and is responsible for the administration of all salary, bonus and incentive compensation plans for our officers and key employees. The members of our Compensation Committee are Xinmin Zhang, Guowei Chen and Quandong Sun. Xinmin Zhang and Guowei Chen are “independent” as that term is defined by SEC rules.

Audit Committee Financial Expert

Because we only recently consummated the reverse merger transaction and appointed the current members of our board of directors, our board of directors has not yet appointed a member who qualifies as an "audit committee financial expert" as defined in Item 401(e) of Regulation S-B, and is "independent" as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

Audit Committee

Our board of directors appointed an audit committee on October 19, 2006. Our audit committee members are Sun Quan Dong, Chen Guo Wei and Xinmin Zhang. Xinmin Zhang and Guowei Chen are “independent” as that term is defined by SEC rules. At the present time, we believe that the members of our audit committee are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. Our company, however, recognizes the importance of good corporate governance and intends to identify and appoint an audit committee comprised entirely of independent directors, including at least one financial expert, in the near future.

We have not formed a nominating committee.

Mr. Kuhns was acting as financial advisor and our placement agent for the share exchange with GAS (BVI) and the private placement consummated on September 7, 2006. He became a director because of the reverse merger. Mr. Kuhns, or any of his affiliates, did not have shares of the Company prior to this reverse merger transaction. Mr. Kuhns resigned as a director on March 8, 2008.

Limitation of Liability of Directors and Indemnification of Directors and Officers

Our Articles of Incorporation provides that we will indemnify any officer or director, or former officer or director, to the fullest extent permitted by law. We will also bear the expenses of such litigation for any of our directors or officers upon such person’s promise to repay us therefore if it is ultimately determined that any such person shall not have been entitled to indemnification.

Section 16-10a-902. of the Utah Revised Business Corporation Act (“Act”) provides:

Authority to indemnify directors.

      (1) Except as provided in Subsection (4), a corporation may indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if:

      (a) his conduct was in good faith; and

      (b) he reasonably believed that his conduct was in, or not opposed to, the corporation's best interests; and

      (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

      (2) A director's conduct with respect to any employee benefit plan for a purpose he reasonably believed to be in or not opposed to the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of Subsection (1)(b).

      (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

      (4) A corporation may not indemnify a director under this section:

      (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

      (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

      (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Section 16-10a-903 of the Act provides:

Mandatory indemnification of directors.

      Unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful.

Section 16-10a-905 of the Act provides:

Court-ordered indemnification of directors.

      Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

      (1) if the court determines that the director is entitled to mandatory indemnification under Section 16-10a-903, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; and

      (2) if the court determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the applicable standard of conduct set forth in Section 16-10a-902 or was adjudged liable as described in Subsection 16-10a-902(4), the court may order indemnification as the court determines to be proper, except that the indemnification with respect to any proceeding in which liability has been adjudged in the circumstances described in Subsection 16-10a-902(4) is limited to reasonable expenses incurred.

Section 16-10a-907 of the Act provides:

Indemnification of officers, employees, fiduciaries, and agents.

      Unless a corporation's articles of incorporation provide otherwise:

      (1) an officer of the corporation is entitled to mandatory indemnification under Section 16-10a-903, and is entitled to apply for court-ordered indemnification under Section 16-10a-905, in each case to the same extent as a director;

      (2) the corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

      (3) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

Principal Stockholders

The following table sets forth, as of May 21, 2008, certain information with respect to the beneficial ownership of our equity securities, by (i) any person or group with more than 5% of any class of our voting securities, (ii) each director, (iii) our chief executive officer and each other executive officer and (iv) all executive officers and directors as a group. The table reflects the ownership of our equity securities by the foregoing parties after the 304.44-for-1 reverse stock-split of our common stock.

As of the date of this prospectus, we have outstanding (i) 24,877,271 shares of common stock, (ii) no shares of series A convertible preferred stock, (iii) 4,971,859 shares of series B convertible preferred stock and 95,418 shares of series B-1 preferred stock, (iv) series A warrants to purchase an aggregate of 241,708 shares of common stock at $3.84 per share, (v) series C warrants to purchase an aggregate of 3,083,588 shares of common stock at $3.375 per share, (vi) series G warrants to purchase an aggregate of 109,489 shares of common stock at $3.84 per share, (vii) series F warrants to purchase an aggregate of 271,074 shares of common stock and (viii) placement agent warrant to purchase an aggregate of 271,074 shares of common stock. The warrants are exercisable until September 2012. The placement agent warrant is exercisable until September 2010. The warrants have cashless exercise provision entitling the holders to obtain shares equal to the product of (1) the nominator is the difference between the market value of all the exercised shares on the date of exercise and the exercise price of all the exercised shares and (2) the denominator is the market price per share on the date of exercise.

Shares of Series B convertible preferred stock vote together with shares of common stock on all matters upon which stockholders are entitled to vote. On those matters upon which the series B convertible preferred stock votes together with the common stock as a single class, each share of series B convertible preferred stock carries a number of votes equal to the number of shares of common stock that would be issuable upon conversion. Each holder of series B convertible preferred stock shall be entitled to notice of any stockholders’ meeting in accordance with our bylaws. Series B-1 preferred stock have the same rights and privileges as series B preferred stock.

In determining beneficial ownership of the common stock, the number of shares shown includes shares which the beneficial owner may acquire upon exercise of warrants or options which may be acquired within 60 days. In determining the percent of common stock owned by a person on May 21, 2008, (a) the numerator is the number of shares of the class beneficially owned by such person, including shares which the beneficial ownership may acquire within 60 days upon conversion of the series B convertible preferred stock or exercise of the warrants and option, and (b) the denominator is the sum of (i) the total shares of that class outstanding on May 21, 2008, and (ii) the total number of shares that the beneficial owner has acquired or may acquire upon conversion of the series B convertible preferred stock or exercise of the warrants and option. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares.

Except as otherwise stated, the address of the directors and executive officers listed in the table is:

c/o Beijing Zhong Ran Wei Ye Gas Co., Ltd.
N0.18 Zhong Guan Cun Dong St.
Haidian District
Beijing, China 10083

	Amount and Nature of Beneficial Ownership			Percent of Class
Shareholder	Series B Preferred Stock(1)	Common Stock(2)		Series B Preferred Stock		Common Stock
Owner of More than 5% of Class

Eloten Group Ltd.		6,524,174	(5)(6)			26.2%
Leading King Investment Limited		5,384,923	(7)(8)			21.6%
Vision Opportunity Master Fund, Ltd.	4,475,831	2,756,824		88.3%		11.1%
T. Rowe Price Small-Cap Value Fund, Inc.		2,444,444				9.8%

Directors and Executive Officers
Liu Yuchuan		6,524,174	(5)(6)			26.2%
Sun Quandong		5,384,923	(7)(8)			21.6%
Zhong Zhimin		393,81	(3)			0.16%
Zhou Zhicheng		-
Bian Shukui		173,962	(3)			0.7%
Chen Fang		65,604	(3)			0.26%
Chen Guowei		-	(3)			-
John Kuhns		635,822	(4)			2.56%

All Directors and Executive Officers		12,823,866			%	51.5%

(1) The Series B convertible preferred stock and the warrants are assumed to be non-convertible and non-exercisable within 60 days of their date of issuance. There are conversion restrictions placed on series B preferred stock and warrants to avoid the series B preferred stock holders and warrant holders owning more than 9.9% of total common stock for each individual series B preferred stock holder or warrant holder. Series B preferred stock holder can waive the restriction upon 61 days notice to the Company. Warrant holders cannot waive such restriction.

(2) Only shares of common stock are listed because of restrictions imposed on series B and B-1 preferred shares and warrants as stated in (1) above.

(3) Shares of common stock issued to Gas (BVI) as a result of the consummation of the share exchange agreement are beneficially attributed to each of the Gas (BVI) shareholders based on each shareholder's percentage ownership interest in Gas (BVI) immediately prior to execution of the share exchange agreement.

(4) Includes common shares issued upon the conversion, on February 23, 2007, of (i) 113,847 shares of series B convertible preferred stock issued to Kuhns Brothers, Inc., which are beneficially attributed to John Kuhns, and (ii) 56,925 shares of series B convertible preferred stock issued to John Kuhns.

(5) Includes 6,524,174 common shares issued upon conversion of series A convertible preferred stock to Eloten Group Ltd., which are beneficially attributed to Mr. Liu Yu Chuan. Mr. Liu and his wife hold an aggregate of 100% ownership interest in Eloten Group Ltd.

(6) Includes 108,286 shares of common stock beneficially attributed to Eloten Group Ltd. based on Eloten Group Ltd.'s ownership interest in Gas (BVI).

(7) Includes 5,384,923 common shares issued upon conversion of series A convertible preferred stock to Leading King Investment Limited, which are beneficially attributed to Mr. Sun Quan Dong. Mr. Sun holds 50% ownership interest in Leading King Investment Limited.

(8) Includes 89,377 shares of common stock beneficially attributed to Leading King Investment Limited based on Leading King Investment Limited's ownership interest in Gas (BVI). Mr. Sun holds a 50% ownership interest in Leading King Investment Limited.

SELLING STOCKHOLDERS

This prospectus relates to the offering and sale, from time to time, of up to 8,611,836, shares of our common stock held by the stockholders named in the table below, which amount includes 271,074 shares of common stock issuable upon the exercise of Placement Agent Warrants held by Roth Capital Partners, LLC, which may exercise its warrants at any time in its sole discretion. All of the selling stockholders named below acquired their shares of our common stock directly from us in private transactions.

Set forth below is information, to the extent known to us, setting forth the name of each Selling Shareholder and the amount of Common Stock owned by each (including shares that can be acquired on the exercise of outstanding warrants) prior to the offering, the shares to be sold in the offering, and the amount and percentage of Common Stock to be owned by each (including shares that can be acquired on the exercise of outstanding warrants) after the offering. The percentages are calculated assuming the conversion of the Series B Convertible Preferred Stock and exercise of any class of warrants but not the receipt of the “2008 Make Good Shares”. The footnotes provide information about persons who have investment voting power for the Selling Shareholders and about material transactions between the Selling Shareholders and the Company.

The selling shareholders may sell all or some of the shares of common stock they are offering. The table below assumes that each selling shareholders exercises all of its warrants and each selling stockholder sells all of the shares registered pursuant to this prospectus. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

	Shares Beneficially Owned Prior to the Offering (18)	Shares to	Shares Beneficially Owned After the Offering
Selling Shareholders	Number	be Sold	Number	Percent
Ancora Greater China Fund, LP (1) (6)	155,555	155,555	0	*
SEI Private Trust FAO - The JM Smucker Co Master Trust (1) (2) (5) (7)	517,504	111,111	406,393	1.2%
Enable Opportunity Partners LP (1) (8)	151,111	151,111	0	*
Enable Growth Partners LP (1) (8)	1,290,000	1,290,000	0	*
Pierce Diversified Strategy Master Fund LLC, Ena (1) (8)	70,000	70,000	0	*
Heller Capital Investments (1) (9)	444,444	444,444	0	*
CGM as C/F Ronald I. Heller IRA (1) (9)	222,222	222,222	0	*
Jayhawk Private Equity Co-Invest Fund, LP (1) (10)	53,309	53,309	0	*
Jayhawk Private Equity Fund, LP (1) (10)	846,691	846,691	0	*
MidSouth Investor Fund LP (1) (11)	222,222	222,222	0	*
Precept Capital Master Fund, GP (1) (12)	155,555	155,555	0	*
Straus Partners LP (1) (13)	225,000	225,000	0	*
Straus-GEPT Partners LP (1) (13)	275,000	275,000	0	*
T. Rowe Price Small-Cap Value Fund, Inc. (1) (14)	2,444,444	2,444,444	0	*
Vision Opportunity Master Fund, Ltd. (1) (2) (3) (4) (5) (15)	10,259,048	1,340,765	8,918,283	26.21%
Whitebox Intermarket Partners, LP (1) (16)	333,333	333,333	0	*
Roth Capital Partners, LLC (17)	271,074	271,074	0	*

*	denotes less than 1%

1.	On September 13, 2007, pursuant to a Securities Purchase Agreement dated September 13, 2007, the Company issued 8,340,765 units at $2.25 per share.

2.
On September 7, 2006, pursuant to a Series B Convertible Preferred Stock Purchase Agreement dated as of September 7, 2006, the Company issued 11,986,083 units consisting of 2,509,782 Series B Convertible Preferred Stocks, 2,509,782 Series A Warrants, 1,254,891 Series B Warrants, 2,284,651 Series J Warrants, 2,284,651 Series C Warrants and 1,142,326 Series D Warrants.  The Company’s Series B Convertible Preferred Stocks convertible into shares of the Company’s common stock at the rate of one for one.  Series A Warrants, Series J Warrants and Series C Warrants to purchase the number of shares of Common Stock equal to one hundred percent (100%) of the number of Series B Convertible Preferred Stock.  Series B Warrants and Series D Warrants to purchase the number of shares of Common Stock equal to fifty percent (50%) of the number of Series B Convertible Preferred Stock.  Each of the Series A, Series B, Series C and Series D Warrants shall expire five (5) years following the September 7, 2006 (“Closing Date”).  The Series J Warrants shall expire one (1) year following the Closing Date.  Each of the Warrants shall have an exercise price per share equal to the Warrant Price.

3.
On October 20, 2006, pursuant to a Series B Convertible Preferred Stock Purchase Agreement dated as of October 20, 2006, the Company issued 4,191,504 units consisting of 877,664 Series B Convertible Preferred Stocks, 877,664 Series A Warrants, 438,833 Series B Warrants, 798,938 Series J Warrants, 798,938 Series C Warrants and 399,469 Series D Warrants.  The Company’s Series B Convertible Preferred Stocks convertible into shares of the Company’s common stock at the rate of one for one.  Series A Warrants, Series J Warrants and Series C Warrants to purchase the number of shares of Common Stock equal to one hundred percent (100%) of the number of Series B Convertible Preferred Stock.  Series B Warrants and Series D Warrants to purchase the number of shares of Common Stock equal to fifty percent (50%) of the number of Series B Convertible Preferred Stock.  Each of the Series A, Series B, Series C and Series D Warrants shall expire five (5) years following the October 20, 2006 (“Closing Date”).  The Series J Warrants shall expire one (1) year following the Closing Date.  Each of the Warrants shall have an exercise price per share equal to the Warrant Price.

4.	On May 15, 2007, Vision exercised 1,094,891 of Series J Warrants, and in consideration thereof, received 1,094,891 new Series E Warrants to purchase Common Stock.

5.
On September 13, 2007, pursuant to a Warrant Purchase Agreement, Amendment and Waiver dated September 13, 2007, all of the Class A and Class B Warrants will be purchased for $3,500,000, the exercise price of Class C Warrants shall be $3.375 (or 150% of the purchase price of a new financing), all of the Class D Warrants will be purchased for a purchase price of 770,897 shares of Series B Preferred Stock, all of the outstanding Class J Warrants (1,988,698) and all of the outstanding Class E Warrants (1,094,891) will be cancelled in exchange for the right to participate in a new financing and purchase up to 3,083,589 shares of Common Stock.

6.	John P. Micklitsch has dispositive powers with respect to the securities to be offered for resale

7.	Zach Easton has dispositive powers with respect to the securities to be offered for resale

8.	Mitch Levine has dispositive powers with respect to the securities to be offered for resale

9.	Ronald I. Heller has dispositive powers with respect to the securities to be offered for resale

10.	Kent C. McCarthy has dispositive powers with respect to the securities to be offered for resale

11.	Lyman O. Heidtke has dispositive powers with respect to the securities to be offered for resale

12.	D. Blair Baker has dispositive powers with respect to the securities to be offered for resale

13.	Melville Straus has dispositive powers with respect to the securities to be offered for resale

14.
T. Rowe Price Associates, Inc. (“T. Rowe Price”) is investment adviser to T. Rowe Price Small-Cap Value Fund, Inc. (the “Fund”) and has been delegated voting authority by the Fund. No one individual at T. Rowe Price will be responsible for the voting decisions and investment control over the securities to be offered. The T. Rowe Price Proxy Committee, comprised of portfolio managers, investment operations managers, and internal legal counsel analyzes proxy policies based on whether they would adversely affect shareholders’ interests and make a company less attractive to own. Once the Proxy Committee establishes its recommendations, they are distributed to the firm’s portfolio’s managers as voting guidelines. Preston G. Athey is the portfolio manager for the T. Rowe Price Small-Cap Value Fund, Inc. For purposes of reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price may be deemed to be the beneficial owner of all of the securities offered for resale, however, T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of such securities. T. Rowe Price is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company.

15.	Adam Benowitz has dispositive powers with respect to the securities to be offered for resale

16.	Andrew J. Redleaf has dispositive powers with respect to the securities to be offered for resale

17.
On September 13, 2007, pursuant to a Series R Warrant Purchase Shares Of Common Stock of Sino Gas International Holdings, Inc. (Expires September 12, 2010) dated September 13, 2007, the company issued 271,075 shares at an exercise price per share equal to the Warrant Price (US $4.84).

18.	Includes shares that may be acquired on the exercise of presently exercisable warrants.

Except as otherwise indicated above or in the footnotes to the table, the selling stockholders have not held any position or office or had any material relationship with our company or any of its subsidiaries within the past three years the selling stockholders possess sole voting and investment power with respect to the shares shown, and no selling stockholder is a broker-dealer, or an affiliate of a broker-dealer.

On September 7, 2007, the Company entered into a securities purchase agreement with a number of Investors including Vision Opportunity Master Fund, Inc., providing for the sale to the Investors of a total of 8,340,762 shares of the Company’s Common Stock for an aggregate purchase price of $18,766,700 (or $2.25 per Share).

Simultaneously, the Company entered into a Warrant Purchase Agreement, Amendment and Waiver (“WPA”) with the holders of its outstanding Warrants and Series B Preferred Stock, who acquired those securities in transactions in the September and October private financings of 2006 (the “Prior Investors”). Under the WPA, The Company is to purchase all of its outstanding Class A and Class B Warrants from the Prior Investors for $3,500,000. The Company is to purchase the Class D Warrants from the Prior Investors for a purchase price of 770,897 shares of Series B Preferred Stock. All of the outstanding Class J Warrants (totaling 1,988,698 warrants) and all of the outstanding Class E Warrants (totaling 1,094,891 warrants) are to be exchanged for the right to purchase up to 3,083,589 Shares in the current financing and all the investors did exercise this right by purchasing all the shares granted. In addition, A series R Placement Agent Warrants were granted to Roth Capital Partners, LLC to purchase 271,074 shares of common stock at $4.84 per share.

On October 20, 2006, we entered into and closed a stock purchase transaction with Vision Opportunity Master Fund, Ltd., Nite Capital LP and Ijaz Malik, pursuant to which we issued to the investors, for an aggregate of $2,404,800 in gross cash proceeds, an aggregate of 877,664 shares of our series B convertible preferred stock, at $2.74 per share, and series A, B, J, C and D warrants as described in footnote 3 above.

On September 7, 2006, we entered into and closed a stock purchase transaction with Vision Opportunity Master Fund, Ltd., SEI Private Trust Co. FAO - The JM Smucker Co. Master Fund, and Coronado Capital Partners LP, pursuant to which we issued, for an aggregate of $6,876,800 in gross cash proceeds, to the investors, an aggregate of 2,509,782 shares of our series B convertible preferred stock, and series A, B, J, C and D warrants to purchase shares of our common stock as described above in footnote 2, and to Kuhns Brothers, Inc., the financial advisor and placement agent, and its designees, an aggregate of 635,822 shares of our series B convertible preferred stock.

Plan of Distribution

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Securities and Exchange Commission;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Shares will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Roth Capital Partners, LLC is registered broker dealer and FINRA member firm and listed as a selling shareholder in this prospectus. Roth Capital Partners, LLC served as placement agent for our private placement offering which was completed on September 13, 2007, and received, in addition to cash commissions and reimbursement of $75,000 for placement agent counsel fees and a portion of its actual out-of-pocket expenses, warrants to purchase 271,075 shares of our Common Stock with an exercise price of $4.84 per share. The registration statement of which this prospectus forms a part includes the shares of Common Stock underlying the warrants held by Roth Capital Partners, LLC.

The warrants held by Roth Capital Partners, LLC expire on September 13, 2010. The 271,075 shares of Common Stock issuable upon conversion of placement agent warrants received by Roth Capital Partners, LLC are restricted from sale, transfer, assignment, pledge or hypothecation or from being the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement of which this prospectus forms a part, except for transfers of the warrants to officers or partners of Roth Capital Partners, LLC as allowed under NASD Rule 2710 (g)(1) and (2).

Roth Capital Partners, LLC has indicated to us its willingness to act as selling agent on behalf of certain of the selling shareholders named in the prospectus under the section titled "Selling Security Holders" that purchased our privately placed securities. All shares sold, if any, on behalf of selling shareholders by Roth Capital Partners, LLC would be in transactions executed by Roth Capital Partners, LLC on an agency basis and commissions charged to its customers in connection with each transaction shall not exceed a maximum of 5% of the gross proceeds. Roth Capital Partners, LLC does not have an underwriting agreement with us and/or the selling shareholders and no selling shareholders are required to execute transactions through Roth Capital Partners, LLC. Further, other than any existing brokerage relationship as customers with Roth Capital Partners, LLC, no selling shareholder has any pre-arranged agreement, written or otherwise, with Roth Capital Partners, LLC to sell their securities through Roth Capital Partners, LLC.

Roth Capital Partners, LLC was granted a right of first refusal to serve as the Company’s exclusive lead managing underwriter or provider of financial advisory or placement agent services in connection with any offering or sale of the Company’s equity securities, whether directly or indirectly through an exchange or conversion or other transaction, or any business combination or transaction involving a change in control of the Company for a period of twelve months commencing on or about the closing date of the private placement.

NASD Rule 2710 requires NASD members firms (unless an exemption applies) to satisfy the filing requirements of Rule 2710 in connection with the resale, on behalf of selling shareholders, of the securities on a principal or agency basis. NASD Notice to Members 88-101 states that in the event a selling shareholder intends to sell any of the shares registered for resale in this prospectus through a member of the NASD participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of the NASD and disclosing to the NASD the following:

•	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

•	the complete details of how the selling shareholders' shares are and will be held, including location of the particular accounts;

•
whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding any such transactions; and

•
in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of the NASD for review.

No NASD member firm may receive compensation in excess of that allowable under NASD rules, including Rule 2710, in connection with the resale of the securities by the selling shareholders, which total compensation may not exceed 8%.

Certain Relationships and Related Transactions

Reverse Merger

On September 7, 2006, we entered into a stock purchase agreement with Gas (BVI) for a consideration of $675,000.00. In return, Gas (BVI) obtained approximately 72% of our common stock. Simultaneously, we consummated a share exchange agreement with GAS (BVI) and its shareholders, in exchange for all of GAS (BVI)’s outstanding capital stock, we issued an aggregate of 14,361,646 shares of our series A convertible preferred stock to the Gas (BVI) shareholders, who were: Eloten Group Ltd. (Yuchuan Liu and his wife own 100% of Eloten), Leading King Investment Limited (Quandong Sun as 50% owner), Zhimin Zhong, Shuwang Li, Si Chen, Shunying Xiang, Shun Ching, Xiaobing Liu, Qinghui Zhuo, Shukui Bian, Fang Chen, Jianzhong Shang and Weidong Wang, or, collectively, the Gas (BVI) shareholders. On November 17, 2006, each share of series A convertible preferred stock was converted automatically into one share of our common stock, par value $0.001 per share, upon the completion of the 304.44-for-1 reverse stock-split of our common stock. After the share exchange and the reverse stock split of 304.44 for 1, Yuchuan Liu was the largest beneficial equity owner of our common stock (44.4%) and Quandong Sun being the second largest, 36.7%. GAS (BVI) owns 1.6% of our company. The original shareholders of the Company immediately prior to the share exchange own 0.6% of the common stock, with Carl Worboys, John Passalaqua, and David Stever among them. The private financing taken place on the same date was expressly conditioned upon the successful execution of this share exchange agreement

The price of $675,000.00 for the share exchange agreement was determined based on prevailing market price to acquire a shell company such as Dolce Ventures. Kuhns Brother, Inc. was the financial advisor the placement agent in this transaction. Kuhns Brothers was paid 635,822 shares of the Company’s preferred B stock, which was converted into common stock following the reverse stock split of 304.44 for 1. Based on the Company’s preferred B stock price of $2.74/share, the placement agent fee paid to Kuhns Brother is approximately $1.7 million. In addition, Kuhns Brother was granted a warrant to purchase an aggregate of 241,708 shares of our common stock at $3.84 per share.

Prior to the share exchange, Dolce Ventures or the Company had no relationship with GAS (BVI) or its shareholders. Kuhns Brother was the financial advisor and the placement agent. Prior to the share exchange, the directors for Dolce Ventures were Carl E. Worboys, John F. Passalaqua, and David F. Stever. Yuchuan Liu, Chen Fang Chen, Guowei Chen, John Kuhns and Quandong Sun were nominated to be directors of the Company after the share exchange agreement.

As a result of the consummation of the share exchange transaction, we ceased being a shell company as such term is defined in Rule 12b-2 under the Exchange Act. Gas (BVI) is now our wholly-owned subsidiary, and Beijing Gas is now our indirectly wholly-owned subsidiary in the PRC.

Beijing Chenguang Agreement

On January 15, 2007, we entered into an equity transfer agreement with Beijing Chenguang Gas Ltd, whereby we acquired all of the equity interest of Beijing Chenguang. One of the selling shareholders of Beijing Chenguang, Mr. Zhicheng Zhou, has been our Chief Operating Officer since October 19, 2006. Mr. Zhou owned 30% of the Beijing Chenguang stock immediately prior to the signing of the Beijing Chenguang Agreement. Mr. Zhou is also a shareholder and legal representative of another selling shareholder, Beijing Chenguang Weizhong Management Technology Consulting Ltd., Co., which owned 10% of the Beijing Chenguang stock immediately prior to the signing of the agreement.

Mr. Zhicheng Zhou, as the company’s Chief Operating Officer, was not instrumental with the acquisition of Chenguang on behalf of the company. The acquisition decision was made by the board, of which Mr. Zhou is not a member. The decision to purchase Beijing Chenguang was made before Mr. Zhou joined the company.

Kuhns Bothers Consulting Agreement

On August 8, 2006, we entered into a Consulting Agreement with Kuhns Brothers, Inc., whereby Kuhns bothers agreed to provide financial advisory and private placement services. As result of the share exchange transaction contemplated thereby, John Kuhns, an executive officer of Kuhns Bothers, became a director of our company. Under the terms of the Consulting Agreement, upon the successful completion of reverse merger, and the successful raise of $10 million funds in a private placement, Kuhns Brothers was paid 635,822 shares of the Company’s Series B Preferred Stock, which was converted into 635,822 shares of common stock . Based on the price of $2.74/share paid by the investors, the placement agent fee paid to Kuhns Brother is approximately $1.7 million. In addition, Kuhns Brother was granted a warrant to purchase an aggregate of 241,708 shares of our common stock at $3.84 per share.

Description of Securities

Our authorized capital stock consists of (i) 250,000,000 shares of common stock, par value $0.001 per share, of which there are 24,877,271 shares issued and outstanding, and (ii) 100,000,000 shares of preferred stock, par value $0.001 per share. Our preferred stock consists of (i) series A convertible preferred stock, of which 20,000,000 shares have been authorized and no shares are issued and outstanding; and (ii) series B and B-1 convertible preferred stock (with same rights and privileges), of which 8,000,000 shares have been authorized (5,000,000 for series B and 3,000,000 for series B-1) and 4,971,859 series B and 95,418 series B-1 preferred shares are issued and outstanding.

Warrants

On September 7, 2007, the Company entered into a Securities Purchase Agreement with a number of accredited investors. As part of the financing, the Company has simplified its capital structure by canceling or repurchasing some its outstanding warrants from the holders. As consideration for the purchase of the Series A, B and D warrants and the cancellation of the Series E & J warrants, the Company will pay to the prior investors $3.5 million in cash, issue a warrant for the purchase of 271,074 common shares, and issue 770,897 shares of Series B preferred stock. In exchange of the prior investors waiving their right to receive shares of Series B preferred stock under anti-dilution provisions of the relevant stock purchase agreement, the Company agreed to issue to them 700,000 additional shares of Series B preferred stock. The above-mentioned 770,897 and 700,000 shares of Series B preferred stock have in fact been issued to the related prior investors at $0.001 par value per share during September 2007.

As a result of the above recapitalization plan, the Company has cancelled most of its outstanding warrants and clarified its capital structure without dilution of its equity base. Now the following warrants are outstanding: (i) series A warrants to purchase an aggregate of 241,708 shares of common stock at $3.84 per share, (ii) series C warrants to purchase an aggregate of 3,083,588 shares of common stock at $3.375 per share, (iii) series G warrants to purchase an aggregate of 109,489 shares of common stock at $3.84 per share, (iv) series F warrants to purchase an aggregate of 271,074 shares of common stock at $4.84 per share and (v) placement agent series R warrant to purchase an aggregate of 271,074 shares of common stock at $4.84 per share. The series A, C, G warrants are exercisable until September 2012. The placement agent series R warrant and series F warrants are exercisable until September 2010. The warrants have cashless exercise provision entitling the holder to obtain shares based on the product of (1) the nominator is the difference between the market price on the date of exercise and the exercise price of all the shares and (2) the denominator is the market price on the date of exercise.

Common Stock

We are authorized to issue 250,000,000 shares of common stock, with a par value of $0.001. There are 24,877,271 shares of common stock issued and outstanding as of the date of this prospectus. All shares of common stock have one vote per share on all matters including election of directors, without provision for cumulative voting. The common stock is not redeemable and has no conversion or preemptive rights. In the event of liquidation of the company, the holders of common stock will share equally in any balance of the company's assets available for distribution to them after satisfaction of creditors and preferred shareholders, if any. The holders of common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if, declared by the board of directors from funds legally available.

Preferred Stock

In addition to the 250,000,000 shares of common stock, we are authorized to issue 100,000,000 shares of preferred stock, with a par value of $0.001 per share. Shares of the preferred stock may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the board of directors prior to the issuance.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the board of directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized preferred stock, unless otherwise required by law.

On August 30, 2006, our board of directors designated 20,000,000 shares of our authorized $0.001 par value per share preferred stock as series A convertible preferred stock and 5,000,000 shares of our preferred stock as series B convertible preferred stock. On August 31, 2006, we filed certificates of designations for the series A and series B convertible preferred stock with the Office of the Secretary of State of Utah. On September 6, 2006, our board of directors amended the designations of the Series B convertible preferred stock and we filed an amended certificate of designations for the Series B convertible preferred stock with the Office of the Secretary of State of Utah. Our board of directors created the series A convertible preferred stock to allow us to consummate the share exchange transaction with the Gas (BVI) shareholders and the series B convertible preferred stock in connection with our private financing transactions.

On September 7, 2006, we issued 14,361,646 shares of series A convertible preferred stock in connection with the share exchange transaction with the Gas (BVI) shareholders. Each of the shares of series A convertible preferred stock was automatically converted into one share of our common stock upon the effectiveness of our reverse stock-split on November 17, 2006. Therefore, as of the date of this prospectus, we have no shares of series A convertible preferred stock issued and outstanding, and we have 4,971,859 shares of series B preferred stock issued and outstanding. On September 12, 2007, our board of directors designated 3,000,000 shares of series B-1 preferred stock with the same rights and privileges as series B preferred stock. We issued 95,418 shares of series B-1 preferred stock.

The following are the material designations, preferences and rights of the series A convertible preferred stock and the series B convertible preferred stock, which are substantially the same, except as stated below, with respect to liquidation preference and special rights of the series B convertible preferred stock (series B-1 preferred stock has the same rights and privileges as series B preferred stock):

Conversion:

We issued 14,361,646 of our common shares upon the automatic conversion of our series A convertible preferred shares after the 304.44-for-1 reverse stock-split on November 17, 2006. We no longer have any series A convertible preferred shares outstanding.

Each share of the series B convertible preferred stock will be convertible into common stock, at the option of its holder after the 304.44-for-1 reverse stock-split, based on the then applicable conversion rate of one for one share of common stock.

Liquidation Preference and Redemption:

The series B convertible preferred stock shall, in respect of the right to participate in distributions or payments in the event of any liquidation, dissolution or winding up, voluntary or involuntary, of the company, known as liquidation event, rank (a) senior to the common stock and to any other class or series of stock issued by us not designated as ranking senior to the series B convertible preferred stock in respect of the right to participate in distributions or payments upon a liquidation event; and (b) pari passu with any other class or series of our stock, the terms of which specifically provide that such class or series shall rank pari passu with the series B convertible preferred stock in respect of the right to participate in distributions or payments upon a liquidation event. The series B convertible preferred stock may not be redeemed by us without the express written consent (provided or withheld in their sole discretion) of each holder of the then-outstanding series B convertible preferred stock. In the event of the liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of shares of series B convertible preferred stock then outstanding shall be entitled to receive, out of the our assets available for distribution to its stockholders, an amount equal to $2.74 per share before any payment shall be made or any assets distributed to the holders of the common stock or any other stock that ranks junior to the series B convertible preferred stock.

Voting:

Shares of series A and series B convertible preferred stock vote together with shares of common stock on all matters upon which stockholders are entitled to vote. On those matters upon which the series A convertible preferred stock votes together with the common stock and series B convertible preferred stock as a single class, each share of series A convertible preferred stock carries a number of votes equal to the number of shares of common stock issuable in a mandatory conversion based on the then applicable conversion rate. On those matters upon which the series B convertible preferred stock votes together with the common stock and series A convertible preferred stock as a single class, each share of series B convertible preferred stock carries a number of votes equal to the number of shares of common stock that would be issuable upon conversion. Each holder of series A and series B convertible preferred stock shall be entitled to notice of any stockholders’ meeting in accordance with our bylaws.

Dividends:

The holders of series A and series B convertible preferred stock will not be entitled to dividends unless we pay cash dividends or dividends in other property to holders of outstanding shares of common stock, in which event, each outstanding share of the series B convertible preferred stock will be entitled to receive dividends of cash or property, out of any assets legally available therefor, in an amount or value equal to the conversion rate multiplied by the reverse stock-split multiplied by the amount paid in respect of one share of common stock (as adjusted for any stock dividends, combinations, splits or similar recapitalization events) prior and in preference to any declaration or payment of any dividend (payable other than in shares of common stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of common stock) on the common stock. Any dividend payable to the series B convertible preferred stock will have the same record and payment date and terms as the dividend is payable on the common stock. As of the date of this prospectus, there are no issued and outstanding shares of our series A convertible preferred stock.

Dividends

We have never declared or paid any cash dividends or distributions on our common stock. We currently intend to retain our future earnings to support operations and to finance future growth and expansion and, therefore, do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Transfer Agent

The transfer agent for our common stock is Fidelity Transfer Company located at 1800 S. West Temple, Suite 301, Salt Lake City, Utah, 84115

Legal Matters

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon for us by Lewis, Hansen, Waldo & Pleshe LLC.

Experts

Samuel H. Wong & Co., LLP have audited, as set forth in their report appearing elsewhere in this prospectus, our consolidated financial statements for the years ended December 31, 2006 and 2005. We have included our consolidated financial statements in the prospectus in reliance on Samuel H. Wong & Co., LLP’s report, given on their authority as experts in accounting and auditing.

On August 30, 2006, our Board of Directors approved the dismissal of Robison, Hill & Co. (“Robison") as our registered independent certified public accounting firm effective on September 7, 2006. Concurrent with this action, our board of directors appointed Samuel H. Wong & Co., LLP as our new registered independent certified public accounting firm. Samuel H. Wong & Co., LLP is located at Room 703, Nan Dao Commercial Building, 359-361 Queen’s Road Central, Hong Kong.

Beijing Gas’s operating businesses have previously been audited by Samuel H. Wong & Co., LLP and management elected to continue this existing relationship. There have been no disagreements with Robison during the previous two fiscal years or any subsequent interim period.

The audit opinions of Robison, Hill & Co. on the financial statements for the fiscal years ended December 31, 2004 and 2005 did not contain an adverse opinion, a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, except that the report of Robison, Hill & Co. for the fiscal years ended December 31, 2004 and 2005 indicated conditions which raised substantial doubt about our ability to continue as a going concern.

Available Information

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports, proxy statements and other information with the SEC. Our reports, proxy statements and other information filed pursuant to the Securities Exchange Act of 1934 may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s Web site is http://www.sec.gov.

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. Copies of the registration statement and the exhibits are on file with the SEC and may be obtained from the SEC’s Web site or upon payment of the fee prescribed by the SEC, or may be examined, without charge, at the offices of the SEC set forth above. For further information, reference is made to the registration statement and its exhibits.

Sino Gas International Holdings Inc.

Report of Independent Registered Public Accounting Firm

To: The Board of Directors and Stockholders of
Sino Gas International Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Sino Gas International Holdings, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sino Gas International Holdings, Inc as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

South San Francisco, California	Samuel H. Wong & Co., LLP
March 25, 2008	Certified Public Accountants

 SINO GAS INTERNATIONAL HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2007 AND 2006
(Stated in US Dollars)

		December 31,	December 31,
	Notes	2007	2006
ASSETS
Current assets
Cash and cash equivalents	2(e)	$10,915,590	$3,638,673
Restricted cash	3	478,920	3,124,541
Notes receivable		825,119	477,390
Accounts receivable	2(f), 4	7,315,253	6,534,740
Inventory		207,976	-
Advances to suppliers	2(g)	27,372	68,309
Prepayments and others		320,380	141,878
Other receivables	2(f)	3,100,695	1,263,800

Total current assets		23,191,305	15,249,331

Non – current Assets
Investment	2(h), 5	4,007,310	2,939,029
Plant and equipment, net	2(j), 6	24,572,565	10,608,530
Construction in progress	2(l)	11,556,820	4,628,076
Intangible Assets, net	2(k), 7	2,028,250	457,830

Total non-current assets		42,164,945	18,633,465

TOTAL ASSETS		$65,356,250	$33,882,796

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Bank Loans	8	$2,734,444	$2,430,445
Accounts payable		716,707	3,891,388
Other payable	9	10,383,657	1,790,500
Unearned revenue	2(m)	312,573	37,760
Accrued liabilities		362,263	418,390

Total current liabilities		14,509,644	8,568,483

TOTAL LIABILITIES		$14,509,644	$8,568,483

See Accompanying Notes to the Financial Statements and Accountant’s Report

SINO GAS INTERNATIONAL HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS (Continued)
AS OF DECEMBER 31, 2007 AND 2006
(Stated in US Dollars)

			December 31,	December 31,
	Notes		2007	2006
STOCKHOLDERS’ EQUITY
Preferred Stock A US$0.001 par value; 20,000,000 authorized; 275,111 and 0 issued and outstanding as of December 31, 2007 and 2006 respectively			$275	-

Preferred Stock B US$0.001 par value; 5,000,000 authorized; 4,971,859 and 4,023,268 issued and outstanding as of December 31, 2007 and 2006 respectively	10		4,972	4,023

Common Stock US$0.001 par value; 250,000,000 authorized; 25,282,380 and 14,693,186 issued and outstanding as of December 31, 2007 and 2006 respectively	10		25,283	14,694

Additional paid-in-capital	10		35,247,303	18,488,040
Statutory reserves	2(v	)	3,258,201	2,025,022
Retained earnings			10,524,898	4,050,707
Accumulated other comprehensive income	2(x	)	1,878,142	824,296

			50,939,074	25,406,781
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY			$65,356,250	$33,882,796

See Accompanying Notes to the Financial Statements and Accountant’s Report

SINO GAS INTERNATIONAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE FISCAL YEARS ENDED DECEMBER 31, 2007 AND 2006
(Stated in US Dollars)

		December 31,	December 31,
	Notes	2007	2006
Net Sales
Revenues		$20,267,756	$10,870,718
Cost of revenues		(9,499,752)	(4,389,142)
Gross profit		10,768,004	6,481,576

Operating Expenses
Selling and marketing expenses		(608,830)	(95,779)
General and administrative expenses		(2,106,389)	(1,155,849)
Total operating expenses		(2,715,219)	(1,251,628)
Operating Income/(Loss)		8,052,785	5,229,948

Other Income (Expenses)
Investment income	2(q)	212,883
Other income		29,942	438,186
Other expense		(18,890)	(93,324)
Interest income		149,270	-
Interest expense		(197,959)	(78,237)
Total other income (expense)		187,086	359,093

Earnings before taxation		8,228,032	5,496,573

Income tax	2(r),11	(531,612)	(423,284)
Net income		$7,707,370	$5,165,757
			5,073,289

Constructive Preferred Dividend - Amortization of Beneficial Conversion		-	6,418,864

Income Available to Common Stock Shareholders		$7,707,370	$(1,345,575)

Earnings per share 2(z)
Basic		$0.45	$(0.09)
Diluted		$0.35	$0.33

Weighted average shares outstanding of common stock
Basic		17,165,894	14,693,186
Diluted		22,017,096	15,699,003

EPS excluding effect of Constructive Preferred Dividend
Basic		$0.45	$0.35
Diluted		$0.35	$0.33

See Accompanying Notes to the Financial Statements and Accountant’s Report

SINO GAS INTERNATIONAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
AS OF DECEMBER 31, 2007 AND 2006
(Stated in US Dollars)

										Accumulated
	Preferred Stock A		Preferred Stock B		Common Stock		Additional			Other
	Shares		Shares		Shares		Paid in	Statutory	Retained	Comprehensive
	Outstanding	Amount	Outstanding	Amount	Outstanding	Amount	Capital	Reserve	Earnings	Income	Total

Balance, January 1, 2006	-	-	-	-	14,361,646	14,362	4,812,650	1,219,720	6,311,794	267,865	12,626,391
Net Income									5,165,757		5,165,757
Reverse acquisition					331,540	332			(202,678)		-202,346
Issue of stock and warrant	-	-	4,023,268	4,023	-	-	7,256,526				7,260,549
Constructive Preferred Dividend - Amortization of Beneficial Conversion Feature							6,418,864		(6,418,864)		-
Appropriations of Retained Earnings								805,302	(805,302)		-
Foreign Currency Translation Adjustment										556,431	556,431
Balance, December 31, 2006	-	-	4,023,268	4,023	14,693,186	14,694	18,488,040	2,025,022	4,050,707	824,296	25,406,782

Balance, January 1, 2007	-	-	4,023,268	4,023	14,693,186	14,694	18,488,040	2,025,022	4,050,707	824,296	25,406,782
Net Income									7,707,370		7,707,370
Issue of stock and warrant	275,111	275	948,591	949	10,589,194	10,589	16,759,263				16,771,076
Appropriations of Retained Earnings								1,233,179	(1,233,179)		-
Foreign Currency Translation Adjustment										1,053,846	1,053,846
Balance, December 31, 2007	275,111	275	4,971,859	4,972	25,282,380	25,283	35,247,303	3,258,201	10,524,898	1,878,142	50,939,074

	Accumulated Comprehensive Income
	2006	2007	Total
Comprehensive Income
Net Income	5,073,289	7,707,370	12,873,077

Comprehensive Other Income
Foreign Currency Translation Adjustment	556,431	1,053,846	1,610,277

	5,629,720	8,761,216	14,483,354

See Accompanying Notes to the Financial Statements and Accountant’s Report

SINO GAS INTERNATIONAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE FISCAL YEARS ENDED DECEMBER 31, 2007 AND 2006
(Stated in US Dollars)

	2007	2006
Cash flows from operating activities
Net income	$7,707,370	$5,073,289

Depreciation expense	1,301,480	155,374
Amortization expense	323,815	-
Invested in restricted time deposits	2,645,622	(3,124,541)
Equity in investments	-	(495,651)
Decrease/(increase) in accounts receivables	(2,960,960)	73,674
Increase in inventory	(207,976)	-
Increase in prepaid expenses	(178,502)	-
Increase in accounts payable	5,637,161	447,784

Cash sourced/(used) in operating activities	14,304,770	2,162,767

Cash flows from investing activities
Cash paid for investment and acqusition	(1,068,281)	-

Purchase of property, plant and equipment	(15,265,515)	(7,563,222)
Purchase of intangible assets	(1,894,234)	(20,565)
Increase in construction in progress	(6,928,745)	(1,556,579)

Cash sourced/(used) in investing activities	(25,156,775)	(9,140,366)

Cash flows from financing activities
Bank Loans	303,999	2,430,445
Proceeds of issuance of common stock	16,771,077	7,430,965

Cash Used/(sourced) in financing activities	17,075,076	9,861,410

Net Increase/(Decrease) in Cash & Cash Equivalents for the year	6,223,070	2,883,811

Cash and cash equivalents-beginning of year	3,638,673	571,194

Cash and cash equivalents-end of year	$10,915,590	$3,638,673

Supplementary cash flow information
Interest received	149,270
Interest Paid	197,959	78,237
Income tax paid	774,555	615,694

See Accompanying Notes to the Financial Statements and Accountant’s Report

SINO GAS INTERNATIONAL HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Sino Gas International Holdings, Inc. (“the Company”) was incorporated under the laws of the State of Utah on August 19, 1983 as Evica Resources, Inc. The Company changed its name to American Arms, Inc. on April 5, 1984, and then changed its name to Dolce Ventures, Inc. on May 21, 2002, and ultimate changed its name to Sino Gas International Holdings, Inc. on November 17, 2006.

On September 7, 2006, the Company underwent a reverse-merger with Gas Investment China Ltd. (“GIC”), an International Business Company incorporated in the British Virgin Islands, and its wholly-owned subsidiaries, involving an exchange of shares whereby the Company issued an aggregate of 14,361,646 shares to the shareholders of GIC in exchange for all of the issued and outstanding shares of GIC. For financial reporting purposes, this transaction is classified as a recapitalization of Sino Gas International Holdings, Inc. (Legal acquirer, accounting acquiree) and the historical financial statements of Gas Investment China Co. Ltd. (Legal acquiree, accounting acquirer)

The Company is a natural gas services operator, principally engaging in the investment, operation and management of city gas pipeline infrastructure, in the distribution of natural gas to residential and industrial users, in the construction and operation gas stations, and in the development and application of natural gas related technologies. The Company owns and operates 24 natural gas distribution systems serving approximately 87,500 residential and five commercial and industrial customers. The Company’s facilities include approximately 700 kilometers of pipeline and delivery networks (including delivery trucks) with a designed daily capacity of approximately 70,000 cubic meters of natural gas.

The common stock of the Company is currently quoted on the National Association of Securities Dealers' Over-the-Counter Bulletin Board under the symbol “SGAS”.

Basis of Presentation and Organization

The Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

This basis of accounting differs in certain material respects from that used for the preparation of the books of account of the Company’s principal subsidiaries, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the PRC (“PRC GAAP”) or in the accounting standards used in the places of their domicile. The accompanying consolidated financial statements reflect necessary adjustments not recorded in the books of account of the Company’s subsidiaries to present them in conformity with US GAAP.

Recent Acquisitions

On January 15, 2007, Beijing Gas entered into a stock transfer agreement with the shareholders of Beijing Chenguang Gas Ltd., Co., a limited liability company organized under the laws of the PRC, under which Beijing Gas will acquire all the capital stock of Beijing Chenguang for a purchase price of RMB 26 million (or approximately $3.35 million) in cash. Upon consummation of the transactions contemplated by that agreement, Beijing Chenguang will become a wholly-owned subsidiary of Beijing Gas. Beijing Chenguang is primarily engaged in the development, transfer and licensing of technologies used in natural gas purification, compression and transportation, as well as the installation of natural gas equipment and the supply of natural gas.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Method of Accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

(b) Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

(c) Economic and political risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

(d) Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries (“the Group”). Significant inter-company transactions have been eliminated in consolidation. Investments in which the company has a 20 percent to 50 percent voting interest and where the company exercises significant influence over the investor are accounted for using the equity method.

The Company owned its subsidiaries soon after its inception and continued to acquire and own the equity interests throughout the reporting periods. The following table depicts the identities of the consolidating subsidiaries as of December 31, 2007 and 2006 (whichever applicable 2006).

Name of Company	Place of Incorporation	Date of Incorporation	Beneficiary interest %	Equity Interest %	Registered Capital
GAS Investment China Co., Ltd.	The British
	Virgin Islands	6/19/2003	100	100	USD	10,000,000

Sino Gas Construction Limited	The British
	Virgin Islands	1/9/2007	100	100	USD	50,000

Sino Gas Investment Development Limited	The British Virgin Islands	1/9/2007	100	100	USD	50,000

Beijing Zhong Ran Wei Ye Gas Co., Ltd	PRC	8/29/2001	100	100	RMB	150,000,000

Peixian Weiye Gas Co., Ltd	PRC	8/22/2005	100	90	RMB	5,000,000

Sihong Weiye Gas Co., Ltd	PRC	12/3/2004	100	95	RMB	10,000,000

Wuhe Weiye Gas Co., Ltd	PRC	1/30/2007	100	100	RMB	3,000,000

Changli Weiye Gas Co., Ltd	PRC	12/8/2006	100	100	RMB	3,000,000

Yutian Zhongran Weiye Gas Co., Ltd	PRC	12/19/2003	100	90	RMB	3,000,000

Yuxian Jinli Gas Co., Ltd	PRC	11/8/2005	100	100	RMB	9,500,000

Zhangjiakou City Xiahuayuan Jinli Gas Co., Ltd.	PRC	9/30/2005	100	100	RMB	2,000,000

Wuqiao Gas Co., Ltd	PRC	6/30/2004	100	95	RMB	2,000,000

Jinzhou Weiye Gas Co., Ltd	PRC	7/19/2004	100	95	RMB	5,000,000

Shenzhou Weiye Gas Co., Ltd	PRC	12/23/2005	100	95	RMB	3,000,000

Ningjin Weiye Gas Co., Ltd	PRC	12/3/2003	100	95	RMB	3,000,000

Linzhang Weiye Gas Co., Ltd	PRC	7/6/2005	100	85	RMB	1,000,000

Hengshui Weiye Gas Co., Ltd	PRC	12/20/2005	100	100	RMB	3,000,000

Longyao Zhongran Weiye Gas Co., Ltd	PRC	10/13/2005	100	95	RMB	3,000,000

Xingtang Weiye Gas Co., Ltd	PRC	2/18/2004	100	95	RMB	3,000,000

Gucheng Weiye Gas Co., Ltd	PRC	3/21/2007	100	100	RMB	3,000,000

Langfang Development Region Weiye
Dangerous Goods Transportation Co., Ltd	PRC	3/22/2005	100	95	RMB	1,000,000

Beijing Chenguang Gas Ltd.	PRC	10/30/2002	100	100	RMB	20,000,000

Xinji Zhongchen Gas Co., Ltd	PRC	2/7/2007	100	100	RMB	3,000,000

Shijiazhuang Chenguang Gas Co., Ltd	PRC	6/14/2007	100	100	RMB	2,000,000

Luquan Chenguang Gas Co., Ltd	PRC	4/27/2007	100	100	RMB	2,000,000

Chenan Chenguang Gas Co., Ltd	PRC	1/23/2007	100	100	RMB	1,500,000

Nangong Weiye Gas Co., Ltd	PRC	6/25/2007	100	100	RMB	3,000,000

Sishui Weiye Gas Co., Ltd	PRC	12/22/2004	100	95	RMB	3,000,000

Guannan Weiye Gas Co., Ltd	PRC	6/19/2003	100	100	RMB	9,510,000

Sixian Weiye Gas Co., Ltd	PRC	9/3/2007	100	100	RMB	3,000,000

Baishan Weiye Gas Co., Ltd	PRC	7/13/1007	100	100	RMB	15,000,000

(e) Cash and Cash Equivalents

The Company considers all cash and other highly liquid investments with initial maturities of three months or less to be cash equivalents.

(f) Accounts and Other Receivable

Accounts and other receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed. The Company extends unsecured credit to customers in the normal course of business and does not accrue interest on trade accounts receivable.

(g) Advances to Suppliers

Advances to suppliers represent the cash paid in advance for purchasing raw materials. The advances to suppliers are interest free and unsecured.

(h) Investments in Equity Securities

Equity method of accounting was used to account for the investments in equity securities.

The consolidated statement of income includes the Group's share of the post-acquisition results of its associate for the year. In the consolidated balance sheet, investments in equity securities are stated at the Group's share of the net assets of the associates plus the premium paid less any discount on acquisition, less any identified impairment loss.

Goodwill arising on the acquisition of equity securities is not subject to amortization.

Beijing Zhongran Xiangke Oil Gas Technology Co., Ltd are principally engaged in the investment in, and the operation and management of, gas pipeline infrastructure and the sale and distribution of piped gas in the People’s Republic of China.

Nominal
Name of	Place	Form of		Value of
Associate	of	Business	Registered	Registered	Principal
Company	Registration	Structure	Capital	Capital	Activities
Beijing Zhongran Xiangke Oil Gas Technology Co. Ltd	PRC	Sino-foreign equity joint venture	RMB 20,000,000	40	Trading of natural gas and gas pipeline construction

Beijing Zhongran Xiangke Oil Gas Technology Co. Ltd is the Group's 40% owned joint Venture company and is principally engaged in sale of compressed natural gas to domestic households and industrial around sub-urban areas of Beijing and part of sub-urban areas in Hebei Province and Tianjin.

(i) Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

During the reporting periods, there was no impairment loss.

(j) Plant and Equipment

Plant and equipment, other than construction in progress, are stated at cost less depreciation and amortization and accumulated impairment loss.

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Gas Pipelines	25 years
Motor Vehicles	10 years
Machinery & Equipment	20 years
Buildings	25 years
Leasehold Improvements	25 years
Office Equipment	8 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

(k) Intangible Assets

Intangible assets, are stated at cost less amortization and accumulated impairment loss. Amortization is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the intangibles are as follows:

Land use rights	40 - 50 years
Franchises	30 years
Other intangibles	3 years

(l) Construction in progress

Construction in progress represents the cost of constructing pipelines and is stated at cost. Costs comprise direct and indirect incremental costs of acquisition or construction. Completed items are transferred from construction in progress to the gas pipelines of fixed assets when they are ready for their intended use. The major cost of construction relates to construction materials, direct labor wages and other overhead. Construction of pipeline, through which to distribute natural gas, is one of the Group’s principal businesses. The Group builds city main pipeline network and branch pipeline network to make gas connection to resident users, industrial, and commercial users, with the objective of generating revenue on gas connection and gas usage fees collected from these customers. As of December 31, 2007, the pipelines under construction include mainly the projects in Beijing. These projects, once completed, will significantly increase the gas supply capacity.

(m) Unearned Revenue

Unearned revenue represents prepayments by customers for gas purchases and advance payments on construction and installation of pipeline contracts. The Company records such prepayment as unearned revenue when the payments are received.

(n) Financial Instruments

The carrying amounts of all financial instruments approximate fair value. The carrying amounts of cash, accounts receivable, accounts payable and accrued liabilities approximate fair value due to the short-term nature of these items. The carrying amounts of borrowings approximate the fair value based on the Company’s expected borrowing rate for debt with similar remaining maturities and comparable risk.

(o) Foreign Currency Translation

The accompanying consolidated financial statements are presented in United States dollars. The functional currency of the Company is the Renminbi (RMB). The consolidated financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

	12/31/2007	12/31/2006
Years end RMB : US$ exchange rate	7.3141	7.8175
Average yearly RMB : US$ exchange rate	7.6172	7.9819

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

(p) Revenue Recognition

Revenue is recognized when services are rendered to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Net sales consist of gas and connection fee revenue. Cost of sales include gas and connection cost.

Gas connection revenue is recognized when the outcome of a contract can be estimated reliably and the stage of completion at the balance sheet date can be measured reliably.

Sales of natural gas are recognized when goods are delivered and title has passed.

(q) Investment Income

Investment income represents the Group’s share of post-acquisition results of its investment in equity securities for the year.

(r) Income Taxes

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. As of December 31, 2007, there was no significant book to tax differences.

Pursuant to the tax laws of PRC, general enterprises are subject to income tax at an effective rate of 33%. Beijing Gas is in the natural gas industry whose development is encouraged by the government. According to the income tax regulation, any company engaged in the natural gas industry enjoys a favorable tax rate. Also, Beijing Gas is exempt from corporate income tax for its first two years and is then entitled to a 50% tax reduction for the succeeding three years. The Company’s first profitable tax year was 2003. Accordingly, the Company’s income is subject to a reduced tax rate of 7.5%. From 2008 onwards, the Company’s income is subject to a reduced tax rate of 9%. Subsidiaries of Beijing Gas are subject to the effective rate of 33%.

(s) Advertising

The Group expensed all advertising costs as incurred

(t) Concentration of Credit Risk

Concentration of credit risk is limited to accounts receivable and is subject to the financial conditions of major customers. The Company does not require collateral or other security to support accounts receivable. The Company conducts periodic reviews of its clients’ financial condition and customers’ payment practices to minimize collection risk on accounts receivable.

(u) Retirement Benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statements of income as incurred.

(v) Statutory Reserves

As stipulated by the Company Law of the People's Republic of China (PRC) as applicable to Chinese companies with foreign ownership, net income after taxation can only be distributed as dividends after appropriation has been made for the following:

i.	Making up cumulative prior years' losses, if any;

ii.
Allocations to the "Statutory surplus reserve" of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

iii.	Allocations to the discretionary surplus reserve, if approved in the shareholders' general meeting.

(w) Statement of Cash Flows

In accordance with Statement of SFAS 95, “Statement of Cash Flows”, cash flows from the Company’s operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

(x) Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other consolidated financial statements. The Company’s current component of other comprehensive income is the foreign currency translation adjustment.

(y) Recent Accounting Pronouncements

In July 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Company recognizes in its consolidated financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for the Company on January 1, 2007, with the cumulative effect of the change in accounting principle, if any, recorded as an adjustment to opening retained earnings.

In September 2006, the FASB issued SFAS 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. The standard does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

In September 2006, the SEC issued SAB No. 108, which provides guidance on the process of quantifying financial statement misstatements. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of the Company’s financial statements and the related financial statement disclosures. SAB No.108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006. The transition provisions of SAB No. 108 permits existing public companies to record the cumulative effect in the first year ending after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings.

In February 2007, FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115 (" SFAS 159"). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair values. SFAS 159 is effective for fiscal years after November 15, 2007. The Company is currently evaluating the impact of adopting SFAS 159 on our financial statements.

In December 2007, the Financial Accounting Standards Board issued FASB Statement No. 141 (Revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R provides additional guidance on improving the relevance, representational faithfulness, and comparability of the financial information that a reporting entity provides in its financial reports about a business combination and its effects. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company believes there will be no material impact on its financial statements upon adoption of this standard.

In December 2007, the Financial Accounting Standards Board issued FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This Statement is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company believes there will be no material impact on its financial statements upon adoption of this standard.

The management of the Company does not anticipate that the adoption of these six standards will have a material impact on these consolidated financial statements.

(Z) Earnings Per Share

The Company reports earnings per share in accordance with SFAS No. 128, “Earnings per Share.” Basic earnings per share are computed by dividing income available to common shareholders by the weighted average number of common shares available. Diluted earnings per share is computed using the treasury stock method whereby the denominator is increased by the net dilution on the exercise of the warrants and if the additional common shares were dilutive.

3.	RESTRICTED CASH

Restricted Cash represents compensating balances held at banks to partially secure banking facilities in the form of loans and notes payable. The imposed restrictions dictate that funds cannot be withdrawn when there are outstanding loans and notes payable, and the funds are only allowed to be used to settle bank indebtedness. The funds deposited as compensating balances are interest bearing. The amount of cash restricted varies based on the Bank’s credit policy at the time that the Company requests for increase or extension of credit facilities.

4.	ACCOUNTS RECEIVABLE

For natural gas sales, it is due when the gas is sold. Normally, most of them are settled by prepayments from the customers.

In general for construction projects, deposits of 30% of total contract sum are received from client when the project commences. Second payment of 30% is received after the construction is completed for around 6 months. The final sum of the remaining portion normally acts as retention money for quality warrantee to the developer. The retention money would be received by the company after the 1 year warrantee period.

The phrase "receivables are due within one year of aging" means the receivable that are within one year of aging.

The "amounts are not due within one year" are mostly retention money from construction sales that are based on contracts. The continued demand from the natural gas sales from them also help assure the amount could be collected. No experience of wholly-unsettled accounts receivable in the year December 31, 2007 and 2006.

Trade accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts and sales returns. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience, customer specific facts and economic conditions. Bad debt expense is included in the general and administrative expenses.

Outstanding account balances are reviewed individually for collectibles. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. To date, the Company has not charged off any balances as it has yet to exhaust all means of collection. The Company does not have any off-balance-sheet credit exposure to its customers, except for outstanding notes receivable discounted with banks that are subject to recourse for non-payment.

The credit and billing policy is that, for the residential customer, we collect prepayment from customers; for the industrial customers, we settle the payment based on the contract terms signed, from 10 days to one month; for the construction business, we collect the payment from customer based on the percentage of the construction progress. The risk that business faces from inability to collect account is Operation risk in industrial customers.

Accounts Receivable	2007	2006

Gross accounts receivable	$7,352,013	$6,567,578
Allowance for bad debt	(36,760)	(32,838)
Net accounts receivable	$7,315,253	$6,534,740

Allowance for Bad Debt	2007	2006
Beginning balance	$32,838	$29,042
Addition	26,909	24,125
Less	(22,987)	(20,329)
Ending balance	$36,760	$32,838

Accounts Receivable Aging Report	2007	2006

30 Days	$5,557,172	$5,481,051
30-60 Days	1,212,413	14,672
60-90 Days	8,747	333,123
90-180 Days	-	-
180-360 Days	27,489	42,612.42
>360 Days	509,433	663,282
Total	$7,315,254	$6,534,740

The followings are the largest ten accounts receivable as of December 31 2007.

Baishan Jiehe Development & Construction Co., Ltd	$200,844
Shuqian Mingwei Development & Construction Co., Ltd	241,998
Peixian Jiannan Real Estate Development Co., Ltd	313,367
Sihong Jinwan Construction Co., Ltd	316,101
Xiuzhou Shenyuan Real Eastate Development Co., Ltd	337,038
Guannan Construction Co., Ltd	345,360
Lianyuangan Baoli Development Co., Ltd	357,665
Jianshu Province Farms	421,405
Huabei Oil Management & Machine Co., Ltd	555,365
Hebei Zhonggang Steel Co., Ltd	592,135
$3,681,282

5.	INVESTMENTS

	12/31/2007	12/31/2006
Beijing Zhongran Xiangke Oil Gas Technology Co. Ltd	$3,163,751	$2,939,029
Other project	843,559	-
		-

As of December 31	$4,007,310	$2,939,029

The following is the Balance Sheets of Beijing Zhongran Xiangke Oil Gas Technology Co., Ltd. as of December 31, 2007 and 2006, and the related Statements of Income for the years then ended.

Beijing Zhongran Xiangke Oil Gas Technology Co., Ltd
Balance Sheet
As of December 31, 2007 and 2006

Assets	2007	2006
Current Assets	$4,351,320	$4,583,010
Non-Current Assets	13,736,685	11,320,804
Total Assets	18,088,005	15,903,814
Liabilities
Current Liabilities	7,794,262	6,852,718
Total Liabilities	7,794,262	6,852,718
Net Assets	$10,293,742	$9,051,096

Beijing Zhongran Xiangke Oil Gas Technology Co., Ltd
Statement of Income
For the years ended December 31, 2007 and 2006

	2007	2006
Sales revenue	$5,819,210	$6,795,876
Cost of revenue	(3,287,090)	3,984,152
Gross profit	2,532,120	2,811,724
Operating expenses	1,811,203	1,518,622
Other income/(expense)	(110,634)	(192,810)
Earnings before taxation	1,319,164	1,100,292
Income tax	(91,543)	(82,522)
Net income	$1,227,622	$1,017,770

6.	PLANT AND EQUIPMENT, NET

Plant and Equipment consist of the following as of December 31, 2007 and 2006:

	12/31/2007	12/31/2006
At Cost
Gas Pipelines	$18,885,734	$8,255,231
Motor Vehicles	4,874,685	2,204,621
Machinery & Equipment	885,997	273,943
Buildings	1,405,638	89,799
Leasehold Improvements	68,942	47,543
Office Equipment	105,336	67,774
	26,226,335	10,938,911

Less: Accumulated depreciation	(1,653,771)	(330,381)

	$24,572,565	$10,608,530

Depreciation and amortization expense is included in the consolidated statements of income and comprehensive income for the year December 31, 2007 and 2006 is as follows:

	2007	2006
Cost of revenues	$728,829	$87,155
Selling and marketing expenses	156,178	18,645
General and administrative expenses	416,473	49,574
	$1,301,480	$155,374

7.	INTANGIBLE ASSETS

Intangible assets consist of the following as of December 31, 2007:

	12/31/2007	12/31/2006
At Cost
Land use rights	$452,345	$112,565
Franchises	359,464	336,318
Goodwill	1,562,202
Other	9,563	8,947
	2,383,574	457,830

Less: Accumulated amortization	355,324	-

	$2,028,250	$457,830

The Group operates as a local natural gas distributor in a city or county, known as an operation location, under an exclusive franchise agreement between the Group and the local government or entities in charge of gas utility. Franchises are the rights to develop sites in Anping and Jinzhou in China. They are stated at cost less accumulated depreciation.

8.	SHORT-TERM BANK LOANS

Short-term bank loans are as follows:

	2007	2006
Loans from Shen Zhen Development Bank Co., Ltd,	-	$2,430,445
interest rate at 5.022% per annum
Loans from China Renmin Bank Co.,Ltd.
Interest rate at 7.2270% per annum plus additional 10% fluctuation market rate	$2,734,444	-

Interest expense for the short term bank loans was $55,405 and $9,522 for the years ended December 31, 2007 and 2006. Banking facility is secured by the Directors’ mortgage of real property.

9.	OTHER PAYABLES

Other payables at December 31, 2007 consist of the following:

	12/31/2007	12/31/2006
Employees’ welfare payables	$176,236	$56,584
Amount due to employees	150,711	11,360
Tax payable	922,620	1,089,804
Other Payable	9,134,091	632,752

Total	$10,383,657	$1,790,500

All the amounts due to employees are unsecured, interest free, and have no fixed repayment terms.

10.	CAPITAL STOCK

The authorized capital stock consists of (i) 250,000,000 shares of common stock, par value $0.001 per share, of which there are 25,282,380 shares issued and outstanding, and (ii) 100,000,000 shares of preferred stock, par value $0.001 per share. The preferred stock consists of (i) series A convertible preferred stock, of which 20,000,000 shares have been authorized and 275,111 shares are issued and outstanding; and (ii) series B convertible preferred stock, of which 5,000,000 shares have been authorized and 4,971,859 shares are issued and outstanding.

The following is a summary of the material terms of its capital stock. This summary is subject to and qualified in its entirety by its Articles of Incorporation, as amended and corrected, certificates of designations for its series A and series B convertible preferred stock, its by-laws and by the applicable provisions of Utah law.

Common Stock

The Company is authorized to issue 250,000,000 shares of common stock, with a par value of $0.001. There are 25,282,380 shares of common stock issued and outstanding as of December 31, 2007. All shares of common stock have one vote per share on all matters including election of directors, without provision for cumulative voting. The common stock is not redeemable and has no conversion or preemptive rights. The common stock currently outstanding is validly issued, fully paid and non-assessable. In the event of liquidation of the company, the holders of common stock will share equally in any balance of the company's assets available for distribution to them after satisfaction of creditors and preferred shareholders, if any. The holders of common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if, declared by the board of directors from funds legally available.

Preferred Stock

In addition to the 250,000,000 shares of common stock, The Company is authorized to issue 100,000,000 shares of preferred stock, with a par value of $0.001 per share. Shares of the preferred stock may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the board of directors prior to the issuance.

On August 30, 2006, the Company’s board of directors designated 20,000,000 shares of its authorized $0.001 par value per share preferred stock as series A convertible preferred stock and 5,000,000 shares of its preferred stock as series B convertible preferred stock. On August 31, 2006, the Company filed certificates of designations for the series A and series B convertible preferred stock with the Office of the Secretary of State of Utah. On September 6, 2006, the board of directors amended the designations of the Series B convertible preferred stock and the Company filed an amended certificate of designations for the Series B convertible preferred stock with the Office of the Secretary of State of Utah. The board of directors created the series A convertible preferred stock to allow the Company to consummate the share exchange transaction with the Gas (BVI) Shareholders and the series B convertible preferred stock in connection with its private financing transactions, although the Company does not have sufficient unissued authorized common stock to allow for a complete conversion. Each of the shares of series A convertible preferred stock was automatically converted into one share of its common stock upon the effectiveness of its reverse stock-split on November 17, 2006. Therefore, as of December 31, 2006, the Company has no shares of series A convertible preferred stock issued and outstanding.

Conversion

The Company issued 14,361,646 of its common shares upon the automatic conversion of its series A convertible preferred shares after the 304.44-for-1 reverse stock-split on November 17, 2006. The Company no longer has any series A convertible preferred shares outstanding.

Each share of the series B convertible preferred stock will become convertible into common stock, at the option of its holder after the 304.44-for-1 reverse stock-split, based on the then applicable conversion rate, which is initially one share of series B convertible preferred stock for one share of common stock.

Total Capitalization

The Following table depicts an analysis of total capitalization for the issuance of Preferred Stock A, Preferred Stock B, Common Stock, and the related additional Paid in Capital as of December 31, 2007:

	Preferred Stock A		Preferred Stock B		Common Stock
Name of Shareholder	Number of Shares Outstanding	Capital	Number of Shares Outstanding	Capital	Number of Shares Outstanding	Capital	Additional Paid in Capital	% of Equity Holdings
Private Investor	275,111	275	-	-	-	-	1,210,213	0.90%
Investor Relations firm	-	-	4,971,859	4,972	-	-	6,994,270	16.29%
Management / Insider	-	-	-	-	12,653,661	12,654	4,252,959	41.45%
Investor - 1st Round Raising	-	-	-	-	5,628,722	5,629	2,997,371	18.44%
Less : Cost of Stock Issurance	-	-	-	-	-	-	(412,241)	-
Investor - 2nd Round Raising	-	-	-	-	6,999,997	7,000	15,743,000	22.93%
Less : Cost of Stock Issurance	-	-	-	-	-	-	(1,957,133)	-
Beneficial Conversion Feature	-	-	-	-	-	-	6,418,864	-
	275,111	275	4,971,859	4,972	25,282,380	25,283	35,247,303	100.00%

11.	INCOME TAX

In accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is 33%. However, in accordance with the relevant taxation laws in the PRC, the Group is eligible for tax concessions and was exempted from part of the PRC income taxes for the year.

Effective January 1, 2008, PRC government implements a new 25% tax rate for all enterprises regardless of whether domestic or foreign enterprise without any tax holiday, which is defined as "two-year exemption followed by three-year half exemption" hitherto enjoyed by tax payers. As a result of the new tax law of a standard 25% tax rate, tax holidays terminated as of December 31, 2007. However, PRC government has established a set of transition rules to allow enterprises that already started tax holidays before January 1, 2008, to continue enjoying the tax holidays until being expired.

The following table accounts for the differences between the actual tax provision and the amounts obtained by applying the applicable PRC corporation income tax rate of 33% to income before taxes for the years ended December 31.

	2007	2006
Income before taxation	$8,228,032	$5,496,573
Provision for income taxes at PRC income tax rate	2,719,157	1,813,869
Effect of tax exemption granted to the Company	(2,186,657)	(1,390,585)

Income tax	$531,612	$423,284

12.	SEGMENT INFORMATION

The Company has contracted with customers usually in two revenue segments altogether, one is for the construction and installation of gas facilities and another one is the subsequent sales of gas to that customers through the gas facilities the Company constructs. However, the respective gas facilities contracts and gas supply contracts have separately provided for the basis of revenue recognition and distinctive from each other for the relevant cost-and-revenue to be incurred and hence separate calculation and subsequent payment of fees for respective business without any interdependence on each other in this respect.

For management purposes, the company is currently organized into two major operating divisions - gas pipeline construction (installation of gas facilities) and sales of piped gas. These principal operating activities are the basis on which the Company reports its primary segment information.

2007 Statement of Income (Segment Detail)

	Gas Distribution	Gas pipeline Installation	Others	Total

Sales Revenue	$7,294,608	$12,973,148	$-	$20,267,756
Cost of Revenue	(6,374,365)	(3,125,387)	-	9,499,752
Gross Profit	920,243	9,847,761	-	10,768,004
Operating Expenses	(209,418)	(2,241,032)	(264,769)	(2,715,219)

Other Income	4,080	43,665	128,391	187,086

Earnings from continued operation	714,905	7,650,394	(136,378)	8,228,032

Income tax	(45,604)	(486,896)	-	(531,612)
Gain from discontinued operation, net of fax			10,950	10,950
Net income	$669,301	$7,163,498	$(125,428)	$7,707,370

2007 Balance Sheet (Segment Detail)

	Gas Distribution	Gas pipeline Installation	Others	Total
Assets
Current Assets	$11,509,765	$3,814,583	$7,866,957	$23,191,305
Non-Current Assets	10,606,803	31,558,142	-	42,164,945

Total Assets	22,116,568	35,372,725	7,866,957	65,356,250

Liabilities
Current Liabilities	1,228,727	13,149,074	131,843	14,509,644
Total Liabilities	1,228,727	13,149,074	134.843	14,509,644

Net Assets	$20,887,841	$22,223,651	$7,735,114	$50,846,606

2006 Statement of Income (Segment Detail)

	Gas Distribution	Gas pipeline Installation	Others	Total

Sales Revenue	$3,912,502	$6,958,216	-	$10,870,718
Cost of Revenue	(2,945,132)	(1,444,010)	-	(4,389,142)
Gross Profit	967,370	5,514,206	-	6,481,576

Operating Expenses	(96,534)	(1,033,044)	(122,050)	(1,251,628)

Other Income	7,831	83,811	174,983	266,625
Earnings before taxation	878,667	4,564,973	145,401	5,496,573

Income tax	(36,250)	(387,034)	-	(423,284)

Net income	$842,417	$4,177,939	$145,401	$5,165,757

2006 Balance Sheet (Segment Detail)

	Gas Distribution	Gas pipeline Installation	Others	Total
Assets
Current Assets	$6,236,877	$3,795,902	$5,216,552	$15,249,331
Non-Current Assets	4,687,342	13,946,123	-	18,633,465
Total Assets	10,924,219	17,742,025	5,216,552	33,882,796

Liabilities
Current Liabilities	722,382	7,730,484	115,617	8,568,483
Total Liabilities	722,382	7,730,484	115,617	8,568,483

Net Assets	$10,201,837	$10,011,541	$5,100,935	$25,314,313

The Company's operations are located in the PRC. All revenue is from customers in the PRC. All of the Company’s assets are located in the PRC. Sales of piped gas and gas pipeline construction are carried out in the PRC. Accordingly, no analysis of the Company's sales and assets by geographical market is presented.

No other measures of segment profit or loss and assets have been provided or reviewed by the company's chief operating decision maker.

13.	COMMITMENTS UNDER OPERATING LEASES

At December 31, 2007, the Group had commitment for future minimum lease payments under non-cancelable operating leases in respect of office rented premises which fall due as follows:

	2007	2006
Land and Buildings
Not later than one year	$45,934	$61,401
Later than one year and not later than five years	228,079	245,603
After five years	500,067	521,906

	$774,080	$828,910

14.	RELATED PARTIES TRANSACTIONS

The following material transactions with related parties during the years were in the opinion of the directors, carried out in the ordinary course of business and on normal commercial terms:

Sales to Beijing Zhongran Xiangke Oil Gas Technology Co. Ltd (Zhongran Xiangke), an investee for which the equity method is used, for the years 2007 and 2006 were $85,951 and $334,326 respectively. The amounts receivable from Zhongran Xiangke for the years 2007 and 2006 were $16,741 and $0 respectively. Also, included in the other payables are payables to Zhongran Xiangke for the years 2007 and 2006 were $141,303 and $101,592 respectively.

Sales to Beijing Zhongyou Xiangke Oil Gas Technology Co. Ltd (Zhongyou Xiangke), an investee of Zhongran Xiangke, for the years 2007 and 2006 were $ 0 and $ 0 respectively. The amounts receivable from Zhongyou Xiangke for the years 2007 and 2006 were $ 0 and $2,130 respectively.

15.	DISCONTINUED OPERATION SEGMENT

According to the agreement of Board of Directors Minute of Sino Gas International Holdings, Inc., the Company decides to discontinue the operation of Pegasus Tel, Inc., a BVI company of Sino Gas International Holdings, Inc. at the end of fiscal year 2007.

Pegasus Tel, Inc.
Statements of Income

	12/31/2007	12/31/2006
Revenues	$10,059	$2,138
Cost of Sales	(5,904)	(6,601)
Gross Profit	4,155	4,463

Operating Expenses	66,459	11,973
Other Expense Interest	(3,347)	(95)

Earnings before Tax	(65,651)	(16,531)

Tax	(60)	(65)

Net Income	$(65,711)	$(16,596)

Earnings per share	$(0.01)	(0.00)
Weighted Average Shares Outstanding	5,100,000	5,100,000

Pegasus Tel, Inc.
Balance Sheet

	12/31/2007	12/31/2006
Assets
Current Assets	$2,336	$445
Non Current Assets	-	509
Total Assets	2,336	954

Current Liabilities	86,047	18,954
Total Liabilities	86,047	18,954

Net Assets	(83,711)	(18,000)
Total Liabilities & Net Assets	$2,336	$954

The Company engaged the disposition agreement with China Zhongshi Gas Co., Ltd of selling its subsidiary Anping Weiye Gas Co., Ltd. for RMB 3,300,000 (approximately $433,230) in the June 2007. The following is the balance sheet and statement of income of Anping Weiye Gas Co., Ltd. provided by the client, as of and for the year ended December 31, 2006

Anping Weiye Gas Co., Ltd.
As of and for the year ended December 31, 2006

Balance Sheet

Assets

Current Assets	$646,510
Non-Current Assets	947
Total Assets	647,457
Liabilities	-
Current Liabilities	7,813
Total Liabilities	7,813
Net Assets	$639,644

Statement of Income

Sales revenue	$-
Cost of sales	-

Gross Profit	-
Operating expense	-
Other expense	(21)
Income before tax	(21)
Income tax	-
Net Income	$(21)

16. ACQUISITIONS

The Company had two acquisitions during the year 2007, the purchase of (1) Beijing Chenguang Gas, Ltd. and (2) Guannan Weiye Gas Co., Ltd.

On January 15, 2007, Beijing Gas entered into a stock transfer agreement with the shareholders of Beijing Chenguang Gas Ltd., Co., a limited liability company organized under the laws of the PRC, under which Beijing Gas will acquire all the capital stock of Beijing Chenguang for a purchase price of $3.35 million in cash (approximately RMB 26 million). Upon consummation of the transactions contemplated by that agreement, Beijing Chenguang will become a whollyowned subsidiary of Beijing Gas. Beijing Chenguang is primarily engaged in the development, transfer and licensing of technologies used in natural gas purification, compression and transportation, as well as the installation of natural gas equipment and the supply of natural gas.

On June 26, 2007 the Company, through its Beijing Gas subsidiary, acquired Guannan Weiye Gas Co., Ltd (“Guannan”) for $918,972 (RMB 7,000,000), at which point the Guannan became a wholly owned subsidiary of the Company. The acquisition was paid entirely in cash. Subsequently, the Company made an additional capital contribution, in the form of cash in the amount of $328,204 (RMB 2,510,000) to the Guannan, to increase its PRC registered capital to $1,247,177 (RMB 9,510,000).

The following is a retroactive restatement of the proforma consolidated Balance Sheets and Statements of Income as of and for the fiscal years ended December 31, 2007 and 2006. The retroactive restatement is based on the assumption that the acquisitions were made at the beginning of 2006 for the purpose of trading and comparative analysis.

	2007	2006
	Total	Zhongran	Chengguang	Guangnan	Total
Assets
Current Assets	$23,191,305	$15,249,331	$584,277	$12,811	$15,846,419
Non-Current Assets	42,164,945	18,633,465	5,489,774	622,793.43	24,746,032
Total Assets	65,356,250	33,882,796	6,074,051	635,604.48	40,592,452

Liabilities
Current Liabilities	16,365,964	8,568,483	2,104,579	320,268.30	10,993,330
Non-Current Liabilities	-	-	-	-	-
Total Liabilities	16,365,964	8,568,483	2,104,579	320,268.30	10,993,330

Net Assets	$48,990,286	$25,314,313	$3,969,473	$315,336	$29,599,122

	2007	6/30/2006
	Zhongran	Guannan	Total
Sales revenue	$20,267,756	$68,551	$20,336,399
Cost of revenue	(9,499,752)	40,367	(9,540,119)
Gross profit	10,768,004	28,184	10,796,188
Operating expenses	(2,715,219)	(52,630)	(2,767,849)
Other income/(expense)	187,086	(1,199)	185,877
Earnings before tax	8,239,871	(25,645)	8,214,226
Income tax	(532,500)	(1,131)	(533,631)
Net income	$7,707,371	$(26,776)	$7,680,595

	2006
	Zhongran	Chengguan	Guannan	Total
Sales revenue	$10,870,718	$4,084,700	$16,981	$14,972,399
Cost of revenue	(4,389,142)	(2,849,441)	(10,576)	(7,249,158)

Gross profit	6,481,576	1,235,260	6,405	7,723,241

Operating expenses	(1,251,628)	(477,981)	(45,329)	(1,774,938)
Other income/(expense)	266,625	26,787	(226)	293,186

Earnings before tax	5,496,573	784,066	(39,150)	6,241,489

Income tax	(423,284)	(42,754)	-	(466,038)
Net income	$5,073,289	$741,311	$(39,150)	$5,775,451

17. EARNINGS PER SHARE

Components of basic and diluted earnings per share were as follows:

	12 months ended December 31, 2007	12 months ended December 31, 2006

Net Income (A)	$7,707,370	$5,073,289
Constructive Preferred Dividends (B)	-	6,418,864
Income Available to Common Stockholders (C)	$7,707,370	$(1,345,575)

Basic Weighted Average Shares Outstanding (D)	17,165,894	14,693,186
Dilutive Shares:

- Addition to Common Stock from conversion of Preferred Stock A	114,630	-

- Addition to Common Stock from conversion of Preferred Stock B	4,139,001	1,005,817

- Addition to Common Stock from Exercise of Warrants	597,571	-

Diluted Weighted Average Shares Outstanding: (E)	22,017,096	15,669,003

Earnings Per Share
- Basic (C)/(D)	$0.45	$(0.09)
- Diluted (C)/(E)	$0.35	$(0.09)

Weighted Average Shares Outstanding
- Basic	17,165,894	14,693,186
- Diluted	22,017,096	15,699,003

Supplemental Data:
Proforma Earnings Per Shares in the Absence of Constructive Preferred Dividend
- Basic [(B) + (C)] / (D)	$0.45	$0.35
- Diluted [(B) + (C)] / (E)	$0.35	$0.32

Weighted Average Shares Outstanding
- Basic	17,165,894	14,693,186
- Diluted	22,017,096	15,699,003

18. INVESTORS RELATIONS STOCK COMPENSATION EXPENSE

For the year ended December 31, 2006, the Company recorded $92,468 of stock compensation expense for 100,000 stock options granted to the Company’s investor relations firm, CCG Elite in 2006. The entire stock option compensation expense was recorded under other expense in the Company’s statements of income.

The range of the exercise prices of the stock options granted are shown in the following table: -

Price Range	Number of Shares
$0 - $9.99	100,000 shares
$10.00 - $19.99	0 shares
$20.00 - $29.99	0 shares

No tax benefit has yet to be accrued or realized. In 2007, the Company operated as an income tax-free entity in the PRC, and the Company has yet to repatriate its earnings, accordingly it has not recognized any deferred tax assets or liability in regards to benefits derived from the issuance of stock options.

The Company used the Black-Scholes model to value the options granted. The following shows the weighted average fair value of the grants and the assumptions that were employed in the model: -

Weighted-average fair value of grants:	$0.92
Risk-free interest rate:	4.176%
Expected volatility:	40.00%
Expected life in months:	48 months

19. SUBSEQUENT EVENT

The Company entered into a registration rights agreement related to a private placement financing transaction with accredited investors on September 13, 2007. Pursuant to the agreement, the Company would be subject to liquidated damages if the registration statement was not (1) filed within 45 days of the execution, and (2) if the registration statement had not been declared effective within 150 days of filing the registration statement. The Company has not met the aforementioned requirements under the registration rights agreement, and currently believes that it would be liable to pay $462,912 in liquidated damages to the investors in 2008.

Report of Independent Registered Public Accounting Firm

We have reviewed the accompanying consolidated interim balance sheets of Sino Gas International Holdings, Inc. as of March 31, 2008 and December 31, 2007, and the related consolidated statements of income, stockholders’ equity, and cash flows for the three-month periods ended March 2008 and 2007. These consolidated interim financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial statements consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial statements for them to be in conformity with U.S. generally accepted accounting principles.

South San Francisco, California	Samuel H. Wong & Co., LLP
May 12, 2008	Certified Public Accountants

SINO GAS INTERNATIONAL HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2008 AND DECEMBER 31, 2007
(Stated in US Dollars)

		3/31/2008	12/31/2007
	Note
ASSETS

Current Assets
Cash & cash equivalents	2(e)	$8,021,212	$10,915,590
Restricted cash	3	664,061	478,920
Notes receivable		586,710	825,119
Accounts receivable	2(f),4	6,162,418	7,315,253
Inventory		246,891	207,976
Advances to suppliers	2(g)	1,041,556	27,372
Prepayments and others		465,669	320,380
Other receivables	5	9,849,587	3,100,695
Total Current Assets		27,038,104	23,191,305

Non-Current Assets
Investment	2(h)	2,703,156	4,007,310
Property, plant & equipment, net	2(j),6	26,852,967	24,572,565
Construction in progress	2(l)	12,830,941	11,556,820
Intangible assets, net	2(k),7	2,112,337	2,028,250
Total non-current assets		44,499,401	42,164,945

TOTAL ASSETS		$71,537,505	$65,356,250

LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities
Bank Loans	8	$7,120,276	$2,734,444
Accounts payable		1,417,807	716,707
Other payables	9	9,715,659	10,383,657
Unearned revenue	2(m)	640,615	312,573
Accrued liabilities		41,428	362,263

Total current liabilities		18,935,785	14,509,644

TOTAL LIABILITIES		$18,935,785	$14,509,644

See accompanying notes to financial statements and accountant’s report

SINO GAS INTERNATIONAL HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS (Continued)
AS OF MARCH 31, 2008 AND DECEMBER 31, 2007
(Stated in US Dollars)

STOCKHOLDERS' EQUITY
Preferred Stock A US $0.001 par value; 20,000,000 shares authorized; 275,111 shares issued and outstanding as of March 31, 2008 and December 31, 2007	10	$275	$275

Preferred Stock B US $0.001 par value; 5,000,000 shares authorized; 4,971,859 shares issued and outstanding as of March 31, 2008 and December 31, 2007	10	4,972	4,972

Common Stock US $0.001 par value; 250,000,000 shares authorized; 25,282,380 shares issued and outstanding as of March 31, 2008 and December 31, 2007	10	25,283	25,283

Additional Paid in Capital		35,247,303	35,247,303
Statutory Reserve		3,481,730	3,258,201
Retained Earnings		10,358,228	10,432,430
Accumulated Other Comprehensive Income		3,483,929	1,878,142

TOTAL STOCKHOLDERS' EQUITY		52,601,720	50,846,606

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY		$71,537,505	$65,356,250

See accompanying notes to financial statements and accountant’s report

SINO GAS INTERNATIONAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Stated in US Dollars)

	3/31/2008	3/31/2007
Net Sales

Revenues	$4,342,117	$2,438,227
Cost of revenues	(2,975,472)	(1,837,630)
Gross Profit	1,366,645	600,597

Operating Expenses

Selling and marketing expenses	(181,704)	(56,198)
General & administrative expenses	(833,451)	(441,374)
Total operating expenses	(1,015,155)	(497,572)

Operating Income/(Loss)	351,490	103,025

Other Income (Expenses)

Other income	-	36,088
Other expenses	(845)	(1,495)
Interest income	33,166	-
Interest expense	(60,467)	(5,370)
Total other income (expense)	(28,146)	29,223

Earnings before tax	323,344	132,248

Income tax	(174,017)	(16,865)

Net income	$149,327	$115,383

Earnings per share
Basic	0.009	0.008
Diluted	0.007	0.004

Weighted Average Shares Outstanding
Basic	17,165,894	14,730,597
Diluted	22,017,096	28,724,652

See accompanying notes to financial statements and accountant’s report

SINO GAS INTERNATIONAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
AS OF MARCH 31, 2008 AND DECEMBER 31, 2007
(Stated in US Dollars)

							Common Stock			Accumulated
	Preferred Stock A		Preferred Stock B		Common Stock		Additional			Other
	Shares		Shares		Shares		Paid in	Statutory	Retained	Comprehensive
	Outstanding	Amount	Outstanding	Amount	Outstanding	Amount	Capital	Reserve	Earnings	Income	Total

Balance, January 1, 2007	-	-	4,023,268	4,023	14,693,186	14,694	18,488,040	2,025,022	3,958,239	824,296	25,314,314
Net Income									7,707,370		7,707,370
Issue of stock and warrant	275,111	275	948,591	949	10,589,194	10,589	16,759,263				16,771,076
Appropriations of Retained Earnings								1,233,179	(1,233,179)		-
Foreign Currency Translation Adjustment										1,053,846	1,053,846
Balance, December 31, 2007	275,111	275	4,971,859	4,972	25,282,380	25,283	35,247,303	3,258,201	10,432,430	1,878,142	50,846,606

Balance, January 1, 2008	275,111	275	4,971,859	4,972	25,282,380	25,283	35,247,303	3,258,201	10,432,430	1,878,142	50,846,606
Net Income									149,327		149,327
Issue of stock and warrant											-
Appropriations of Retained Earnings								223,529	(223,529)		-
Foreign Currency Translation Adjustment										1,605,787	1,605,787
Balance, March 31, 2008	275,111	275	4,971,859	4,972	25,282,380	25,283	35,247,303	3,481,730	10,358,228	3,483,929	52,601,720

	Accumulated Comprehensive Income
	12/31/2007	3/31/2008	Total
Comprehensive Income
Net Income	7,707,370	149,327	7,856,697
Comprehensive Other Income
Foreign Currency Translation Adjustment	1,053,846	1,605,787	2,659,633
	8,761,216	1,755,114	10,516,330

See accompanying notes to financial statements and accountant’s report

SINO GAS INTERNATIONAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Stated in US Dollars)

	3/31/2008	3/31/2007
Cash flow from operating activities
Net Income	$149,327	$115,383
Depreciation expense	640,248	38,844
Amortization expense	29,532	-
Invested in restricted time deposits	(185,141)	3,124,541
Decrease/(increase) in accounts receivable	(5,357,649)	310,419
Increase in inventory	(38,915)	-
Increase in prepaid expenses	(831,430)	-
Increase in accounts payable	(287,733)	3,023,295
Cash sourced/(used) in operating activities	(5,881,761)	6,612,482

Cash flows from investing activities
Cash received for investment sales proceeds	1,304,154	-
Cash paid for investment and acquisition	-	(930,801)
Purchase of property, plant & equipment	(2,920,649)	(3,320,688)
Purchase of intangible assets	(113,620)	(172,210)
Increase in construction in progress	(1,274,121)	(1,345,436)
Cash souced/(used) in investing activities	(3,004,236)	(5,769,135)

Cash flows from financing activities
Proceeds from bank borrowings	4,385,832	(2,430,445)
Cash sourced/(used) in financing activities	4,385,832	(2,430,445)

Net Increase/(Decrease) in Cash & Cash Equivalents for the Year	(4,500,165)	(1,587,098)

Effect of Currency Translation on cash and cash equivalents	1,605,787	293,589

Cash & Cash Equivalents - Beginning of Year	$10,915,590	$3,638,673

Cash & Cash Equivalents - End of Year	$8,021,212	$2,345,164

Supplementary cash flow information
Interest received	$33,166	$94,653
Interest paid	60,467	43,617
Income tax paid	-	16,865

See accompanying notes to financial statements and accountant’s report

SINO GAS INTERNATIONAL HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007

1.  ORGANIZATION AND PRINCIPAL ACTIVITIES

Sino Gas International Holdings, Inc. (“the Company”) was incorporated under the laws of the State of Utah on August 19, 1983 as Evica Resources, Inc. The Company changed its name to American Arms, Inc. on April 5, 1984, and then changed its name to Dolce Ventures, Inc. on May 21, 2002, and ultimate changed its name to Sino Gas International Holdings, Inc. on November 17, 2006.

On September 7, 2006, the Company underwent a reverse-merger with Gas Investment China Ltd. (“GIC”), an International Business Company incorporated in the British Virgin Islands, and its wholly-owned subsidiaries, involving an exchange of shares whereby the Company issued an aggregate of 14,361,646 shares to the shareholders of GIC in exchange for all of the issued and outstanding shares of GIC. For financial reporting purposes, this transaction is classified as a recapitalization of Sino Gas International Holdings, Inc. (Legal acquirer, accounting acquiree) and the historical financial statements of Gas Investment China Co. Ltd. (Legal acquiree, accounting acquirer)

The Company is a natural gas services operator, principally engaging in the investment, operation and management of city gas pipeline infrastructure, in the distribution of natural gas to residential and industrial users, in the construction and operation gas stations, and in the development and application of natural gas related technologies. The Company owns and operates 24 natural gas distribution systems serving approximately 87,500 residential and five commercial and industrial customers. The Company’s facilities include approximately 700 kilometers of pipeline and delivery networks (including delivery trucks) with a designed daily capacity of approximately 70,000 cubic meters of natural gas.

The common stock of the Company is currently quoted on the National Association of Securities Dealers' Over-the-Counter Bulletin Board under the symbol “SGAS”.

Basis of Presentation and Organization

The Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

This basis of accounting differs in certain material respects from that used for the preparation of the books of account of the Company’s principal subsidiaries, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the PRC (“PRC GAAP”) or in the accounting standards used in the places of their domicile. The accompanying consolidated financial statements reflect necessary adjustments not recorded in the books of account of the Company’s subsidiaries to present them in conformity with US GAAP.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Method of Accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

(b)  Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

(c)  Economic and political risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

(d)  Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries (“the Group”). Significant inter-company transactions have been eliminated in consolidation. Investments in which the company has a 20 percent to 50 percent voting interest and where the company exercises significant influence over the investor are accounted for using the equity method.

The Company owned its subsidiaries soon after its inception and continued to acquire and own the equity interests throughout the reporting periods. The following table depicts the identities of the consolidating subsidiaries as of March 31, 2008 and December 31, 2007 (whichever applicable 2007).

Name of Company	Place of Incorporation	Date of Incorporation	Beneficiary interest %	Equity Interest %	Registered Capital
GAS Investment China Co., Ltd.	The British Virgin Islands	6/19/2003	100	100	USD 10,000,000

Sino Gas Construction Limited	The British Virgin Islands	1/9/2007	100	100	USD 50,000

Sino Gas Investment Development Limited	The British Virgin Islands	1/9/2007	100	100	USD 50,000

Beijing Zhong Ran Wei Ye Gas Co., Ltd	PRC	8/29/2001	100	100	RMB 150,000,000

Peixian Weiye Gas Co., Ltd	PRC	8/22/2005	100	90	RMB 5,000,000

Sihong Weiye Gas Co., Ltd	PRC	12/3/2004	100	95	RMB 10,000,000

Wuhe Weiye Gas Co., Ltd	PRC	1/30/2007	100	100	RMB3,000,000

Changli Weiye Gas Co., Ltd	PRC	12/8/2006	100	100	RMB 3,000,000

Yutian Zhongran Weiye Gas Co., Ltd	PRC	12/19/2003	100	90	RMB 3,000,000

Yuxian Jinli Gas Co., Ltd	PRC	11/8/2005	100	100	RMB 9,500,000

Zhangjiakou City Xiahuayuan Jinli Gas Co., Ltd.	PRC	9/30/2005	100	100	RMB 2,000,000

Wuqiao Gas Co., Ltd	PRC	6/30/2004	100	95	RMB 2,000,000

Jinzhou Weiye Gas Co., Ltd	PRC	7/19/2004	100	95	RMB 5,000,000

Shenzhou Weiye Gas Co., Ltd	PRC	12/23/2005	100	95	RMB 3,000,000

Ningjin Weiye Gas Co., Ltd	PRC	12/3/2003	100	95	RMB 3,000,000

Linzhang Weiye Gas Co., Ltd	PRC	7/6/2005	100	85	RMB 1,000,000

Hengshui Weiye Gas Co., Ltd	PRC	12/20/2005	100	100	RMB 3,000,000

Longyao Zhongran Weiye Gas Co., Ltd	PRC	10/13/2005	100	95	RMB 3,000,000

Xingtang Weiye Gas Co., Ltd	PRC	2/18/2004	100	95	RMB 3,000,000

Gucheng Weiye Gas Co., Ltd	PRC	3/21/2007	100	100	RMB 3,000,000

Langfang Development Region Weiye dangerous Goods Transportation Co., Ltd	PRC	3/22/2005	100	95	RMB 1,000,000

Beijing Chenguang Gas Ltd.	PRC	10/30/2002	100	100	RMB 20,000,000

Xinji Zhongchen Gas Co., Ltd	PRC	2/7/2007	100	100	RMB 3,000,000

Shijiazhuang Chenguang Gas Co., Ltd	PRC	6/14/2007	100	100	RMB 2,000,000

Luquan Chenguang Gas Co., Ltd	PRC	4/27/2007	100	100	RMB 2,000,000

Chenan Chenguang Gas Co., Ltd	PRC	1/23/2007	100	100	RMB 1,500,000

Nangong Weiye Gas Co., Ltd	PRC	6/25/2007	100	100	RMB 3,000,000

Sishui Weiye Gas Co., Ltd	PRC	12/22/2004	100	95	RMB 3,000,000

Guannan Weiye Gas Co., Ltd	PRC	6/19/2003	100	100	RMB 9,510,000

Sixian Weiye Gas Co., Ltd	PRC	9/3/2007	100	100	RMB 3,000,000

Baishan Weiye Gas Co., Ltd	PRC	7/13/1007	100	100	RMB 15,000,000

(e)  Cash and Cash Equivalents

The Company considers all cash and other highly liquid investments with initial maturities of three months or less to be cash equivalents.

(f)  Accounts and Other Receivable

Accounts and other receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed. The Company extends unsecured credit to customers in the normal course of business and does not accrue interest on trade accounts receivable.

(g)  Advances to Suppliers

Advances to suppliers represent the cash paid in advance for purchasing raw materials. The advances to suppliers are interest free and unsecured.

(h)  Investments in Equity Securities

The equity method of accounting was used to account for the Company’s investment in equity securities for which the Company did not have controlling equity interest. Non controlling equity interest for the Company is typically a position of less than 50% beneficial ownership.

The consolidated statement of income includes the Company's share of the post-acquisition results of the investment’s performance for the year. In the consolidated balance sheet, investments in equity securities are stated at the Company's share of the net assets of the investments plus any potential premium, or less discounts paid at the time of acquisition, and less any identified impairment loss.

Beijing Zhongran Xiangke Oil Gas Technology Co. Ltd is the Company’s 40% owned investment and is principally engaged in sale of compressed natural gas to domestic households and industrial firms around the suburbs of Beijing as well as the suburban areas of the Hebei Province and Tianjin.

Name of Associate Company	Place of Registration	Form of Business Structure	Registered Capital	Nominal Value of Registered Capital	Principal Activities
Beijing Zhongran Xiangke Oil Gas Technology Co. Ltd	PRC	Sino foreign equity joint venture	RMB 20,000,000	40	Trading of natural gas and gas pipeline construction

The Company did not record any goodwill when it acquired its equity position in Xiangke. Accordingly, in accordance with SFAS 142, the Company has not taken an amortization expense of goodwill during the time it has carried a 40% stake in Xiangke.

(i)  Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

During the reporting periods, there was no impairment loss.

(j)  Plant and Equipment

Plant and equipment, other than construction in progress, are stated at cost less depreciation and amortization and accumulated impairment loss.

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Gas Pipelines	25 years
Motor Vehicles	10 years
Machinery & Equipment	20 years
Buildings	25 years
Leasehold Improvements	25 years
Office Equipment	8 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

(k)  Intangible Assets

Intangible assets, are stated at cost less amortization and accumulated impairment loss. Amortization is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the intangibles are as follows:

Land use rights	40 - 50 years
Franchises	30 years
Other intangibles	3 years

(l)  Construction in Progress

Construction in progress represents the cost of constructing pipelines and is stated at cost. Costs comprise direct and indirect incremental costs of acquisition or construction. Completed items are transferred from construction in progress to the gas pipelines of fixed assets when they are ready for their intended use. The major cost of construction relates to construction materials, direct labor wages and other overhead. Construction of pipeline, through which to distribute natural gas, is one of the Group’s principal businesses. The Group builds city main pipeline network and branch pipeline network to make gas connection to resident users, industrial, and commercial users, with the objective of generating revenue on gas connection and gas usage fees collected from these customers. As of March 31, 2008, the pipelines under construction include mainly the projects in Beijing. These projects, once completed, will significantly increase the gas supply capacity.

(m)  Unearned Revenue

Unearned revenue represents prepayments by customers for gas purchases and advance payments on construction and installation of pipeline contracts. The Company records such prepayment as unearned revenue when the payments are received.

(n)  Financial Instruments

The carrying amounts of all financial instruments approximate fair value. The carrying amounts of cash, accounts receivable, accounts payable and accrued liabilities approximate fair value due to the short-term nature of these items. The carrying amounts of borrowings approximate the fair value based on the Company’s expected borrowing rate for debt with similar remaining maturities and comparable risk.

(o)  Foreign Currency Translation

The accompanying consolidated financial statements are presented in United States dollars. The functional currency of the Company is the Renminbi (RMB). The consolidated financial statements are translated into United States dollars from RMB at March 31, 2008 exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

	3/31/2008	12/31/2007
Years end RMB : US$ exchange rate	7.0222	7.3141
Average yearly RMB : US$ exchange rate	7.1757	7.6172

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

(p)  Revenue Recognition

Revenue is recognized when services are rendered to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Net sales consist of gas and connection fee revenue. Cost of sales include gas and connection cost.

Gas connection revenue is recognized when the outcome of a contract can be estimated reliably and the stage of completion at the balance sheet date can be measured reliably.

Sales of natural gas are recognized when goods are delivered and title has passed.

(q)  Investment Income

Investment income represents the Group’s share of post-acquisition results of its investment in equity securities for the year.

(r)  Income Taxes

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. As of December 31, 2007, there was no significant book to tax differences.

Pursuant to the tax laws of PRC, general enterprises are subject to income tax at an effective rate of 33%. Beijing Gas is in the natural gas industry whose development is encouraged by the government. According to the income tax regulation, any company engaged in the natural gas industry enjoys a favorable tax rate. Also, Beijing Gas is exempt from corporate income tax for its first two years and is then entitled to a 50% tax reduction for the succeeding three years. The Company’s first profitable tax year was 2003. Accordingly, the Company’s income is subject to a reduced tax rate of 7.5%. From 2008 onwards, the Company’s income is subject to a reduced tax rate of 9%. Subsidiaries of Beijing Gas are subject to the effective rate of 25%.

(s)  Advertising

The Group expensed all advertising costs as incurred

(t)  Concentration of Credit Risk

Concentration of credit risk is limited to accounts receivable and is subject to the financial conditions of major customers. The Company does not require collateral or other security to support accounts receivable. The Company conducts periodic reviews of its clients’ financial condition and customers’ payment practices to minimize collection risk on accounts receivable.

(u)  Retirement Benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statements of income as incurred.

(v)  Statutory Reserves

As stipulated by the Company Law of the People's Republic of China (PRC) as applicable to Chinese companies with foreign ownership, net income after taxation can only be distributed as dividends after appropriation has been made for the following:

i.	Making up cumulative prior years' losses, if any;

ii.
Allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

iii.	Allocations to the discretionary surplus reserve, if approved in the shareholders' general meeting.

(w)  Statement of Cash Flows

In accordance with Statement of SFAS 95, “Statement of Cash Flows”, cash flows from the Company’s operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

(x)  Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other consolidated financial statements. The Company’s current component of other comprehensive income is the foreign currency translation adjustment.

(y)  Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board issued FASB Statement No. 141 (Revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R provides additional guidance on improving the relevance, representational faithfulness, and comparability of the financial information that a reporting entity provides in its financial reports about a business combination and its effects. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company believes there will be no material impact on its financial statements upon adoption of this standard.

In December 2007, the Financial Accounting Standards Board issued FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This Statement is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company believes there will be no material impact on its financial statements upon adoption of this standard.

(Z) Earnings Per Share

Basic earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed on the basis of the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method for warrants and the as-if method for convertible securities. Dilutive potential common shares include outstanding warrants, and convertible preferred stock.

3. RESTRICTED CASH

Restricted Cash represents compensating balances held at banks to partially secure banking facilities in the form of loans and notes payable. The imposed restrictions dictate that funds cannot be withdrawn when there are outstanding loans and notes payable, and the funds are only allowed to be used to settle bank indebtedness. The funds deposited as compensating balances are interest bearing. The amount of cash restricted varies based on the Bank’s credit policy at the time that the Company requests for increase or extension of credit facilities.

4. ACCOUNTS RECEIVABLE

For natural gas sales, it is due when the gas is sold. Normally, most of them are settled by prepayments from the customers.

In general for construction projects, deposits of 30% of total contract sum are received from client when the project commences. Second payment of 30% is received after the construction is completed for around 6 months. The final sum of the remaining portion normally acts as retention money for quality warranty to the developer. The retention money would be received by the company after the 1 year warranty period.

The phrase “receivables are due within one year of aging” means the receivable that are within one year of aging.

The “amounts are not due within one year” are mostly retention money from construction sales that are based on contracts. The continued demand from the natural gas sales from them also help assure the amount could be collected. No experience of wholly-unsettled accounts receivable in the year March 31, 2008 and December 31, 2007

Trade accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts and sales returns. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience, customer specific facts and economic conditions. Bad debt expense is included in the general and administrative expenses.

Outstanding account balances are reviewed individually for collectibles. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. To date, the Company has not charged off any balances as it has yet to exhaust all means of collection. The Company does not have any off-balance-sheet credit exposure to its customers, except for outstanding notes receivable discounted with banks that are subject to recourse for non-payment.

The credit and billing policy is that, for the residential customer, we collect prepayment from customers; for the industrial customers, we settle the payment based on the contract terms signed, from 10 days to one month; for the construction business, we collect the payment from customer based on the percentage of the construction progress. The risk that business faces from inability to collect account is Operation risk in industrial customers.

	Accounts Receivable
	3/31/2008	12/31/2007
Gross accounts receivable	$6,193,385	$7,352,013
Allowance for bad debt	30,967	(36,760)
Net accounts receivable	$6,162,418	$7,315,253

	Allowance for Bad Debt
	3/31/2008	12/31/2007
Beginning balance	$36,760	$32,838
Addition	19,939	26,909
Less - write off	(25,732)	(22,987)
Ending balance	$30,967	$36,760

	Accounts Receivable Aging Report
	3/31/2008	12/31/2007

30 Days	$4,681,398	$5,557,172
30-60 Days	1,021,345	1,212,413
60-90 Days	23,157	8,747
90-180 Days	171,660	-
180-360 Days	257,490	27,489
>360 Days	7,368	509,433
Total	$6,162,418	$7,315,254

The followings are the largest ten accounts receivable as of March 31, 2008

Peixian jiangnan development Co., Ltd	$290,507
Beijing xuancheng Construction Co., Ltd	297,881
Jiangshu honghu farm Co., Ltd	301,558
Sihong jinwan construction Co., Ltd	323,545
Xuzhou shenyuan real property Co., Ltd	351,048
Guannan construction Co., Ltd	359,716
Lianyun port development Co., Ltd	372,533
Huabei oil management machine Co., Ltd	412,549
Shanghai datun energy Co., Ltd	604,771
Hebei zhonggang steel development Co., Ltd	892,056

Total	$4,206,164

5. OTHER RECEIVABLES

The followings are the ten largest other receivables as of March 31, 2008

Other receivables
3/31/2008

Beijing yanfang construction Co., Ltd.	$15,434
Xisanzhuang Co., Ltd.	21,423
Shenzhen shenqi investment Co., Ltd.	23,732
Peixuan construction service department	28,481
Beijing zhongshi investment Co., Ltd.	42,722
Shangjianzhong	327,533
China gas investment Co., Ltd.	333,939
Tianjin feite zhixun service Co., Ltd.	356,014
Baishan zhaiwu service Co., Ltd.	1,968,852
Baoding city management Co., Ltd.	4,272,165

Total	$7,390,295

6.  PROPERTY, PLANT AND EQUIPMENT

Property, Plant and Equipment consist of the following as of March 31, 2008 and December 31, 2007

	03/31/08	12/31/07
At Cost
Gas Pipelines	$20,925,765	$18,885,735
Motor Vehicles	5,351,869	4,874,686
Machinery & Equipment	867,089	885,998
Buildings	1,748,881	1,405,639
Leasehold Improvements	72,036	68,942
Office Equipment	181,345	105,336

Total	$29,146,985	$26,226,336

Less: Accumulated Depreciation	(2,294,018)	(1,653,771)

Property, Plant and Equipment, net	$26,852,967	$24,572,565

	03/31/08	12/31/07
Accumulated Depreciation
Gas Pipelines	$1,074,075	$591,419
Motor Vehicles	821,796	687,354
Machinery & Equipment	170,595	161,703
Buildings	131,312	128,514
Leasehold Improvements	38,269	34,070
Office Equipment	57,971	50,711

Total	$2,294,018	$1,653,771

Depreciation expense included in the consolidated statements of income for the period ended March 31, 2008 was $640,247.

7.  INTANGIBLE ASSETS

Intangible assets consist of the following as of March 31, 2008 and December 31, 2007:

	03/31/08	12/31/07
At Cost
Land use rights	$471,747	$452,345
Franchises	384,495	359,464
Goodwill	1,627,140	1,562,202
Other	13,813	9,563
Total	$2,497,195	$2,383,574

Less: Accumulated Amortization	(384,858)	(355,324)

Intangible Assets, net	$2,112,337	$2,028,250

The Group operates as a local natural gas distributor in a city or county, known as an operation location, under an exclusive franchise agreement between the Group and the local government or entities in charge of gas utility. Franchises are the rights to develop sites in Anping and Jinzhou in China. They are stated at cost less accumulated depreciation.

8. SHORT-TERM BANK LOANS

Short-term bank loans are as follows:

	3/31/2008	12/31/2007
Loans from China Renmin Bank Co.,Ltd. Interest rate at 7.22% per annual plus 10% fluctuation market rate	$2,848,110	$2,734,444
Loans from Huashang Bank Co., Ltd.	4,272,166	-
Total	$7,120,276	$2,734,444

Interest expenses for the short-term bank loans were $57,877 and $55,405 for the three months ended March 31, 2008, and the twelve months ended December 31, 2007.

9.  OTHER PAYABLES

Other payables at March 31, 2008 and December 31, 2007 consist of the following:

	3/31/2008	12/31/2007
Employees’ welfare payables	$218,637	$176,236
Amount due to employees	30,061	150,711
Tax payable	243,439	922,620
Other Payable	9,223,522	9,134,090

Total	$9,715,659	$10,383,657

All the amounts due to employees are unsecured, interest free, and have no fixed repayment terms.

The followings are the ten largest other payables as of March 31, 2008:

Beijing chengguang Co., Ltd.	$19,833
Caiyou erchuang transportation Co.	25,674
Education department Co., Ltd.	38,528
Labor union department	60,757
Heshuchun	71,203
Beijing qianshi technology development Co.	78,602
Social insurance Co., Ltd.	117,263
Employee training program Co., Ltd.	411,860
Chenguang weizhong consultant Co., Ltd.	427,217
Baishan natural gas Co., Ltd	4,010,447

Total	$5,261,384

10.    CAPITAL STOCK

The authorized capital stock consists of (i) 250,000,000 shares of common stock, par value $0.001 per share, of which there are 25,282,380 shares issued and outstanding, and (ii) 100,000,000 shares of preferred stock, par value $0.001 per share. The preferred stock consists of (i) series A convertible preferred stock, of which 20,000,000 shares have been authorized and 275,111 shares are issued and outstanding; and (ii) series B convertible preferred stock, of which 5,000,000 shares have been authorized and 4,971,859 shares are issued and outstanding.

The following is a summary of the material terms of its capital stock. This summary is subject to and qualified in its entirety by its Articles of Incorporation, as amended and corrected, certificates of designations for its series A and series B convertible preferred stock, its by-laws and by the applicable provisions of Utah law.

Common Stock

The Company is authorized to issue 250,000,000 shares of common stock, with a par value of $0.001. There are 25,282,380 shares of common stock issued and outstanding as of March 31, 2008. All shares of common stock have one vote per share on all matters including election of directors, without provision for cumulative voting. The common stock is not redeemable and has no conversion or preemptive rights. The common stock currently outstanding is validly issued, fully paid and non-assessable. In the event of liquidation of the company, the holders of common stock will share equally in any balance of the company's assets available for distribution to them after satisfaction of creditors and preferred shareholders, if any. The holders of common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if, declared by the board of directors from funds legally available.

Preferred Stock

In addition to the 250,000,000 shares of common stock, The Company is authorized to issue 100,000,000 shares of preferred stock, with a par value of $0.001 per share. Shares of the preferred stock may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the board of directors prior to the issuance.

On August 30, 2006, the Company’s board of directors designated 20,000,000 shares of its authorized $0.001 par value per share preferred stock as series A convertible preferred stock and 5,000,000 shares of its preferred stock as series B convertible preferred stock. On August 31, 2006, the Company filed certificates of designations for the series A and series B convertible preferred stock with the Office of the Secretary of State of Utah. On September 6, 2006, the board of directors amended the designations of the Series B convertible preferred stock and the Company filed an amended certificate of designations for the Series B convertible preferred stock with the Office of the Secretary of State of Utah. The board of directors created the series A convertible preferred stock to allow the Company to consummate the share exchange transaction with the Gas (BVI) Shareholders and the series B convertible preferred stock in connection with its private financing transactions, although the Company does not have sufficient unissued authorized common stock to allow for a complete conversion. Each of the shares of series A convertible preferred stock was automatically converted into one share of its common stock upon the effectiveness of its reverse stock-split on November 17, 2006. Therefore, as of December 31, 2006, the Company has no shares of series A convertible preferred stock issued and outstanding.

Conversion

The Company issued 14,361,646 of its common shares upon the automatic conversion of its series A convertible preferred shares after the 304.44-for-1 reverse stock-split on November 17, 2006. The Company no longer has any series A convertible preferred shares outstanding.

Each share of the series B convertible preferred stock will become convertible into common stock, at the option of its holder after the 304.44-for-1 reverse stock-split, based on the then applicable conversion rate, which is initially one share of series B convertible preferred stock for one share of common stock.

Total Capitalization

The Following table depicts an analysis of total capitalization for the issuance of  Preferred Stock A, Preferred Stock B, Common Stock, and the related additional Paid in Capital as of March 31, 2008:

	Preferred Stock A		Preferred Stock B		Common Stock
Name of Shareholder	Number of Shares Outstanding	Capital	Number of Shares Outstanding	Capital	Number of Shares Outstanding	Capital	Additional Paid in Capital	% of Equity Holdings

Private Investor	275,111	275	-	-	-	-	1,210,213	0.90%
Investor Relations firm	-	-	4,971,859	4,972	-	-	6,994,270	16.29%
Management / Insider	-	-	-	-	12,653,661	12,654	4,252,959	41.45%
Investor - 1st Round Raising	-	-	-	-	5,628,722	5,629	2,997,371	18.44%
Less : Cost of Stock Issuance	-	-	-	-	-	-	(412,241)	-
Investor - 2nd Round Raising	-	-	-	-	6,999,997	7,000	15,743,000	22.93%
Less : Cost of Stock Issuance	-	-	-	-	-	-	(1,957,133)	-
Beneficial Conversion Feature	-	-	-	-	-	-	6,418,864	-

	275,111	275	4,971,859	4,972	25,282,380	25,283	35,247,303	100.00%

11.  SEGMENT INFORMATION

The Company has contracted with customers usually in two revenue segments altogether, one is for the construction and installation of gas facilities and another one is the subsequent sales of gas to that customers through the gas facilities the Company constructs. However, the respective gas facilities contracts and gas supply contracts have separately provided for the basis of revenue recognition and distinctive from each other for the relevant cost-and-revenue to be incurred and hence separate calculation and subsequent payment of fees for respective business without any interdependence on each other in this respect.

For management purposes, the company is currently organized into two major operating divisions - gas pipeline construction (installation of gas facilities) and sales of piped gas. These principal operating activities are the basis on which the Company reports its primary segment information.

3/31/2008 Balance Sheet Segment Report

	Gas Distribution	Gas pipeline Installation	Others	Total
Assets
Current Assets	$14,147,456	$4,688,771	$8,201,877	$27,038,104
Non-Current Assets	11,194,047	33,305,354	-	44,499,401
Total Assets	$25,341,503	$37,994,125	$8,201,877	$71,537,505

Liabilities
Current Liabilities	1,604,946	17,175,131	155,709	18,935,786
Total Liabilities	$1,604,946	$17,175,131	$155,709	$18,935,786

Net Assets	$23,736,557	$20,818,994	$8,046,168	$52,601,719

3/31/2008 Income Statement Segment Report

	Gas Distribution	Gas pipeline Installation	Others	Total

Sales Revenue	$2,987,419	$1,354,698	$-	$4,342,117
Cost of Revenue	(2,545,638)	(429,834)	-	(2,975,472)
Gross Profit	441,781	924,864	-	1,366,645

Operating Expense	(232,194)	(493,412)	(289,548)	(1,015,155)
Other Income	(18,061)	(38,380)	28,295	(28,146)
Earnings before tax	191,526	393,071	(261,253)	323,344
Income tax	(55,685)	(118,332)	-	(174,017)

Net Income	$135,841	$274,739	$(261,253)	$149,327

Balance Sheet Segment Report
As of December 31, 2007

	Gas Distribution	Gas pipeline Installation	Others	Total
Assets
Current Assets	11,509,765	3,814,583	7,866,957	23,191,305
Non-Current Assets	10,606,803	31,558,142	-	42,164,945
Total Assets	22,116,568	35,372,725	7,866,957	65,356,250

Liabilities
Current Liabilities	1,228,727	13,149,074	131,843	14,509,644
Total Liabilities	1,228,727	13,149,074	131,843	14,509,644

Net Assets	20,887,841	22,223,651	7,735,114	50,846,606

Income Statement Segment Report
For the three months ended March 31, 2007

	Gas Distribution	Gas pipeline Installation	Others	Total

Sales Revenue	$1,822,891	$615,336	$-	$2,438,227
Cost of Revenue	(1,713,412)	(124,218)	-	(1,837,630)
Gross Profit	109,479	491,118	-	600,597

Operating Expense	(89,563)	(408,009)	-	(497,572)
Other Income	23,963	5,260	-	29,223
Earnings before tax	43,879	88,369	-	132,248
Income tax	(3,036)	(13,829)	-	(16,865)

Net Income	$40,843	$74,540	$-	$115,383

The Company's operations are located in the PRC. All revenue is from customers in the PRC. All of the Company’s assets are located in the PRC. Sales of piped gas and gas pipeline construction are carried out in the PRC. Accordingly, no analysis of the Company's sales and assets by geographical market is presented.

No other measures of segment profit or loss and assets have been provided or reviewed by the company's chief operating decision maker.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Articles of Incorporation. Our Articles of Incorporation provide that to the fullest extent permitted by the Utah Business Corporation Act as the same exists or may hereafter be amended, a director, officer of our corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer.

Utah Corporation Law
Section 16-10a-902. of the Utah Revised Business Corporation Act (“Act”) provides:

Authority to indemnify directors.

      (1) Except as provided in Subsection (4), a corporation may indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if:

      (a) his conduct was in good faith; and

      (b) he reasonably believed that his conduct was in, or not opposed to, the corporation's best interests; and

      (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

      (2) A director's conduct with respect to any employee benefit plan for a purpose he reasonably believed to be in or not opposed to the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of Subsection (1)(b).

      (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

      (4) A corporation may not indemnify a director under this section:

      (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

      (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

      (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Section 16-10a-903 of the Act provides:

Mandatory indemnification of directors.

      Unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful.

Section 16-10a-905 of the Act provides:

Court-ordered indemnification of directors.

      Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

      (1) if the court determines that the director is entitled to mandatory indemnification under Section 16-10a-903, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; and

      (2) if the court determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the applicable standard of conduct set forth in Section 16-10a-902 or was adjudged liable as described in Subsection 16-10a-902(4), the court may order indemnification as the court determines to be proper, except that the indemnification with respect to any proceeding in which liability has been adjudged in the circumstances described in Subsection 16-10a-902(4) is limited to reasonable expenses incurred.

Section 16-10a-907 of the Act provides:

Indemnification of officers, employees, fiduciaries, and agents.

      Unless a corporation's articles of incorporation provide otherwise:

      (1) an officer of the corporation is entitled to mandatory indemnification under Section 16-10a-903, and is entitled to apply for court-ordered indemnification under Section 16-10a-905, in each case to the same extent as a director;

      (2) the corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

      (3) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth estimated expenses we expect to incur in connection with the resale of the shares being registered. All such expenses are estimated except for the SEC registration fee.

SEC registration fee	$1,000.00
Printing expenses	$1,500.00
Fees and expenses of counsel for the Company	$45,000.00
Fees and expenses of accountants for Company	$10,000.00
Miscellaneous	$2,000.00

Total	$59,000.00

Item 26. Recent Sales of Unregistered Securities.

Private Placement of Common Stock, Series B Stock and Warrants

On September 7, 2007, the Company entered into a securities purchase agreement with a number of Investors including Vision Opportunity Master Fund, Inc., providing for the sale to the Investors of a total of 8,340,762 shares of the Company’s Common Stock for an aggregate purchase price of $18,766,700 (or $2.25 per Share).

Simultaneously, the Company entered into a Warrant Purchase Agreement, Amendment and Waiver (“WPA”) with the holders of its outstanding Warrants and Series B Preferred Stock, who acquired those securities in transactions in the September and October private financings of 2006 (the “Prior Investors”). Under the WPA, The Company is to purchase all of its outstanding Class A and Class B Warrants from the Prior Investors for $3,500,000. Class C Warrants are to be amended as follows: The exercise price is to be changed to $3.375; the anti-dilution provision is deleted in its entirety and a call provision is to be added. The Company is to purchase the Class D Warrants from the Prior Investors for a purchase price of 770,897 shares of Series B Preferred Stock. All of the outstanding Class J Warrants (totaling 1,988,698 warrants) and all of the outstanding Class E Warrants (totaling 1,094,891 warrants) are to be exchanged for the right to purchase up to 3,083,589 Shares in the current financing and all the investors did exercise this right by purchasing all the shares granted. In addition, Kuhns Brothers, Inc. was granted a series G warrants to purchase 109,489 shares of Preferred B stock at a price of $3.84 per share. A series F warrants were granted to the investors to purchase 271,074 shares of common stock at $4.84 per share. A series R Placement Agent Warrants were granted to Roth Capital Partners, LLC to purchase 271,074 shares of common stock at $4.84 per share.

Private Placement of Series B Stock and Warrants

On September 7, 2006, we entered into and closed a stock purchase transaction with Vision Opportunity Master Fund, Ltd., SEI Private Trust Co. FAO - The JM Smucker Co. Master Fund, and Coronado Capital Partners LP, pursuant to which we issued, for an aggregate of $6,876,800 in gross cash proceeds, to the investors, an aggregate of 2,509,782 shares of our series B convertible preferred stock, and series A, B, J, C and D warrants to purchase shares of our common stock as described below, and to Kuhns Brothers, Inc., the financial advisor and placement agent, and its designees, an aggregate of 635,822 shares of our series B convertible preferred stock, and warrants to purchase shares of our common stock as described below.

On October 20, 2006, we entered into and closed a stock purchase transaction with Vision Opportunity Master Fund, Ltd., Nite Capital LP and Ijaz Malik, pursuant to which we issued to the investors, for an aggregate of $2,404,800 in gross cash proceeds, an aggregate of 877,664 shares of our series B convertible preferred stock, at $2.74 per share, and series A, B, J, C and D warrants as described below.

The series A warrants allow their holders to purchase an aggregate of 3,854,599 shares of our common stock at $3.84 per share. The series B warrants allow their holders to purchase an aggregate of 1,693,723 shares of our common stock at $5.48 per share. The series J warrants allow their holders to purchase an aggregate of 3,083,588 shares of our common stock at $3.01 per share. The series C warrants allow their holders to purchase an aggregate of 3,083,588 shares of our common stock at $4.22 per share. The series D warrants allow their holders to purchase an aggregate of 1,541,794 shares of our common stock at $6.03 per share.

The series A and B warrants are exercisable for a term of five years. Each series J warrant is exercisable for a period of twelve (12) months following its issuance. Each series C or D warrant is only exercisable once the holder has exercised his or its series J warrant, and for the same number of shares of common stock that the holder’s series J warrant was exercised for. The terms of the series C and D warrants are for five years following the date of issuance of such series C or D warrants, as applicable.

The total proceeds from the September and October financing were $9,281,600. The financing fees paid to placement agent were 635,822 shares of preferred B stock worth total of $1.7 million ($2.74/share) and a warrant to purchase an aggregate of 241,708 shares of our common stock at $3.84 per share.

Registration Rights Agreements

In connection with the Securities Purchase Agreement, the Company entered into a registration rights agreement with the Investors on September 7, 2007 (the “New Investors Registration Rights Agreement.” The New Investors Registration Rights Agreement requires the Company to file with the SEC a "resale" registration statement on Form SB-2, providing for the resale of all of the Shares for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with the September and October 2006 stock purchase agreements, we entered into registration rights agreements with the investors of the series B convertible preferred stock on September 7, 2006 and October 20, 2006 (as amended on Sept. 7, 2007), respectively. Pursuant to these registration rights agreements, we are required to file with the SEC a "resale" registration statement on Form SB-2, providing for the resale of all share of our common stock issuable upon conversion of the series B convertible preferred stock and shares of our common stock issuable upon exercise of our warrants, and 1,314,405 shares of common stock issued upon conversion of series A convertible preferred stock issued to certain shareholders of Gas (BVI) pursuant to the share exchange transaction.

Lock-Up Agreement

Simultaneously and in connection with our entry into the stock purchase agreement on September 7, 2006, we entered into a Lock-Up Agreement with the Gas (BVI) Shareholders, pursuant to which the Gas (BVI) Shareholders agreed to not transfer any of the shares of our common stock issuable upon conversion of the series A convertible preferred stock issued in the share exchange transaction described above during the period commencing on the closing date of the stock purchase agreement and expiring on the date that is the later of one year following the closing date of the stock purchase agreement or six months following the effective date of the registration statement filed by us with the SEC providing for the resale of the shares of common stock issuable upon conversion of the series A convertible preferred stock and exercise of any warrants; provided, however, that no Gas (BVI) Shareholder shall, during the twelve months following such period, sell more than one-twelfth of their total holdings of our common stock or series A convertible preferred stock during any one month. The foregoing description of the Lock-Up Agreement is qualified in its entirety by the text of the agreement.

Consulting Agreement

On August 8, 2006, we entered into a Consulting Agreement with Kuhns Brothers, Inc., whereby Kuhns bothers agreed to provide financial advisory and private placement services. With respect to the Series B Preferred Stock it received as compensation for its services, Kuhns Brothers designated the following persons to receive a portion of the series B convertible preferred shares:

Name	Shares
“James” Tie Li	27,373
Sam Shoen	25,875
Paul Kuhns	5,175
Kuhns Brothers, Inc.	113,847
John Kuhns	56,925
Mary Fellows	56,925
Vision Opportunity Master Fund, Ltd.	286,120
Belmont Partners, LLC	31,791
Guzov Ofsink, LLC	31,791

Share Exchange Agreement and the Issuance and Conversion of Series A Stock

On September 7, 2006, we entered into and consummated a share exchange agreement with the holders of all of the outstanding capital stock of Gas (BVI), which were: Eloten Group Ltd., Leading King Investment Limited, Zhimin Zhong, Shuwang Li , Si Chen, Shunying Xiang, Shun Ching, Xiaobing Liu, Qinghui Zhuo, Shukui Bian, Fang Chen, Jianzhong Shang and Weidong Wang, or, collectively, the Gas (BVI) shareholders.

Pursuant to the terms of the share exchange agreement, we issued an aggregate of 14,361,646 shares of our series A convertible preferred stock in exchange for the 9,950,000 shares of common stock of Gas (BVI) held by the Gas (BVI) shareholders, which constituted all of Gas (BVI)’s capital stock. Each share of series A convertible preferred stock was converted automatically into one share of our common stock, par value $0.001 per share, upon the completion of the 304.44-for-1 reverse stock-split of our common stock. Therefore, the shares of series A convertible preferred stock issued to the Gas (BVI) Shareholders were automatically converted into an aggregate of 14,361,646 shares of our common stock.

As a result of the consummation of the share exchange transaction, we ceased being a shell company as such term is defined in Rule 12b-2 under the Exchange Act. Gas (BVI) is now our wholly-owned subsidiary, and Beijing Gas is now our indirectly wholly-owned subsidiary in the PRC.

Item 27. Exhibits.

Exhibit Number
3.1	Articles of Incorporation, as amended on November 14, 2006 incorporated by reference from 10-Q filed on August 20, 2007.

3.2	Bylaws.

3.3	Certificate of Designations authorizing the Series A Convertible Preferred Stock.

3.4	Amended and Restated Certificate of Designations authorizing the Series B Convertible Preferred Stock.

4.1	Series B Stock Purchase Agreement, dated as of September 7, 2006, by and among, Dolce Ventures, Inc., Vision Opportunity Master Fund, Ltd. and each of the other investors party thereto.

4.2	Registration Rights Agreement, dated as of September 7, 2006, by and between, Dolce Ventures, Inc., Vision Opportunity Master Fund, Ltd.

4.3	Lock-Up Agreement, dated as of September 7, 2006, by and among, Dolce Ventures, Inc., Leading King Investment Limited, Eloten Group, Ltd., Cheng Fang and certain other parties named therein.

4.4	Form of Series A Warrant.

4.5	Form of Series B Warrant.

4.6	Form of Series C Warrant.

4.7	Form of Series D Warrant.

4.8	Form of Series J Warrant.

4.9	Share Exchange Agreement dated as of September 7, 2006, by and between, Dolce Ventures, Inc., Yu-chuan Liu, and each of the other parties named therein.

4.10	Stock Purchase Agreement dated as of August 24, 2006, by and between, Gas Investment China Co., Ltd. and each of the other parties named therein.

4.11	Consulting Agreement dated August 8, 2006, by and between Kuhns Brothers, Inc. and Dolce Ventures, Inc.

4.12	Engagement Letter dated Feb 15, 2006, by and between, Beijing Zhong Ran Wei Ye Gas Co., Ltd. and Kuhns Brothers, Inc.

4.13	Escrow Agreement dated September 7, 2006, by and between, Gas Investment China Co., Ltd., Vision Opportunity Master Fund, Ltd. and Kramer Levin Naftalis & Frankel LLP.

4.14	Securities Purchase Agreement dated as of September 7, 2007 by and among the Company and the investors named therein.

4.15	Registration Rights Agreement dated as of September 7, 2007 by and among the Company and the investors named therein.

4.16	Make Good Escrow Agreement dated as of September 7, 2007 by and between the Company, the investors and Manufacturers and Traders Trust Company, as escrow agent.

4.17	Series B Stock Purchase Agreement, dated as of October 20, 2006, by and among, Dolce Ventures, Inc., and each of the other investors named therein.

4.18	Registration Rights Agreement, dated as of October 20, 2006, by and between, Dolce Ventures, Inc., and each of the other investors named therein.

4.19	Form of Lock-Up Agreement, by and among, Docle Ventures, Inc., and certain other parties named therein.

5.1	Legal Opinion by Lewis, Hansen, Waldo & Pleshe, 8 East Broadway, Suite 410, Salt Lake City, Utah, 84111.

10.1	Urban Gas Development Agreement with Jinzhou Town

10.2	Municipal Public Utilities Franchise Agreement with Yutian County

10.3	Urban Gas Development Agreement with Yutian County

10.4	Urban Gas Development Agreement with Wuqiao County

10.5	The Agreement on Developing the Pipeline Gas Project with Xintang County

10.6	Urban Gas Development Agreement with Linzhang County

10.7	Urban Gas Development Agreement with Ningjin County

10.8	Urban Gas Development Agreement with Luquan County

10.9	Gas Supply Contract- Henan Zhongyuan Lvneng High-Tech Co., Ltd

10.10	Gas Supply Contract-PetroChina Huabei Oilfield Company

10.11	Gas Supply Contract-Tianjin Dagang Oilfield Transportation Co., Ltd

10.12	Gas Supply Contract-Hebei Natural Gas Co., Ltd

10.13	Gas Supply Contract-Xinjiang Guanghui LNG Development Co., Ltd

10.14	Pipe Gas Franchise Agreement for Baishan City

10.15	Pipe Gas Franchise Agreement for Si County

10.16	Pipe Gas Franchise Agreement for Xiahuayuan District

10.17	Pipe Gas Franchise Agreement for Yu County

10.18	Pipe Gas Franchise Agreement for Wuhe County

10.19	Pipe Gas Franchise Agreement for Zaoqiang County

10.20	The Cooperation Agreement on Gas Project in Xinji Town

10.21	The Cooperation Agreement with Chengan County

10.22	Urban Gas Development Agreement with Nangong Town

10.23	Pipe Gas Franchise Agreement for Pei County

10.24	Urban Gas Development Agreement with Gucheng County

10.25	Urban Pipe Natural Gas Project Development Agreement with Sihong County

10.26	Urban Gas Development Agreement with Changli County

10.27	Urban Gas Development Agreement with Shenzhou Town

10.28	Urban Gas Development Agreement with Longyao County

16.1	Letter dated September 7, 2006 from Dolce Ventures, Inc. to Robison, Hill & Co.

16.2	Letter dated September 12, 2006 from Robison, Hill & Co. to the SEC.

21.1	List of Subsidiaries.

23.1	Consent of Lewis, Hansen, Waldo & Pleshe, as part of Exhibit 5.1.

23.2	Consent of Samuel H. Wong & Co. LLP.

Item 28. Undertakings.

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that:

A. Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B. Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i. If the registrant is relying on Rule 430B (230.430B of this chapter):

A. Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or made in any such document immediately prior to such effective date; or

ii. If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this Amendment No. 2 to Registration Statement on Form S-1 (prior Form SB-2) to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China.

Sino Gas International Holdings, Inc.

Date: May 27, 2008	By:	/s/ Yuchuan Liu
Yuchuan Liu, Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signatures	Title	Date

/s/ Yuchuan Liu	Chief Executive Officer and Director	May 27, 2008
Yuchuan Liu	(Principal Executive Officer)

/s/Yong Zhang	Chief Financial Officer	May 27, 2008
Yong Zhang

/s/ Guowei Chen	Director	May 27, 2008
Guowei Chen

/s/ Quandong Sun	Director	May 27, 2008
Quandong Sun

/s/ Xinmin Zhang	Director	May 27, 2008
Xinmin Zhang

/s/ Zhicheng Zhou	Director	May 27, 2008
Zhicheng Zhou